As filed with the Securities and Exchange Commission on September 20, 2005.
                                                    Registration No. 333-_______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                MAF BANCORP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                            6712                          36-3664868
(State or Other Jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
 Incorporation or Organization)      Classification Code Number)        Identification Number)

                           55TH STREET & HOLMES AVENUE
                         CLARENDON HILLS, ILLINOIS 60514
                                 (630) 325-7300
   (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                             JENNIFER R. EVANS, ESQ.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                MAF BANCORP, INC.
                           55TH STREET & HOLMES AVENUE
                         CLARENDON HILLS, ILLINOIS 60514
                                 (630) 325-7300
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   COPIES TO:

      THOMAS P. DESMOND, ESQ.                          PAUL M. AGUGGIA, ESQ.
 VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.            MULDOON MURPHY & AGUGGIA LLP
 222 NORTH LASALLE STREET, SUITE 2600                5101 WISCONSIN AVE., N.W.
    CHICAGO, ILLINOIS 60601                            WASHINGTON, D.C. 20016
         (312) 609-7500                                    (202) 362-0840

                             -----------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
                             -----------------------
         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
                             -----------------------
                        CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                            PROPOSED MAXIMUM        PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF                  AMOUNT             OFFERING PRICE            AGGREGATE              AMOUNT OF
SECURITIES TO BE REGISTERED          TO BE REGISTERED         PER SHARE(1)         OFFERING PRICE(2)     REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------------------------
Common stock, $0.01 par value          2,560,000               $33.55               $103,856,377              $12,224
==============================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(f)(1), based on the average of the high and low sales prices of shares of EFC Bancorp, Inc. reported by AMEX on September 15, 2005 of $33.60 and $33.50, respectively.
(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(f)(3).

                             -----------------------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

The information in this document is not complete and may be changed. We may not offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 20, 2005


MAF BANCORP, INC. LOGO                                   EFC BANCORP, INC. LOGO
                              --------------------

                      PROXY STATEMENT OF EFC BANCORP, INC.

                              --------------------

                         PROSPECTUS OF MAF BANCORP, INC.

                              --------------------

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

TO STOCKHOLDERS OF EFC BANCORP, INC.:

         On June 27, 2005 and June 28, 2005, respectively, the boards of directors of MAF Bancorp, Inc. and EFC Bancorp, Inc. approved a merger agreement that provides for EFC's merger with and into MAF. If the merger is completed, each share of EFC common stock that you own will be converted into the right to receive either 0.8082 shares of MAF common stock or $34.69 in cash. You may elect either of these options, or you may elect to exchange some of your EFC shares for cash and some of your EFC shares for MAF shares. Elections are limited by a requirement that 59.93% of the total number of outstanding shares of EFC common stock be exchanged for MAF common stock.

         MAF's common stock is traded on the Nasdaq National Market under the symbol "MAFB." The closing price of MAF common stock on _____________, 2005 was $_____.

         In order to complete the merger, MAF must first obtain necessary regulatory approvals and the holders of a majority of shares of EFC common stock must approve the merger agreement. Your board of directors has unanimously approved the merger agreement and recommends that you approve it. YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD.

         This document gives you additional information regarding the transaction, the merger agreement, EFC and MAF and also serves as the prospectus for up to 2,560,000 shares of common stock that may be issued by MAF to EFC stockholders in connection with the merger. WE URGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING "RISK FACTORS" BEGINNING ON PAGE __.

                                               Sincerely,

                                               Leo M. Flanagan, Jr.
                                               Chairman of the Board of EFC
                                               Bancorp, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT--PROSPECTUS OR DETERMINED IF THIS PROXY
STATEMENT--PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF ANY OF THE PARTIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

THIS DOCUMENT IS DATED __________, 2005, AND IS FIRST BEING MAILED TO EFC STOCKHOLDERS ON OR ABOUT _____________, 2005.

                              AVAILABLE INFORMATION

         As permitted by the Securities and Exchange Commission, this document incorporates certain important business and financial information about MAF and EFC from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. You should direct requests for these documents to:

             MAF DOCUMENTS                           EFC DOCUMENTS
  ---------------------------------          ----------------------------
           MAF BANCORP, INC.                       EFC BANCORP, INC.
      55TH STREET & HOLMES AVENUE                 1695 LARKIN AVENUE
    CLARENDON HILLS, ILLINOIS 60514              ELGIN, ILLINOIS 60123
       ATTENTION: CAROLYN PIHERA                ATTENTION: URSULA WILSON
             (630) 887-5978                         (847) 741-3900

         TO ENSURE TIMELY DELIVERY, YOU SHOULD MAKE ANY REQUESTS FOR THESE DOCUMENTS BY __________, 2005 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

         You can also obtain documents incorporated by reference in this document through the SEC website at www.sec.gov. See "Where You Can Find More Information" beginning on page __.

                             EFC BANCORP, INC. LOGO

                               1695 Larkin Avenue
                              Elgin, Illinois 60123
                       -----------------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                     Date:    __________, 2005
                     Time:    2:00 p.m., local time
                     Place:   Holiday Inn Hotel & Suites Chicago Northwest
                              495 Airport Road
                              Elgin, Illinois 60123

To Stockholders of EFC Bancorp, Inc.:

         We are pleased to notify you of and invite you to attend the special meeting of stockholders. At the meeting you will be asked to vote on the following matters:

         o approval of the Agreement and Plan of Reorganization, dated June 29, 2005, that provides for MAF to acquire EFC, as described in the attached document;

         o approval of a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to allow time for further solicitation of proxies in the event there are not sufficient votes present at the special meeting in person or by proxy, to approve the Agreement and Plan of Reorganization; and

         o any other business that properly comes before the special meeting, or any adjournments or postponements of the special meeting.

         Only holders of shares of EFC common stock of record at the close of business on __________, 2005, may vote at the special meeting. Approval of the merger agreement requires the affirmative vote at the special meeting of the holders of a majority of the issued and outstanding shares of EFC common stock.

         THE BOARD OF DIRECTORS OF EFC UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION AND "FOR" THE PROPOSAL TO AUTHORIZE THE BOARD TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE MERGER AGREEMENT.

         To ensure that your shares are voted at the special meeting, please promptly complete, sign and return the proxy form in the enclosed envelope, whether or not you plan to attend the meeting in person.

Elgin, Illinois
___________, 2005

By Order of the Board of Directors

Leo M. Flanagan, Jr.
Chairman of the Board

                                TABLE OF CONTENTS

                                                                                                               PAGE
QUESTIONS AND ANSWERS ABOUT THE MERGER...........................................................................1

SUMMARY..........................................................................................................5
         General  ...............................................................................................5
         The Special Meeting.....................................................................................6
         The Merger..............................................................................................6
         The Merger Agreement....................................................................................8
         Market Price and Dividend Information..................................................................10
         Selected Consolidated Financial and Other Data of MAF Bancorp, Inc.....................................12
         Selected Consolidated Financial and Other Data of EFC Bancorp, Inc.....................................14
         Comparative Per Share Data.............................................................................16

RISK FACTORS....................................................................................................17
         The market price of MAF's common stock may vary over time..............................................17
         EFC stockholders may receive a form of consideration different from what they elect....................17
         EFC stockholders who tender shares of EFC common stock to make an election will not be able to sell those shares until after the merger......................................................17
         The anticipated benefits of the merger may not be realized as expected.................................18
         MAF may have difficulties integrating EFC's operations into MAF's operations...........................18
         EFC's executive officers and directors have interests in the merger in addition to or different from your interest as an EFC stockholder......................................................18

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION......................................................19

INFORMATION ABOUT MAF...........................................................................................19
         General  ..............................................................................................19
         Business of MAF........................................................................................19
         Description of MAF capital stock.......................................................................20

INFORMATION ABOUT EFC...........................................................................................21
         General  ..............................................................................................21
         Business of EFC........................................................................................21

SPECIAL MEETING OF EFC STOCKHOLDERS.............................................................................22
         General  ..............................................................................................22
         Date, place and time...................................................................................22
         Record date............................................................................................22
         Required vote; quorum; principal stockholders..........................................................22
         Voting and revocability of proxies.....................................................................23
         Appraisal rights.......................................................................................23
         Solicitation of proxies................................................................................25
         Recommendation of EFC's board of directors.............................................................25
         Stock ownership........................................................................................25

DESCRIPTION OF THE MERGER.......................................................................................28
         General  ..............................................................................................28
         Background of the merger and EFC's reasons for the merger..............................................28
         Factors considered by EFC board of directors...........................................................31

                                        i


                                TABLE OF CONTENTS
                                  (continued)
                                                                                                               PAGE

         MAF's reasons for the merger...........................................................................33
         Fairness opinion of EFC's financial advisor............................................................34
         Material United States federal income tax consequences of the merger...................................40
         Accounting treatment...................................................................................42
         Regulatory approvals...................................................................................42
         Appraisal rights of dissenting stockholders............................................................43
         Restrictions on resale of MAF common stock by EFC affiliates...........................................43

TERMS OF THE MERGER.............................................................................................44
         Merger consideration...................................................................................44
         Time of completion.....................................................................................44
         Cash or stock election.................................................................................45
         Illustrative Calculation of Stock Election, Mixed Election and Cash Election...........................45
         Election procedures; surrender of stock certificates...................................................46
         Conditions to the merger...............................................................................47
         Conduct of business pending the merger.................................................................49
         Representations and warranties.........................................................................51
         Interests of certain persons in the merger.............................................................52
         Termination............................................................................................55
         Termination fee........................................................................................56
         Amendment, waiver......................................................................................57
         Affiliate lock-up agreements...........................................................................57
         Dividends..............................................................................................57
         Expenses...............................................................................................57
         Nasdaq stock listing...................................................................................57
         Management following the merger........................................................................58

COMPARISON OF STOCKHOLDER RIGHTS................................................................................58

LEGAL MATTERS...................................................................................................59

EXPERTS.........................................................................................................59

SHAREHOLDER PROPOSALS...........................................................................................59

WHERE YOU CAN FIND MORE INFORMATION.............................................................................60

APPENDICES:

Appendix A - Agreement and Plan of Reorganization...............................................................A-1

Appendix B - Form of Fairness Opinion of Hovde Financial LLC....................................................B-1

Appendix C - Section 262 of the Delaware General Corporation Law -
                 Dissenters' Rights of Appraisal................................................................C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       WHY DO EFC AND MAF WANT TO MERGE?

A: Our companies are proposing to merge because we believe the merger will benefit our stockholders, customers and employees. We believe the merger will create a stronger financial services company that will be better positioned to compete in the financial services industry in the greater Chicago metropolitan area.

Q:       WHAT AM I BEING ASKED TO VOTE ON AND HOW DOES MY BOARD RECOMMEND THAT I
         VOTE?

A: You are being asked to vote "FOR" the approval of the Agreement and Plan of Reorganization dated as of June 29, 2005, providing for the merger of EFC with and into MAF. The boards of directors of EFC and MAF have determined that the proposed merger is in the best interests of EFC and MAF stockholders and have approved the merger agreement, and recommend that you vote "FOR" the approval of the merger agreement. In addition, you are being asked to grant authority to the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting in person or by proxy, to approve the Agreement and Plan of Reorganization.

Q:       WHAT WILL I RECEIVE IN THE MERGER?

A: Each share of EFC common stock will be exchanged in the merger for either 0.8082 shares of MAF common stock or $34.69 in cash. You may elect either of these options, or you may elect to exchange some of your EFC shares for cash and some of your EFC shares for MAF shares. Elections are limited by a requirement that 59.93% of the total number of outstanding shares of EFC common stock be exchanged for MAF common stock. Therefore, the form of consideration you receive will depend in part on the elections of other EFC stockholders. MAF will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, equal to $42.92 multiplied by the fraction of a share of MAF common stock that you would otherwise be entitled to receive.

Q: HOW DO I ELECT TO RECEIVE CASH, STOCK, OR A COMBINATION OF BOTH FOR MY EFC STOCK?

A: An election form will be sent to you separately on or about the date this proxy statement/prospectus is mailed. For your election to be effective, your properly completed election form, along with your EFC stock certificates or an appropriate guarantee of delivery, must be received by Computershare Trust Company of New York, the exchange agent, on or before 5:00 p.m., New York City time, on ____________, 2005. DO NOT SEND YOUR ELECTION FORM TOGETHER WITH YOUR PROXY CARD. Instead, use the separate envelope specifically provided for the election form and your stock certificates. Shortly after the election deadline, the exchange agent will allocate cash and MAF common stock among EFC stockholders, consistent with their elections and the allocation and proration procedures in the merger agreement. If you do not make a timely election you will be allocated MAF common stock and/or cash depending on the elections made by other stockholders.

Q:       HOW DO I EXCHANGE MY EFC STOCK CERTIFICATES?

A: Please do not forward your EFC stock certificates with your proxy card. If you make an election, you must return your EFC certificates or an appropriate guarantee of delivery with your election form. The cash and/or MAF stock that you receive in the merger will be delivered to you after the merger closes. If you do not surrender your certificates with an election form before the merger closes, you will receive instructions from the exchange agent on where to surrender your EFC stock certificates after the consummation of the merger.

Q: IF I AM A EFC STOCKHOLDER, WILL I BE ABLE TO SELL THE MAF COMMON STOCK I RECEIVE IN THE MERGER?

A: Yes. The shares of MAF common stock you receive upon completion of the merger will be registered with the SEC and listed on Nasdaq. However, those stockholders who are directors and executive officers of EFC must abide by certain transfer restrictions applicable to affiliates under the Securities Act rules. See "Description of the Merger--Restrictions on resale of MAF common stock by EFC affiliates."

Q:       WHAT DOES THE EFC BOARD OF DIRECTORS RECOMMEND?

A: EFC's board of directors unanimously recommends that you vote "FOR" approval of the merger agreement. EFC's board of directors has determined that the merger agreement and the merger are advisable and in the best interests of EFC and its stockholders. Hovde Financial LLC, the financial advisor retained by EFC, delivered its opinion to the EFC board of directors that the merger consideration is fair to EFC stockholders from a financial point of view. Hovde Financial's opinion is directed only to the fairness, from a financial point of view, of the total transaction consideration, and, as such, does not constitute a recommendation to any EFC stockholder as to how the stockholder should vote at the EFC stockholder meeting. Hovde Financial's written opinion is included as Appendix B to this document. To review the background and reasons for the merger in greater detail, see pages __ to __. EFC's board of directors also recommends that you vote "FOR" the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes to approve the merger agreement.

Q:       WHAT VOTE IS REQUIRED TO ADOPT THE MERGER AGREEMENT?

A: Holders of a majority of the outstanding shares of EFC common stock must vote in favor of the merger agreement. All of EFC's directors and executive officers have agreed to vote their shares of EFC common stock in favor of the merger agreement at the special meeting. MAF shareholders are not required to vote on the merger agreement.

Q:       WHAT DO I NEED TO DO NOW?  HOW DO I VOTE?

A: After you have carefully read and considered the information contained in this document, please complete, sign and date your proxy card and mail your signed proxy card in the enclosed return envelope as soon as possible. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting. If you do not return a properly executed proxy card and do not vote at the special meeting, this will have the same effect as a vote against the adoption and approval of the merger agreement. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve the merger agreement and the proposal to authorize the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes to approve the merger agreement.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares if you provide instructions on how to vote. Your broker will not be able to vote your shares on the proposed merger without instructions. You should instruct your broker to vote your shares, following the directions you receive from your broker. You will need additional documentation from your broker if you wish to vote in person at the special meeting. With respect to the proposal to authorize the adjournment of the special meeting, if necessary, to solicit additional proxies, your broker has the power to vote in its discretion if you do not provide timely voting instructions.

Q: CAN I CHANGE MY VOTE OR REVOKE MY PROXY AFTER I HAVE MAILED MY SIGNED PROXY FORM?

A: Yes. Until exercised at the special meeting, you may revoke your proxy by filing with the corporate secretary of EFC a duly executed revocation of proxy. You also can revoke your proxy and change your vote by:

         o        submitting a new proxy with a later date; or

         o        voting in person at the special meeting.

Q:       WHAT WILL HAPPEN TO MY EFC STOCK OPTIONS IN THE MERGER?

A:       If you hold EFC stock options, you will be entitled to either:

         o        convert your EFC stock options into MAF stock options, or

         o        cancel your EFC stock options and receive a cash payment.

Q: I AM A EFC EMPLOYEE AND I HOLD SHARES IN EFC'S EMPLOYEE STOCK OWNERSHIP PLAN, OR ESOP, AND/OR 401(k) PLAN. WILL I BE ABLE TO VOTE THOSE SHARES?

A: EFC's ESOP and 401(k) Plan both permit plan participants to direct the trustee how to vote shares attributable to participants' plan accounts. If you are a plan participant in either the ESOP or the 401(k) Plan, you will receive information concerning the procedures for submitting an instruction card to provide your voting directions.

Q:       WHAT IF I OPPOSE THE MERGER?  DO I HAVE APPRAISAL RIGHTS?

A: If you do not vote in favor of the merger agreement and otherwise comply with all of the procedures of Section 262 of the Delaware General Corporation Law, or DGCL, you will be entitled to receive payment in cash of the estimated fair value of your shares of EFC common stock as ultimately determined under the statutory process. This value could be more, the same as or less than the merger consideration. A copy of this section of the DGCL is included as Appendix C to this document.

Q:       WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: In general, if you are an EFC stockholder, the exchange of your shares of EFC common stock for MAF common stock will be tax-free for United States federal income tax purposes. However, to the extent you receive cash in the merger, you will be required to recognize taxable gain (but not loss) in an amount up to the amount of cash you receive in the merger. Additionally, you will recognize gain or loss on any cash received instead of fractional shares of MAF's common stock. You should consult with your tax advisor for the specific tax consequences of the merger to you. See "Description of the Merger - Material United States federal income tax consequences of the merger."

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: MAF and EFC are working toward completing the merger as early as possible in 2006. In addition to EFC stockholder approval, MAF must also obtain regulatory approvals. MAF and EFC currently anticipate completing the merger during the first quarter of 2006.

Q:       IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A: Yes. Important business and financial information about both MAF and EFC is not included in this document. This information is incorporated by reference to documents that MAF and EFC have filed or will file separately with the SEC. See "Available Information" on the inside front cover of this document and "Where You Can Find More Information" on page __.

Q:       WHO CAN ANSWER MY OTHER QUESTIONS?

A: If you have more questions about the merger or need additional copies of this document or a new or replacement proxy card, you should contact:

                  EFC Bancorp, Inc.
                  1695 Larkin Avenue
                  Elgin, Illinois 60123
                  Attention:  Ursula Wilson
                  Phone Number:  (847) 622-3166, ext. 244

                                     SUMMARY

         This summary highlights certain information contained elsewhere in this document or in documents incorporated by reference into this document. Each item in this summary contains a page reference referring you to a more complete description of that item later in this document. For a more detailed description of the merger and its terms, you are urged to carefully read this entire document, including the appendices and the other documents that we reference.

                                     GENERAL

PROPOSED MERGER

         (See page ___)

         The proposed transaction provides for the acquisition of EFC by MAF. As part of the transaction, EFC Bancorp, Inc. will be merged with and into MAF Bancorp, Inc. with MAF being the surviving entity. Shortly after this merger, EFS Bank, EFC's banking subsidiary, will be merged with and into Mid America Bank, fsb, MAF's banking subsidiary. You are encouraged to read the Agreement and Plan of Reorganization, dated as of June 29, 2005 (which we refer to as the "merger agreement"), which is included in Appendix A to this document.

THE PARTIES

         MAF Bancorp, Inc.
         55th Street & Holmes Avenue
         Clarendon Hills, Illinois 60514
         (630) 325-7300

         (See page __)

         MAF Bancorp, Inc., a Delaware corporation, is a savings and loan holding company operating principally through its bank subsidiary, Mid America Bank, fsb, a federally-chartered savings bank currently with 73 retail branches throughout Chicago and Milwaukee and their surrounding areas. Offices in the Milwaukee area operate under the name "St. Francis Bank, a division of Mid America Bank." MAF also is involved in the residential land development business. As of June 30, 2005, MAF had consolidated total assets of $10.1 billion, deposits of $6.1 billion and stockholders' equity of $950 million.

         EFC Bancorp, Inc.
         1695 Larkin Avenue
         Elgin, Illinois 60123
         (847) 741-3900

         (See page __)

         EFC Bancorp, Inc., a Delaware corporation, is the savings and loan holding company operating through its wholly-owned subsidiary, EFS Bank, a state-chartered savings association headquartered in Elgin, Illinois. EFS Bank conducts its business through its main office in Elgin and eight other banking facilities located in Elgin, West Dundee, East Dundee, Huntley, Carpentersville and St. Charles, Illinois. As of June 30, 2005, EFC had consolidated total assets of $1.0 billion, deposits of $712.8 million and stockholders' equity of $89.2 million.

                               THE SPECIAL MEETING

PURPOSE

         (See page __)

         The purpose of the special meeting is to consider and vote on the proposal to approve the merger agreement and a proposal to authorize the EFC board of directors to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the merger.

DATE, TIME AND PLACE

         (See page __)

         EFC will hold its special meeting of stockholders at Holiday Inn Hotel & Suites Chicago Northwest, located at 495 Airport Road, Elgin, Illinois 60123, at 2:00 p.m., local time, on _____________, 2005.

VOTE REQUIRED

         (See page __)

         EFC's board of directors fixed the close of business on _____________, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. If you held shares of EFC common stock on the record date, you will be entitled to notice of, and to vote at, the special meeting. The presence, in person or by proxy, of a majority of the aggregate number of shares of EFC common stock issued, outstanding and entitled to vote on the record date is necessary to constitute a quorum at the special meeting.

         The affirmative vote of the holders of a majority of the shares of EFC common stock issued, outstanding and entitled to vote at the special meeting will be required to approve the merger agreement. Approval of the merger agreement by the requisite vote of the holders of EFC common stock is a condition to, and is required for, consummation of the merger. To approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in person or by proxy, to approve the merger agreement, the holders of a majority of votes cast must vote in its favor.

         As of the record date, ______________ shares of EFC common stock were issued, outstanding and entitled to vote. Of the shares entitled to vote, ____________ shares, or approximately _____%, are beneficially owned by directors and executive officers of EFC, its subsidiaries and their respective affiliates. Each director and executive officer of EFC has entered into an agreement with MAF to vote shares of EFC common stock they beneficially own in favor of the adoption and approval of the merger agreement.

                                   THE MERGER

TERMS OF THE MERGER

         (See page ___)

         The merger agreement provides for, among other things, the merger of EFC with and into MAF. Immediately after the consummation of the merger, EFS Bank will merge with and into Mid America

Bank. Following these transactions, Mid America Bank will remain the sole banking subsidiary of MAF. You are encouraged to read the merger agreement, which is included in Appendix A to this document.

         Under the merger agreement, MAF will pay you either 0.8082 shares of MAF common stock or $34.69 in cash for each share of EFC common stock you own. You may elect either of these options, or you may elect to exchange some of your EFC shares for cash and some of your EFC shares for MAF shares. Elections are limited by a requirement that 59.93% of the total number of outstanding shares of EFC common stock be exchanged for MAF common stock. Therefore, the form of consideration you receive will depend in part on the elections of other EFC stockholders. MAF will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of MAF common stock that you would otherwise be entitled to receive.

         MAF's appointed exchange agent Computershare Trust Company of New York has mailed you materials and instructions for participation in the election process pursuant to which you may elect to receive cash or shares of MAF common stock in exchange for your EFC common stock. Please refer to "Terms of the Merger--Cash or Stock Election".

RECOMMENDATION OF EFC'S BOARD OF DIRECTORS

         (See page __)

         EFC's board of directors unanimously recommends that you vote "FOR" approval of the merger agreement. EFC's board of directors believes that the terms of the merger agreement are advisable and that the merger is in the best interests of EFC and its stockholders. EFC's board of directors also recommends that you vote "FOR" the approval of the proposal to authorize the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the merger.

FAIRNESS OPINION OF EFC'S FINANCIAL ADVISOR

         (See page ___)

         In deciding to approve the merger, EFC's board of directors considered the opinion from its financial advisor, Hovde Financial, that the merger consideration is fair, from a financial point of view. The text of this opinion is attached to this document as Appendix B. You are encouraged to read this opinion.

APPRAISAL RIGHTS

         (See page __)

         You may dissent from the merger and, if you comply with the procedures set forth in Delaware law, receive cash in the amount a Delaware court determines is the fair value of your shares instead of the merger consideration. This value could be more or less than the merger consideration.

         A copy of the section of the DGCL pertaining to these appraisal rights is included as Appendix C to this document. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         (See page __)

         If you are an EFC stockholder, your receipt of shares of MAF common stock as part of the merger consideration generally will be tax-free for United States federal income tax purposes. However, to the extent you receive cash in the merger, you will be required to recognize taxable gain (but not loss) in an amount up to the amount of cash you receive in the merger. Additionally, you will recognize gain or loss on any cash you receive instead of fractional shares of MAF common stock. You should consult with your tax advisor for a full understanding of the federal, state, local and foreign tax consequences of the merger to you.

ACCOUNTING TREATMENT

         (See page ___)

         The merger will be accounted for as a purchase transaction in accordance with U.S. generally accepted accounting principles.

REGULATORY APPROVALS

         (See page __)

         Before the merger is consummated, the acquisition and the bank merger between Mid America Bank and EFS Bank must be approved by the Office of Thrift Supervision ("OTS"). MAF filed the required application with the Southeast Regional Director of the OTS, under delegated authority, on August 30, 2005.

         In addition, the bank merger requires prior notification to the FDIC and to the Illinois Department of Financial and Professional Regulation ("IDFPR"), Division of Banking. Mid America Bank filed its notification with the Acting Regional Director of the FDIC and the Commissioner of the IDFPR on August 30, 2005. MAF expects that neither the FDIC nor the IDFPR will object to Mid America Bank's acquisition of EFS Bank.

         Although MAF currently anticipates that all necessary regulatory approvals will be received, there can be no assurance as to the timing of receipt of the requisite final approvals or that all such approvals will in fact be granted as expected. Receipt of all requisite approvals is a condition precedent to consummation of the merger. Subject to receipt of all required regulatory approvals, MAF currently anticipates closing the transaction during the first quarter of 2006.

                              THE MERGER AGREEMENT

CONDITIONS TO THE MERGER

         (See page __)

         The parties will not be obligated to consummate the merger unless certain conditions are met, including:

         o the approval of the merger by the affirmative vote of holders of a majority of the shares of EFC common stock entitled to vote at the special meeting;

         o        receipt of all required regulatory approvals;

         o no material adverse changes (as defined in the merger agreement) in the business of either EFC or MAF;

         o authorization for listing on Nasdaq of the shares of MAF common stock to be issued upon consummation of the merger;

         o the absence of any injunction or legal restraint prohibiting consummation of the merger;

         o receipt by MAF of the legal opinion relating to the tax treatment of the transaction; and

         o        certain other customary closing conditions.

         There can be no assurance as to when and if all of the conditions will be satisfied (or, where permissible, waived) or that the merger will be consummated.

TERMINATION FEE

         (See page __)

         Under certain circumstances described in the merger agreement, MAF may demand a $9 million termination fee from EFC if the merger does not occur.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER

         (See page __)

         You should be aware that some EFC directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder.

         As a result of the merger, Leo M. Flanagan, Jr., Barrett J. O'Connor, James J. Kovac, R. Scott Reining, Joseph Stanczak and Randy C. Blackburn, and other officers and employees, will be entitled to certain compensation payments and certain other benefits. The merger agreement also contains a provision requiring MAF to provide continuing indemnification to EFC's directors and officers for a period of six years and to continue directors' and officers' insurance coverage for them after the merger. EFC's board of directors was aware of these interests and took them into account in approving the merger.

                      MARKET PRICE AND DIVIDEND INFORMATION

         MAF common stock is quoted on Nasdaq under the symbol "MAFB."

         The following table sets forth the last sales prices as reported by the Nasdaq Stock Market for MAF common stock and as reported by the American Stock Exchange for EFC common stock on the dates indicated, and the equivalent per share value for EFC common stock, giving effect to the merger as of the same dates:

                                CLOSING PRICE   CLOSING PRICE     EFC EQUIVALENT
                                  MAF COMMON      EFC COMMON        PER SHARE
                                    STOCK           STOCK            VALUE(2)
                                -------------   -------------     -------------
June 29, 2005(1)..........         $43.50          $29.70            $35.16
_______ ___, 2005.........         $               $                 $

------------------
(1)     Trading date next preceding public announcement of the proposed merger.
(2) Represents, as of the date indicated, the EFC equivalent per share value for those stockholders receiving MAF common stock in exchange for their EFC common shares. For those stockholders receiving cash for their shares of EFC common stock, the EFC equivalent per share value is $34.69.

         The table below shows the reported high and low sales prices of MAF's common stock during the periods indicated as well as its quarterly dividend payments declared during those periods.

                                               HIGH         LOW        DIVIDEND
                                             -------     -------       --------
YEAR ENDED DECEMBER 31, 2003
----------------------------
First Quarter.............................    $35.43      $32.61        $0.18
Second Quarter............................     38.09       32.90         0.18
Third Quarter.............................     40.40       36.97         0.18
Fourth Quarter............................     44.80       38.20         0.18

YEAR ENDED DECEMBER 31, 2004
----------------------------
First Quarter.............................    $44.95      $41.51        $0.21
Second Quarter............................     44.89       40.52         0.21
Third Quarter ............................     44.30       39.27         0.21
Fourth Quarter............................     47.25       42.42         0.21

YEAR ENDING DECEMBER 31, 2005
-----------------------------
First Quarter.............................    $44.98      $40.63        $0.23
Second Quarter............................     43.99       38.38         0.23
Third Quarter (through _____, 2005).......

         The table below shows the reported high and low sales prices of EFC's common stock during the periods indicated as well as its quarterly dividend payments declared during those periods.

                                               HIGH         LOW        DIVIDEND
                                             -------     -------       --------
YEAR ENDED DECEMBER 31, 2003
----------------------------
First Quarter..............................   $19.98      $18.00        $0.140
Second Quarter.............................    20.60       18.01         0.143
Third Quarter..............................    21.32       18.11         0.145
Fourth Quarter.............................    23.90       20.65         0.148

YEAR ENDED DECEMBER 31, 2004
----------------------------
First Quarter..............................   $28.05      $23.65        $0.150
Second Quarter.............................    28.49       23.00         0.153
Third Quarter..............................    26.70       23.25         0.155
Fourth Quarter.............................    26.30       24.60         0.163

YEAR ENDING DECEMBER 31, 2005
-----------------------------
First Quarter..............................   $27.40      $25.50        $0.163
Second Quarter.............................    34.10       24.60         0.163
Third Quarter (through ____ __, 2005)......

       SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF MAF BANCORP, INC.

         The following table sets forth certain summary consolidated financial data of MAF and its subsidiaries at or for the periods indicated. Data at or for the periods ended December 31 is derived from MAF's Annual Reports on Form 10-K for the year then ended and data at or for the periods ended June 30 is derived from MAF's Quarterly Reports on Form 10-Q for the quarters and six-month periods ended June 30, 2005 and 2004. This information should be read in conjunction with MAF's consolidated financial statements and the respective notes, which are included in documents incorporated by reference in this document.

                                         AT JUNE 30,                          AT DECEMBER 31,
                                    ---------------------   -----------------------------------------------------
                                       2005       2004        2004       2003       2002        2001       2000
                                    ---------   --------    -------    --------    -------    --------   --------
                                         (UNAUDITED)
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED FINANCIAL DATA:
   Total assets..................  $10,059,203  9,374,628   9,681,384  8,933,585  5,937,181  5,595,039  5,195,588
   Loans receivable, net.........    7,015,022  6,730,929   6,881,780  6,369,107  4,530,932  4,447,575  4,328,114
   Mortgage-backed securities....    1,444,765    975,348   1,193,189    971,969    365,638    142,158    104,385
   Interest-bearing deposits.....       41,053    116,443      56,089     57,988     28,210     29,367     53,392
   Federal funds sold............       43,007     64,410      42,854     19,684    100,205    112,765    139,268
   Investment securities.........      431,420    347,833     667,875    749,977    477,943    487,542    271,902
   Real estate held for
      development or sale........       46,336     38,416      35,091     32,093     14,938     12,993     12,718
   Deposits......................    6,110,080  5,673,046   5,935,708  5,580,455  3,751,237  3,557,997  2,974,213
   Borrowed funds................    2,771,244  2,612,099   2,600,667  2,299,427  1,556,500  1,470,500  1,728,900
   Stockholders' equity..........      950,257    906,064     974,386    901,604    501,458    435,873    387,729
   Book value per share..........        29.72      27.74       29.28      27.27      21.57      18.97      16.78


                                        SIX MONTHS ENDED
                                            JUNE 30,                        YEAR ENDED DECEMBER 31,
                                    ----------------------  -----------------------------------------------------
                                       2005       2004        2004       2003       2002        2001       2000
                                    ---------   --------    -------    --------    -------    --------   --------
                                         (UNAUDITED)
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:
Interest income..................     $228,288     205,385     421,173   316,430    329,490    345,736     343,103
Interest expense.................       93,671      76,186     159,885   136,952    171,465    214,489     217,173
                                     ---------  ----------    --------  --------  ---------  ---------   ---------
   Net interest income...........      134,617     129,199     261,288   179,478    158,025    131,247     125,930
Provision for loan losses........           --         580       1,215        --        300         --       1,500
                                     ---------  ----------    --------  --------  ---------  ---------   ---------
   Net interest income after
      provision for loan losses..      134,617     128,619     260,073   179,478    157,725    131,247     124,430
Non-interest income:
   Gain on sale of loans
      receivable.................        6,180       3,456       9,294    25,948     16,330      8,691       1,108
   Net gain (loss) on sale and
      write-down of investment
      and mortgage-backed
      securities.................          760       3,291       1,322      (937)       119        877        (444)
   Gain on sale of loan
      servicing rights...........           --          --          --        --         --         --       4,442
   Income from real estate
      operations.................          166       3,611       6,657    11,325      9,717     11,484       9,536
   Deposit account service
      charges....................       16,415      16,577      34,112    24,552     22,239     16,535      12,715
   Loan servicing fee income
      (expense)..................        1,339         126       1,231    (5,939)    (2,472)      (371)      1,686
   Valuation recovery
      (allowance) on mortgage
      servicing rights...........          125       1,755       2,072     1,130     (2,300)      (904)         --
   Other.........................       10,802      10,661      21,598    15,554     12,730     10,806       8,400
                                     ---------  ----------    --------  --------  ---------  ---------   ---------
      Total non-interest income..       35,787      39,477      76,286    71,633     56,363     47,118      37,443
Non-interest expense:
   Compensation and benefits.....       51,250      49,640      96,502    70,573     59,098     48,221      41,197
   Office occupancy and
     equipment...................       14,200      13,225      27,984    15,410     11,670      9,011       8,124
   Advertising and promotion.....        5,069       5,001       9,079     6,466      4,844      4,355       3,569
   Amortization of goodwill(1)...           --          --          --        --         --      3,245       3,118
   Amortization of core deposit
      intangibles................        1,469       1,471       3,002     1,732      1,649      1,333       1,357
   Other.........................       22,763      22,737      47,481    26,016     22,081     17,259      15,638
                                     ---------  ----------    --------  --------  ---------  ---------   ---------
      Total non-interest
        expense..................       94,751      92,047     184,048   120,197     99,342     83,424      73,003
                                     ---------  ----------    --------  --------  ---------  ---------   ---------
      Income before income
        taxes....................       75,653      76,022     152,311   130,914    114,746     94,941      88,870
Income taxes.....................       26,417      25,258      50,789    47,481     40,775     35,466      32,311
                                     ---------  ----------    --------  --------  ---------  ---------   ---------
   Net income....................    $  49,236      50,764     101,522    83,433     73,971     59,475      56,559
                                     =========  ==========    ========  ========  =========  =========   =========
Basic earnings per share.........    $    1.51        1.54        3.09      3.35       3.19       2.62        2.43
                                     =========  ==========    ========  ========  =========  =========   =========
Diluted earnings per share.......    $    1.48        1.50        3.01      3.26       3.11       2.56        2.40
                                     =========  ==========    ========  ========  =========  =========   =========

                                         AT OR FOR THE
                                        SIX MONTHS ENDED
                                            JUNE 30,                   AT OR FOR THE YEAR ENDED DECEMBER 31,
                                       -------------------      ---------------------------------------------------
                                         2005        2004        2004       2003       2002        2001       2000
                                       -------      ------      ------     ------     ------      ------     ------
                                            (UNAUDITED)
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED FINANCIAL RATIOS AND
   OTHER DATA:
Return on average assets(2)......         1.01%       1.12       1.10        1.29       1.29       1.14        1.14
Return on average equity(2)......        10.30       11.14      10.98       14.18      15.83      14.82       15.57
Average stockholders' equity to
   average assets................         9.80       10.03       9.98        9.09       8.14       7.70        7.34
Stockholders' equity to total
   assets........................         9.45        9.67      10.06       10.09       8.45       7.79        7.46
Tangible and core capital to
   total assets (Bank only)......         7.30        6.71       7.14        7.16       6.78       6.44        6.32
Risk-based capital ratio (Bank
   only).........................        11.51       10.60      11.30       11.45      11.85      11.31       11.98
Interest rate spread during
   period........................         2.78        2.88       2.85        2.69       2.59       2.22        2.30
Net yield on average
   interest-earning assets.......         3.00        3.08       3.06        2.96       2.92       2.64        2.68
Average interest-earning assets
   to average interest-bearing
   liabilities...................       110.24      110.72     110.82      111.90     110.50     109.62      108.10
Non-interest expense to average
   assets(2).....................         1.94        2.03       1.99        1.86       1.73       1.60        1.48
Non-interest expense to average
   assets and average loans
   serviced for others(2)........         1.41        1.49       1.46        1.46       1.33       1.33        1.22
Efficiency ratio(3)..............        55.85       55.67      54.74       47.69      46.36      47.00       44.56
Non-performing loans to total
   loans.........................         0.44        0.43       0.46        0.51       0.58       0.45        0.39
Non-performing assets to total
   assets........................         0.31        0.33       0.34        0.49       0.47       0.37        0.36
Cumulative one-year gap..........        (7.96)       0.90      (3.98)      (1.59)     10.23      (3.57)      (5.18)
Number of deposit accounts.......      600,633     570,176    586,590     564,696    393,801    377,015     339,340
Mortgage loans serviced for
   others........................   $3,641,169   3,308,843  3,641,445   3,330,039  2,021,512  1,401,607     785,350
Loan originations and purchases..    1,931,943   2,196,661  4,228,462   4,933,675  3,691,170  2,827,594   1,484,220
Retail banking offices...........           73          67         72          66         34         32          27

STOCK PRICE AND DIVIDEND
   INFORMATION:
High.............................   $    44.98       44.95      47.25       44.80      40.11      32.73       30.00
Low..............................        38.38       40.52      39.27       32.61      28.60      24.30       15.50
Close............................        42.63       42.68      44.82       41.90      34.00      29.50       28.44

Cash dividends declared per
   share.........................   $     0.46        0.42       0.84        0.72       0.60       0.46        0.39
Dividend payout ratio............        30.46%      27.27      27.18       22.09      19.29      17.56       16.05

------------------
(1) SFAS Nos. 142 and 147 were adopted January 1, 2002 eliminating the amortization of goodwill.
(2) Ratios for the six-month periods ended June 30, 2005 and 2004 have been annualized.
(3) MAF calculates the efficiency ratio by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain (loss) on sale and write-down of investment and mortgage-backed securities.

       SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF EFC BANCORP, INC.

         The following table sets forth certain summary consolidated financial data of EFC and its subsidiaries at or for the periods indicated. Data at or for the periods ended December 31 is derived from EFC's Annual Reports on Form 10-K for the year then ended and data at or for the periods ended June 30 is derived from EFC's Quarterly Reports on Form 10-Q for the quarters and six-months ended June 30, 2005 and 2004 and from information provided by EFC. This information should be read in conjunction with EFC's consolidated financial statements and the respective notes, which are included in documents incorporated by reference in this document.



                                            AT JUNE 30,                         AT DECEMBER 31,
                                      --------------------  -----------------------------------------------------
                                          2005       2004      2004        2003        2002      2001      2000
                                      ----------   -------  ---------    -------     -------   -------    -------
                                          (UNAUDITED)
                                                                 (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL CONDITION
   DATA:
   Total Assets..................     $1,035,520   950,863  1,003,915    897,093     782,376   673,443    583,201
   Loans receivable, net.........        830,358   760,853    807,834    716,884     597,049   537,071    459,795
   Interest-bearing deposits.....         28,743    26,491     25,583     16,427      28,567    14,988     24,355
   Securities available-for-
     sale........................         96,604    85,444     92,847     90,656      87,982    68,615     64,071
   Mortgage-backed securities
      available-for-sale.........         10,200    11,841      9,977     10,165      15,256    13,856      9,454
   Deposits......................        712,809   640,859    671,036    596,764     524,190   420,084    369,533
   Stockholders' equity..........         89,188    79,722     85,535     78,404      74,777    68,629     67,285

                                        SIX MONTHS ENDED
                                            JUNE 30,                         YEAR ENDED DECEMBER 31,
                                       -------------------      ---------------------------------------------------
                                         2005        2004        2004       2003       2002        2001       2000
                                       -------      ------      ------     ------     ------      ------     ------
                                            (UNAUDITED)
                                                                   (DOLLARS IN THOUSANDS)
SELECTED OPERATIONS DATA:
    Total interest income.........     $ 25,684     22,679      46,954     45,750     45,018      43,841     39,814
   Total interest expense........        12,843     10,799      23,003     21,543     22,821      25,433     23,401
                                       --------    -------     -------   --------     ------     -------     ------
   Net interest income...........        12,841     11,880      23,951     24,207     22,197      18,408     16,413
   Provision for loan losses.....           445        340         760        613        900         500        363
                                       --------    -------     -------   --------     ------     -------     ------
   Net interest income after
      provision for loan losses..        12,396     11,540      23,191     23,594     21,297      17,908     16,050
   Total noninterest income......         2,986      3,077       5,979      5,736      4,320       1,820      1,330
   Total noninterest expense.....        10,914      9,737      20,070     18,610     16,646      12,585     11,388
                                       --------    -------     -------   --------     ------     -------     ------
   Income before taxes...........         4,468      4,880       9,100     10,720      8,971       7,143      5,992
   Income tax provision..........         1,284      1,377       2,278      3,619      2,882       2,508      2,130
   Minority interest.............            --        (10)         --        (84)       (58)         --         --
                                       --------    -------     -------   --------     ------     -------     ------
   Net income....................      $  3,184      3,513       6,822      7,185      6,147       4,635      3,862
                                       ========    =======     =======   ========     ======     =======     ======

                                         AT OR FOR THE
                                        SIX MONTHS ENDED
                                            JUNE 30,                  AT OR FOR THE YEAR ENDED DECEMBER 31,
                                       -------------------    ---------------------------------------------------
                                         2005       2004       2004       2003       2002        2001       2000
                                       -------     ------     ------     ------     ------      ------     ------
SELECTED FINANCIAL RATIOS AND              (UNAUDITED)
   OTHER DATA:
Performance Ratios:
   Return on average assets (1)...        0.62%     0.76       0.71        0.84       0.84       0.73        0.69
   Return on average equity (2)...        7.32      8.74       8.36        9.40       8.52       6.82        5.89
   Interest rate spread (3).......        2.48      2.54       2.46        2.81       2.91       2.42        2.38
   Net interest margin (4)........        2.76      2.81       2.73        3.11       3.31       3.05        3.07
   Ratio of noninterest expense
      to average total assets.....        2.13      2.10       2.09        2.19       2.27       1.99        2.05
   Ratio average interest-earning
      assets to average
      interest-bearing
      liabilities.................      110.36    110.95     110.55      111.63     112.20     115.10      115.77
   Efficiency ratio (5)...........       68.96     65.10      67.06       62.15      62.77      62.22       64.18

Asset Quality Ratios:
   Nonperforming loans to total
      loans at end of period......        0.35      0.33       0.36        0.39       0.40       0.48        0.99
   Nonperforming assets to total
      assets at end of period.....        0.28      0.27       0.29        0.31       0.56       0.38        0.87
   Allowance for loan losses to
      nonperforming loans.........      170.13    160.40     153.45      135.71     131.09      87.40       41.51
   Allowance for loan losses to
      loans receivable, net.......        0.59      0.54       0.56        0.52       0.53       0.42        0.41

Capital Ratios:
   Equity to total assets at end
      of period...................        8.61      8.38       8.52        8.74       9.56      10.19       11.54
   Average equity to average
      assets......................        8.48      8.68       8.49        8.98       9.85      10.73       11.79
   Dividend payout ratio..........       45.77     36.89      39.24       33.82      36.64      45.87       55.17

Per Share Data:
   Basic Earnings per share.......       $0.71      0.82       1.58        1.70       1.46       1.09        0.87
   Diluted Earnings per share.....        0.68      0.77       1.51        1.61       1.39       1.08        0.87
   Cash dividends per share.......        0.325     0.3025     0.620       0.575      0.535      0.500       0.480

Other Data:
   Number of offices..............        9         9          9           8          8          7           7

------------------
(1)     Ratio of net income to average total assets.
(2)     Ratio of net income to average stockholders' equity.
(3) The difference between the weighted average yield on interest-earning assets and the weighted average cost of average interest-bearing liabilities. This spread is reported on a tax equivalent basis.
(4) Net interest income divided by average interest-earning assets. The net interest margin is reported on a tax equivalent basis.
(5) Noninterest expense divided by the sum of net interest income and noninterest income.
Note:   Ratios are annualized for the six months ended June 30, 2005 and 2004.

                           COMPARATIVE PER SHARE DATA

         The following table presents selected comparative per share data for MAF common stock and EFC common stock on a historical and pro forma combined basis, giving effect to the merger using the purchase method of accounting. This data should be read in conjunction with MAF's and EFC's audited and unaudited financial statements and the related notes incorporated by reference into this document. The pro forma combined information is not necessarily indicative of the actual results that would have occurred had the merger been consummated at the beginning of the periods indicated, or of the future operations of the combined entity.


                                                                SIX MONTHS ENDED            YEAR ENDED
                                                                  JUNE 30, 2005          DECEMBER 31, 2004
                                                                ----------------         -----------------
MAF HISTORICAL:
   Diluted earnings per share............................            $  1.48                  $  3.01
   Cash dividends declared per share.....................               0.46                     0.84
   Book value per share (at period end)..................              29.72                    29.28
   Tangible book value per share.........................              19.81                    19.72

MAF PRO FORMA COMBINED:
   Diluted earnings per share............................            $  1.49                  $  3.04
   Cash dividends declared per share.....................               0.46                     0.84
   Book value per share (at period end) (1)..............              30.62                    30.18
   Tangible book value per share.........................              18.71                    18.67

                                                                SIX MONTHS ENDED            YEAR ENDED
                                                                  JUNE 30, 2005          DECEMBER 31, 2004
                                                                ----------------         -----------------
EFC HISTORICAL:
   Diluted earnings per share............................            $  0.68                  $  1.51
   Cash dividends declared per share.....................               0.325                    0.620
   Book value per share (at period end)..................              18.51                    18.03
   Tangible book value per share.........................              18.49                    18.01

EFC EQUIVALENT(2):
   Diluted earnings per share............................            $  1.20                  $  2.46
   Cash dividends declared per share.....................               0.37                     0.68
   Book value per share (at period end) (1)..............              24.74                    24.39
   Tangible book value per share.........................              15.12                    15.09

------------------
(1) Book value per share (at period end) is calculated by dividing period end stockholders' equity by shares outstanding.
(2) Represents per share equivalents for that portion of the outstanding EFC common stock to be converted into MAF common stock.

                                  RISK FACTORS

         In addition to the other information contained in or incorporated by reference into this document, you should consider the following risk factors carefully in deciding whether to vote for approval of the merger agreement and whether to make a cash or stock election. Please also refer to the additional risk factors identified in the periodic reports and other documents of MAF and EFC incorporated by reference into this document and listed in "Where you Can Find More Information."

THE MARKET PRICE OF MAF'S COMMON STOCK MAY VARY OVER TIME.

         The price of MAF common stock may increase or decrease before and after completion of the merger. Therefore, the per share market value of MAF common stock received by an EFC stockholder in connection with the merger could be lower when received than the $34.69 per share cash consideration. The market value of MAF common stock received by an EFC stockholder in connection with the merger could also be higher than those trading prices, and the stockholders receiving the cash consideration could receive cash worth less than the market value of the stock consideration at the time of closing. Changes in the market price of MAF common stock may result from a variety of factors, including general market and economic conditions, the future financial condition and operating results of MAF, changes in MAF's businesses, operations and prospects and regulatory considerations, many of which are beyond MAF's control.

         In addition, there will be a time period between the completion of the merger and the time when EFC stockholders receiving stock consideration actually receive certificates evidencing MAF common stock. Until stock certificates are received, EFC stockholders will not be able to sell their MAF common stock in the open market and may not be able to avoid losses resulting from any decline in the trading price of MAF common stock during this period.

EFC STOCKHOLDERS MAY RECEIVE A FORM OF CONSIDERATION DIFFERENT FROM WHAT THEY ELECT.

         Although you will be given the right to elect to receive cash, MAF common stock or a combination of cash and MAF common stock in exchange for your EFC shares, it is possible that you will not receive the form of consideration that you have requested. Your election is subject to the requirement that 59.93% of the outstanding shares of EFC common stock be exchanged for MAF common stock and the remainder be exchanged for cash. If EFC stockholders elect more cash or MAF common stock than is available under the merger agreement, elections of the over-subscribed form of merger consideration will be prorated. As a result, if either a cash or stock election proves to be more popular among the EFC stockholders, and you choose the election that is more popular, you might receive a portion of your consideration in the form of consideration that you did not elect. Because you may receive a mix of cash and stock regardless of your election, it will not be possible to determine the specific tax consequences of the merger at the time of making the election.

EFC STOCKHOLDERS WHO TENDER SHARES OF EFC COMMON STOCK TO MAKE AN ELECTION WILL NOT BE ABLE TO SELL THOSE SHARES UNTIL AFTER THE MERGER.

         To make a cash or stock election, you must deliver your stock certificate(s) to the exchange agent (or follow the procedures for guaranteed delivery). The deadline for doing this is 5:00 p.m., New York City time, on ____________, 2005, the day before the special meeting of EFC stockholders. You will not be able to sell any shares of EFC common stock that you have delivered, unless you revoke your election before the deadline by providing written notice to the exchange agent. After that time, you will not be able to sell any EFC common stock delivered to the exchange agent for any reason until you receive cash or MAF common stock in the merger. In the time between delivery of your shares and the closing of the merger, you will not be able to sell your EFC stock holdings to gain access to cash or to reinvest in other investment opportunities, and the trading price of EFC or MAF common stock may decrease.

         The date that you will receive your merger consideration depends on the completion date of the merger, which is expected to occur in the first quarter of 2006. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

THE ANTICIPATED BENEFITS OF THE MERGER MAY NOT BE REALIZED AS EXPECTED.

         The success of the merger will depend partly on MAF's ability to realize cost savings, achieve revenue enhancements and successfully integrate the operations of EFC with those of MAF soon after the closing of the merger. At the time of entering into the merger agreement with EFC, MAF expected to achieve significant cost savings after the merger closed. Although MAF expects the transaction to be neutral to calendar 2006 and 2007 earnings per share, to the extent there are delays or difficulties in achieving cost savings or revenue enhancements, there could be an adverse impact on MAF's earnings per share results.

MAF MAY HAVE DIFFICULTIES INTEGRATING EFC'S OPERATIONS INTO MAF'S OPERATIONS.

         The merger involves the integration of two companies that previously have operated independently of each other. Successful integration of EFC's operations will depend primarily on MAF's ability to consolidate operations, systems and procedures and to eliminate redundancies and reduce costs. There can be no assurance that MAF will not encounter difficulties integrating EFC's operations, including:

         o        loss of key employees and customers;

         o        delays in data processing conversion; or

         o unexpected problems with facilities, personnel, technology or credit quality.

         MAF's results following the merger may be adversely affected if:

         o the combination of the businesses of EFC and MAF takes longer or is more difficult, time-consuming or costly to accomplish than expected; or

         o operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, are greater than expected.

If any of these events were to occur, the business, operations and/or earnings of MAF following the merger could be negatively affected.

EFC'S EXECUTIVE OFFICERS AND DIRECTORS HAVE INTERESTS IN THE MERGER IN ADDITION TO OR DIFFERENT FROM YOUR INTEREST AS AN EFC STOCKHOLDER.

         EFC executive officers negotiated the merger agreement with MAF, and EFC's board of directors approved the merger agreement and is recommending that EFC stockholders vote for the merger agreement. In considering these facts and the other information contained in this document, you should be aware that EFC's executive officers and directors may have financial interest in the merger in addition to the interest that they share with you as an EFC stockholder. As described in detail under "Terms of the Merger--Interests of certain persons in the merger," there are significant financial interests to be conveyed to the executive officers and directors.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

         Certain statements contained in this document, including information incorporated in this document by reference, that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The sections of this document that contain forward-looking statements include, but are not limited to, "Questions and Answers About the Merger," "Summary," "Risk Factors," "Description of the Merger--Background of the merger and EFC's reasons for the merger," and "Description of the Merger--MAF's reasons for the merger." You can identify these statements from the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. These forward-looking statements include statements relating to (1) MAF's goals, intentions and expectations, (2) MAF's business plans and growth strategies, and (3) potential risks associated with MAF's operations and future costs and benefits of the EFC merger.

         Forward-looking statements are subject to risks and uncertainties, and MAF's actual results, performance or achievements may be materially different from the results indicated by these forward-looking statements. In addition, MAF's past results of operations do not necessarily indicate MAF's future results. You should not place undue reliance on forward-looking statements, which speak only as of the date they were made. MAF will not update these forward-looking statements, even though its situation may change in the future, unless MAF is obligated to do so under the federal securities laws. MAF qualifies all of its forward-looking statements by these cautionary statements.

         Further information on other factors which could affect the financial results of MAF before and after the merger is included in MAF's filings with the SEC, incorporated by reference into this document. See "Where You Can Find More Information" on page ___.

                             INFORMATION ABOUT MAF

GENERAL

         Financial and other information relating to MAF, including information relating to MAF's current directors and executive officers, is set forth in MAF's 2004 Annual Report on Form 10-K, MAF's Proxy Statement for the 2005 Annual Meeting of Shareholders filed with the SEC on March 25, 2005, and MAF's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2005, which are incorporated by reference into this document. You may obtain copies of these reports from MAF. See "Where You Can Find More Information" on page __.

BUSINESS OF MAF

         MAF Bancorp, Inc. was incorporated under the laws of the state of Delaware in 1989, as the holding company for Mid America Bank, fsb, our banking subsidiary. Mid America Bank, which was organized as a mutual savings and loan association and has been operating in the Chicago area since 1922, formed the holding company in connection with its conversion from a mutual to stock savings institution. Our primary business focus is providing financial services to retail and business banking customers in the Chicago and Milwaukee metropolitan areas. We also engage in residential real estate land development through our subsidiary, MAF Developments, Inc., a business we started at Mid America Bank in 1974.

         Over the last ten years, we have grown from 14 branches and $1.65 billion in total assets at December 31, 1994 to 73 branches and $10.1 billion in total assets at June 30, 2005. Today, Mid America Bank is one of the largest community-oriented financial institutions headquartered in Chicago. We currently operate 49 branches located in residential neighborhoods in the city of Chicago and throughout suburban communities in the Chicago metropolitan area, and 24 branches in the Milwaukee area that we operate under the name of St. Francis Bank, a division of Mid America Bank, fsb.

         As we have grown, we have transitioned our business from a traditional savings and loan engaged primarily in one- to four-family residential mortgage lending to a more diversified consumer and business bank, retaining our emphasis on community-oriented, responsive customer service. We offer a wide variety of checking, savings and other deposit accounts as well as investment services and securities brokerage, general insurance services and other financial services targeted to individuals, families and small- to medium-sized businesses in our primary market areas.

DESCRIPTION OF MAF CAPITAL STOCK

         MAF is incorporated under the laws of the State of Delaware.

         The authorized stock of MAF is divided into two classes: preferred stock, par value $.01 per share, of which MAF is authorized to issue 5,000,000 shares, and common stock, par value $.01 per share, of which MAF is authorized to issue 80,000,000 shares. As of ____________, 2005, there were __________
shares of MAF common stock issued and outstanding and no shares of preferred stock designated or outstanding. If the merger is approved, MAF expects to issue up to approximately 2.56 million shares of common stock in the merger.

         Common Stock. Holders of MAF common stock are entitled to dividends out of funds legally available for that purpose when, as and if declared by MAF's board of directors. The dividend rights of MAF common stock are subject to the rights of MAF preferred stock that may be issued. Each holder of MAF common stock is entitled to one vote for each share held. MAF common stock has no preemptive rights, cumulative voting rights, conversion rights or redemption provisions. Holders of MAF common stock who beneficially own in excess of 10% of the outstanding shares of MAF common stock, or the limit, are not entitled to vote with respect to the shares held in excess of the limit.

         In the case of any liquidation, dissolution or winding up of the affairs of MAF, holders of MAF common stock will be entitled to receive, pro rata, any assets distributable to common stockholders in respect of the number of shares held by them. The liquidation rights of MAF common stock are subject to the rights of holders of MAF preferred stock that may be issued.

         All outstanding shares of MAF common stock are, and shares to be issued pursuant to the merger agreement will be when issued, fully paid and nonassessable.

         MAF's common stock is listed on Nasdaq and trades under the symbol "MAFB." MAF's transfer agent is Computershare Investor Services, L.L.C.

         Preferred Stock. MAF is authorized to issue shares of preferred stock from time to time in one or more series. Preferred stock may have the designations, powers, preferences and relative participating, optional or other rights and qualifications, limitations or restrictions as may be provided for the issue of the series by resolution adopted by MAF's board of directors. The preferred stock would likely have priority over MAF common stock regarding dividends and distribution of MAF's assets upon any liquidation, dissolution or winding up of MAF. The preferred stock may be redeemable for cash, property or rights of MAF, may be convertible into shares of MAF common stock, and may have voting rights.

                             INFORMATION ABOUT EFC

GENERAL

         Financial and other information relating to EFC, including information relating to EFC's current directors and executive officers, is set forth in EFC's 2004 Annual Report on Form 10-K, EFC's Proxy Statement for the 2005 Annual Meeting of Stockholders filed with the SEC on March 17, 2005, and EFC's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC during 2005, which are incorporated by reference to this document. You may obtain a copy of these reports from EFC. See "Where You Can Find More Information" on page __.

BUSINESS OF EFC

         EFC Bancorp, Inc. was incorporated under Delaware law in October 1997. EFC was formed to acquire Elgin Financial Savings Bank and its subsidiaries as part of the bank's conversion from a mutual to a stock form of organization.

         The bank reorganized in the 1980s to become Elgin Federal Financial Center, a federally-chartered mutual savings association, and again in 1996 to become Elgin Financial Center, S.B., an Illinois state-chartered mutual savings bank. In 1998, the bank changed its name to Elgin Financial Savings Bank. Most recently, in October 2002, the bank changed its name to EFS Bank. EFS Bank's principal business consists of the acceptance of retail deposits from the general public in the areas surrounding its full-service branch offices and the investment of those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans and, to a lesser extent, multi-family and commercial real estate loans, construction and land loans, commercial business loans, home equity loans, and automobile and passbook savings loans. EFS Bank generally originates all of its loans for investment. EFS Bank also invests primarily in government insured or guaranteed mortgage-backed securities, U.S. Government obligations and municipal securities. EFS Bank's revenues are derived principally from the interest on its mortgage, consumer and commercial business loans and securities and from servicing fees. EFS Bank's primary sources of funds are retail savings deposits and, to a lesser extent, advances from the Federal Home Bank of Chicago.

         Headquartered in largely suburban Kane County, Illinois, EFS Bank is a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. EFS Bank currently operates four full-service banking facilities in Elgin and five full service facilities located in West Dundee, East Dundee, Huntley, Carpentersville and St. Charles, Illinois. EFS Bank's primary lending and deposit gathering area is concentrated around the areas where its full-service banking facilities are located which EFS Bank generally considers to be its primary market area.

         Elgin is located on U.S. Interstate 90 (the Northwest toll way) in the Fox River Valley approximately 38 miles northwest of downtown Chicago and 25 miles west of O'Hare International Airport. Interstate 90 provides easy access to the City of Chicago and is a major corridor of suburban growth for Chicago suburbs into Kane, Western Cook and McHenry Counties with an influx of new residents and employers. Other employment and economic activity is provided by a variety of wholesale and retail trade, hospitals and a riverboat gambling facility located on the Fox River in Elgin.

                      SPECIAL MEETING OF EFC STOCKHOLDERS

GENERAL

         This document is being furnished to you in connection with the solicitation by EFC's board of directors of proxies to be voted at the special meeting of EFC stockholders to be held on _____________, 2005, and at any adjournment of the special meeting. At the special meeting, you will be asked to vote on a proposal to approve the merger agreement and a proposal to authorize the adjournment of the meeting, if necessary, to solicit additional proxies in favor of the merger agreement. Each copy of this document, which is being mailed to holders of EFC common stock on or about _______________, 2005, is accompanied by a proxy card for use at the special meeting.

DATE, PLACE AND TIME

         The special meeting will be held at Holiday Inn Hotel & Suites Chicago Northwest, 495 Airport Road, Elgin, Illinois 60123, on _____________, 2005 at 2:00 p.m., local time.

RECORD DATE

         The close of business on _________________, 2005 has been fixed by EFC's board of directors as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting. Each outstanding share of EFC common stock you own on the record date entitles you to one vote on all matters to be acted upon at the special meeting.

REQUIRED VOTE; QUORUM; PRINCIPAL STOCKHOLDERS

         Delaware law requires that the merger agreement be approved by the affirmative vote of the holders of a majority of the outstanding shares of EFC common stock and that the proposal to authorize the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the merger agreement be approved by a majority of the votes cast at the meeting. The presence, in person or by proxy, of a majority of the total number of shares of EFC common stock issued, outstanding and entitled to vote on the record date is necessary to constitute a quorum at the special meeting. EFC's certificate of incorporation provides that a record holder of more than 10% of its outstanding common stock may not vote shares held in excess of this limit.

         As of the record date, _______________ shares of EFC common stock were issued, outstanding and entitled to vote. Of the shares entitled to vote, ____________ shares, or approximately ____%, are beneficially owned by directors and executive officers of EFC. Pursuant to the terms of the merger agreement, all directors and executive officers of EFC have entered into agreements with MAF, pursuant to which each of them has agreed, among other things, to vote all of his or her shares of EFC common stock in favor of the adoption and approval of the merger agreement and against actions that would interfere with or impede the consummation of the merger. See "Terms of the Merger--Affiliate lock-up agreements."

         If you participate in the EFS Bank Employee Stock Ownership Plan (the "ESOP") or if you hold shares through the Elgin Financial Center, SB 401(k) Employee Benefit Plan & Trust (the "401(k) Plan"), you will receive a voting instruction form for each plan that reflects all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of EFC common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee as to the shares in the EFC Bancorp, Inc. Stock Fund credited to his or her account. The trustee will vote all shares for which no directions are given or for which instructions were not timely received in the same proportion as shares for which the trustee received voting instructions. The deadline for returning your voting instructions to each plan's trustee is ______________, 2005.

VOTING AND REVOCABILITY OF PROXIES

         You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. You can change your vote at the special meeting. However, if you hold your shares in "street name," you may need additional information from the record holder to vote, or change your vote, at the special meeting.

         Voting instructions are included on your proxy card. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger and for approval of the proposal to adjourn the special meeting, if necessary, to solicit additional shares in favor of the merger agreement. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted "FOR" approval of the merger agreement and for approval of the proposal to authorize the adjournment of the special meeting, if necessary, to solicit additional shares in favor of the merger agreement. Failure to return a properly executed proxy card or to vote in person, or to vote "ABSTAIN" will have the same effect as a vote "AGAINST" adoption and approval of the merger agreement and will have no effect on the proposal to authorize the adjournment of the meeting.

         If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own best judgment to determine how to vote your shares. EFC does not know of any other matters to be presented at the special meeting.

         If EFC common stock is held in street name, or if you are a participant in the ESOP or 401(k) Plan, you will receive instructions from your broker, bank or other nominee or the trustee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. You will receive a separate proxy card from the trustee with respect to your ESOP or 401(k) Plan shares.

         You may revoke your proxy before it is voted by:

         o filing with the Secretary of EFC a duly executed revocation of proxy;

         o        submitting a new proxy with a later date; or

         o        voting in person at the special meeting.

         Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:
EFC Bancorp, Inc., 1695 Larkin Avenue, Elgin, Illinois 60123, Attention: Ursula Wilson, Secretary.

APPRAISAL RIGHTS

         Pursuant to Section 262 of the DGCL, you may dissent from the merger and elect to have the fair value of your shares judicially determined and paid in cash, but only if you comply with the provisions of Section 262.

         The following is a brief summary of the statutory procedures that you must follow in order to perfect your appraisal rights under Delaware law. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DGCL, A COPY OF WHICH IS INCLUDED AS APPENDIX C TO THIS DOCUMENT.

         To dissent from the merger and demand appraisal, you must satisfy the following conditions:

         o deliver a written demand for appraisal of your shares to EFC before the vote on the adoption of the merger agreement at the special meeting;

         o not vote in favor of the merger agreement (the return of a signed proxy which does not specify a vote against the merger agreement will be voted in favor of the merger agreement and constitute a waiver of your right of appraisal); and

         o continuously hold your EFC shares from the date of making the demand through the time the merger is completed.

         If you fail to comply with any of these conditions and the merger becomes effective, you will be entitled to receive only the consideration provided in the merger agreement. Failure to vote on the merger agreement will not constitute a waiver of your appraisal rights. Voting against the merger agreement will not satisfy the requirement of a written demand for appraisal.

         All written demands for appraisal should be addressed to: EFC Bancorp, Inc., 1695 Larkin Avenue, Elgin, Illinois 60123, Attention: Ursula Wilson. A demand must be received before the vote concerning the merger agreement at the special meeting occurs, and should be executed by, or on behalf of, the holder of record. If EFC shares are owned of record in a fiduciary capacity, as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If EFC shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker or trustee, who holds EFC shares as a nominee for others may exercise his or her rights of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In that case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of EFC shares in the name of that record owner.

         Within 10 days after the merger, MAF must give written notice that the merger has become effective to each holder of EFC shares who filed a written demand for appraisal and who did not vote in favor of the merger agreement. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from MAF the appraisal of his or her EFC shares. Within 120 days after the completion of the merger, either MAF, or any EFC stockholder who has complied with Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the EFC shares held by all stockholders entitled to appraisal of their shares. MAF does not presently intend to file such a petition. Because MAF has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify the stockholder's previous written demand for appraisal.

         If a petition for appraisal is duly filed by a stockholder and a copy is delivered to MAF, MAF will then be obligated within 20 days of receipt of the copy to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreement as to the value of their shares has not been reached. After notice to these stockholders, the Delaware Court of Chancery is empowered to conduct a hearing to determine which stockholders are entitled to appraisal rights.

         The Delaware Court of Chancery will then appraise the EFC shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger. When the value is determined, the Court will direct the payment by MAF of this value, with interest thereon, simple or compound, if the Court so determines, to the stockholders entitled to receive this money.

         Stockholders of EFC who are considering seeking an appraisal should bear in mind that the fair value of their EFC shares as determined under Section 262 could be more than, the same as or less than the merger consideration they are to receive pursuant to the merger agreement if they do not seek appraisal of their shares.

         Costs of the appraisal proceeding may be assessed against the stockholder by the Court as the Court deems equitable in the circumstances.

         Failure to comply strictly with these procedures will cause you to lose your appraisal rights. Consequently, if you desire to exercise your appraisal rights you are urged to consult a legal advisor before attempting to exercise these rights.

SOLICITATION OF PROXIES

         EFC will pay the costs associated with the solicitation of proxies at the special meeting. In addition to solicitation by mail, directors, officers, and employees of EFC, who will not be specifically compensated for such services, may solicit proxies from the stockholders of EFC, personally or by telephone, telegram or other forms of communication. EFC intends to retain Georgeson Stockholder Communications to assist in the solicitation of proxies for a fee of $______ plus reimbursement for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners.

RECOMMENDATION OF EFC'S BOARD OF DIRECTORS

         EFC's board of directors has approved the merger agreement and the transactions contemplated by that agreement. EFC's board of directors believes that the merger agreement is in the best interest of EFC and its stockholders and unanimously recommends that the EFC stockholders vote "FOR" approval of the merger agreement. See "Description of the Merger--Factors considered by EFC board of directors." EFC's board of directors also recommends that you vote "FOR" the proposal to authorize the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in person or by proxy, to approve the merger agreement.

         PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. DO NOT RETURN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

STOCK OWNERSHIP

         The following table provides information as of September 12, 2005 about the persons known to EFC to be the beneficial owners of more than 5% of EFC's outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.


                                                                                       PERCENT OF COMMON STOCK
               NAME AND ADDRESS                     NUMBER OF SHARES OWNED                   OUTSTANDING
------------------------------------------        -------------------------         -----------------------------
EFS Bank Employee Stock Ownership Plan
1695 Larkin Avenue
Elgin, Illinois  60123                                     550,895(1)                                  11.39%

EFS Foundation
1695 Larkin Avenue
Elgin, Illinois  60123                                     441,121(2)                                   9.12%

------------------
(1) Under the terms of the EFS Bank ESOP, the ESOP trustee must vote all allocated shares held in the ESOP in accordance with the timely instructions received from participants. At ____________, 2005, __________ shares had been allocated under the ESOP and __________ shares remain unallocated. Subject to its fiduciary duties, the ESOP trustee will vote unallocated shares and allocated shares for which no voting instructions are received in the same proportion for which the trustee has received timely voting instructions from participants.
(2) EFS Foundation (the "Foundation") was established and funded in connection with EFC Bank's conversion from mutual to stock form in 1998. Pursuant to the terms of the contribution of common stock, as required by applicable regulations, all shares of common stock held by the Foundation must be voted in the same ratio as all other shares of EFC's common stock on all proposals considered by stockholders of EFC.

         The following table provides information as of September 12, 2005 about the shares of EFC common stock that may be considered to be beneficially owned by each director, each nominee for director and all directors and executive officers of EFC as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.

                                                                                   NUMBER OF
                                                                                  SHARES THAT
                                                             NUMBER OF          MAY BE ACQUIRED
                                                            SHARES OWNED         WITHIN 60 DAYS        PERCENT OF
                                                             (EXCLUDING          BY EXERCISING        COMMON STOCK
                         NAME                                 OPTIONS)              OPTIONS           OUTSTANDING(1)
---------------------------------------------------         ------------        -----------------     --------------
Directors
James A. Alpeter...................................             13,964                 3,000                  *
Thomas I. Anderson(2)..............................             71,354                     --              1.47%
Randolph W. Brittain(3)(4).........................              5,016                 4,000                  *
Eric J. Fernandez(3)...............................              2,552                 2,000                  *
Leo M. Flanagan, Jr.(5)(6).........................             66,335                34,940               2.08%
James J. Kovac(5)(7)...............................            135,267                49,000               3.77%
Barrett J. O'Connor(5).............................             87,143                44,060               2.69%
Larry M. Narum(3)..................................              1,553                 4,000                  *
Peter A. Traeger...................................             22,062                22,500                  *
Named Executive Officers Who Are Not Also Directors
R. Scott Reining(5)................................              6,658                21,000                  *
Randy C. Blackburn(5)..............................              6,863                10,000                  *
Joseph E. Stanczak(5)(8)...........................             34,616                28,500               1.36%
All directors and executive officers as a group
   (19 persons)....................................            587,237               263,299              16.67%

------------------
*       Does not exceed 1.0% of EFC's voting securities.
(1) Percentages with respect to each person or group of persons have been calculated on the basis of 4,838,372 shares of EFC's common stock, the number of shares of EFC common stock outstanding and entitled to vote as of September 12, 2005, plus the number of shares of EFC common stock which such person or group of persons has the right to acquire within 60 days of the record date by the exercise of stock options.

                                       26

(2) Includes 55,304 shares held in trust by Mr. Anderson's wife and 550 shares held by Mr. Anderson's granddaughter.
(3) Includes unvested shares awarded under the Amended and Restated EFC Bancorp, Inc. 1998 Stock-Based Incentive Plan as follows: Mr. Brittain, 1,242 shares; Mr. Fernandez, 1,242 shares and Mr. Narum, 1,243 shares. Each participant presently has voting power as to the shares awarded.
(4) Includes 900 shares held by Mr. Brittain's son and includes 900 shares held by Mr. Brittain's daughter.
(5) Includes shares allocated under the ESOP as to which the holder has voting power but not investment power as follows: Mr. Flanagan, 4,728 shares; Mr. Kovac, 12,947 shares; Mr. O'Connor, 13,859 shares; Mr. Reining, 5,823 shares; Mr. Blackburn, 6,863 shares and Mr. Stanczak, 7,003 shares.
(6) Includes 5,000 shares held by Mr. Flanagan's wife and 2,294 shares held by Brittain & Ketcham, P.C.
(7) Includes 23,713 shares held by Mr. Kovac's wife and 12,000 shares held by a trust for which Mr. Kovac serves as trustee.
(8) Includes 25 shares held by each of Mr. Stanczak's two sons, and 25 shares held by Mr. Stanczak's daughter.

                            DESCRIPTION OF THE MERGER

         The following information describes certain aspects of the merger. The merger agreement, which you should read carefully, is attached as Appendix A to this document.

GENERAL

         When the merger is consummated, EFC will merge with and into MAF. Immediately after the merger is consummated, EFS Bank will be merged with and into Mid America Bank. The resulting structure will have MAF owning 100% of the common stock of Mid America Bank. At the effective time of the merger, each share of EFC common stock automatically will be converted into the right to receive either 0.8082 shares of MAF common stock or $34.69 in cash. You may elect either of these options, or you may elect to exchange some of your EFC shares for cash and some of your EFC shares for MAF common stock. Elections are limited by the requirement that 59.93% of the total number of outstanding shares of EFC common stock be exchanged for MAF common stock. Cash also will be paid, without interest, instead of issuing any fractional share interests in MAF common stock.

BACKGROUND OF THE MERGER AND EFC'S REASONS FOR THE MERGER

         The management of EFC has periodically reviewed and assessed the strategic options of EFC. Such reviews and assessments were conducted internally and, at various times, with the assistance of financial advisors retained by EFC. Among the advisors relied upon by EFC over the years has been Hovde Financial. On a periodic basis, senior management has sought advice from financial advisors and discussed with the EFC board of directors the strategic options for EFC, including strategies to grow and enhance EFC's business through internal and external means. Those discussions have included analyses of the financial institution merger market on a national and regional basis, the potential value of the EFC franchise based on current merger market fundamentals and the potential market value of the EFC stock assuming the execution of its current business plan under various scenarios. The board of directors and management of EFC also routinely have discussed the increasing level of competition, continuing consolidation, regulatory burden and related costs and other developments in the financial services industry, particularly in the Chicago area.

         In August 2003, EFC's Chairman, Mr. Leo Flanagan, was approached by a competitor in EFC's market area regarding its interest in a business combination with EFC. The board of directors carefully considered this unsolicited expression of interest. The board of directors concluded that based upon the offer presented, it was in the best interest of EFC and its stockholders for EFC to continue to maintain a strategy of independence and that it would take a significantly more attractive expression of interest to cause the board of directors to change its mindset. Mr. Flanagan communicated the board of directors' decision to this party.

         On February 27, 2004, Mr. Flanagan and EFC's President, Mr. James Kovac, met with MAF's Chairman of the Board and Chief Executive Officer, Mr. Allen Koranda, for lunch and discussed common banking issues. During that meeting, Mr. Koranda indicated that MAF would be interested in pursuing a business combination with EFC because of MAF's belief that EFC's branch network was a logical extension of MAF's own branch system. No specific terms were discussed at that meeting.

         On March 18, 2004, Mr. Flanagan, EFC's Chief Executive Officer, Barrett O'Connor, and Mr. Kovac met with several members of MAF's senior management and continued to discuss MAF's interest in EFC. At that meeting, MAF's senior management informally discussed their interest in a business combination with EFC; however, no specific terms were discussed.

         On April 9, 2004, MAF submitted a non-binding expression of interest to EFC regarding a potential business combination. In May 2004, during the board of directors' annual strategic planning session, the board of directors considered the expression of interest and consulted legal counsel regarding its fiduciary duties to EFC and its stockholders. A representative from FinPro, Inc. ("FinPro"), a financial advisory firm that had advised EFC regarding strategic planning since its initial public offering, made a presentation at the board of directors annual strategic planning meeting as well. During that meeting, the board of directors was presented with FinPro's independent assessment of EFC, as well as general background information on the merger and acquisition market in EFC's market area and the rising level of merger activity. The board of directors discussed FinPro's presentation at length and continued to consider MAF's expression of interest. The board of directors agreed that maintaining a strategy of independence appeared to be a prudent course; however, it was agreed that the board of directors should request that FinPro prepare a market valuation analysis for EFC.

         On June 25, 2004, FinPro made another presentation to the board of directors. At this meeting, FinPro presented strategic alternatives relative to the merger and acquisition process to the board of directors. The board of directors carefully considered FinPro's presentation and requested that representatives of FinPro attend a board meeting in August to present FinPro's valuation analysis, as well as a strategic direction presentation to EFC's board of directors. That meeting occurred on August 24, 2004. The board of directors considered FinPro's presentation and the advantages and disadvantages of various strategic options available to EFC, including pursuing a business combination with a potential acquirer, remaining independent, and considering acquisition opportunities that may be available to EFC to expand its franchise.

         On September 7, 2004, Allen Koranda contacted Barrett O'Connor and indicated that MAF was still interested in acquiring EFC. EFC's board of directors determined that although the board of directors was inclined to continue to maintain a strategy of independence, it was important to continue to seek the advice of financial advisors regarding the financial institution merger market and the potential market value of EFC. The board of directors authorized management to seek the advice of a financial advisor regarding EFC's strategic options.

         In October 2004, EFC's management solicited the advice of Hovde Financial. Over the next several months, the advantages and disadvantages of conducting high level discussions with potential acquirers of EFC, pursuing a transaction with MAF, and maintaining a strategy of independence were reviewed. The board of directors discussed the informal expression of interest EFC had received from MAF, management's views regarding MAF's operations and their interest in acquiring EFC, the status of the performance of EFC in relation to its then-current business plan and the projected earnings of EFC under various scenarios. The expression of interest that EFC had received from another competitor back in August 2003 was also discussed, and the potential of a business combination with that banking institution was analyzed as well. Hovde Financial provided a detailed report regarding the pricing proposed by MAF, as well as a detailed update of the regional financial institutions merger market, the potential value of the EFC franchise based upon the current merger market fundamentals and the potential market value of EFC stock assuming various scenarios.

         On January 4, 2005, Mr. Flanagan met with the Chairman of the Board of the competitor that had presented an unsolicited expression of interest in EFC in August 2003. At that time, further discussions took place regarding a potential business combination.

         In February 2005, Mr. Flanagan, EFC's Vice Chairman, Mr. Tom Anderson, and Messrs. Kovac and O'Connor met with representatives of MAF's senior management at MAF. During that meeting, the parties discussed banking strategies as well as the future strategic direction of both companies. Later in

February, Messrs. Flanagan, O'Connor and Kovac, as well as a representative of Hovde Financial, met with representatives of MAF to continue to discuss the potential combination of EFC with MAF.

         Hovde Financial continued to evaluate the merger market available to EFC and identified other institutions that might be interested in pursuing a business combination with EFC and likely pricing. Hovde Financial informed the board of directors of their views of the different levels of pricing that could be offered for EFC. After considering all the information presented, it was determined by the board of directors that it was in the best interest of EFC and its stockholders to authorize Hovde Financial to approach various potential acquirers to determine the level of interest there may be in acquiring EFC.

         Confidentiality agreements were sent out to 12 potential acquirers. Representatives for Hovde Financial worked with EFC to prepare marketing books. The marketing books were sent out to all interested parties who had signed confidentiality agreements during the week of March 14, 2005. Hovde Financial had extensive conversations with the potential acquirers over the following weeks. Hovde Financial advised all potential acquirers that non-binding expressions of interest must be submitted by March 30, 2005. Two companies, including MAF, submitted nonbinding expressions of interest conditioned on a number of factors, including the ability to conduct due diligence. A third company submitted a verbal indication of interest with similar conditions.

         The board of directors authorized both potential acquirers who submitted written indications to conduct due diligence on EFC during the weeks of May 2, 2005 and May 9, 2005 to enable them to refine their expressions of interest. The verbal indication of interest was evaluated and deemed by the board of directors to be below the two written indications, and the party was not invited to conduct due diligence. On May 12, 2005, both potential acquirers submitted revised expressions of interest. On May 15, 2005, the board of directors met and discussed the status of the merger process, and reviewed each expression of interest. Hovde Financial reviewed each expression of interest in detail and Muldoon Murphy & Aguggia LLP, EFC's legal advisor, gave a presentation regarding the fiduciary duties owed by the board of directors to EFC and its stockholders. The proposed structure of the transaction, the proposed pricing, the volatility and performance of each institution's common stock, the operating strategy of each potential acquirer, dividend history, relative ability of each institution to compete and integrate merger transactions and the ability of EFC stockholders to participate in the future of the combined company with the cash and stock mix proposed by each were all discussed. The board of directors agreed that the board of directors needed time to consider the information presented and agreed to meet again on May 17, 2005 to discuss the matter further. On May 17, 2005, the board members stated their views regarding the proposals and discussed the advantages and disadvantages of each offer at length. After extensive discussion, the board of directors determined that the two expressions of interest EFC had received were very attractive. However, the board of directors determined that MAF's proposal offered less merger consideration to EFC's stockholders. Consequently, the board of directors authorized Mr. Flanagan to negotiate, with the assistance of EFC's legal and financial advisors, a definitive merger agreement with the other potential acquirer on the basis of the proposal presented to the board of directors.

         On May 24, 2005, a draft definitive agreement was delivered to EFC. The draft definitive agreement contained several substantive terms that had not been included in the potential acquirer's refined expression of interest. On May 25, 2005, the board of directors met to discuss the draft definitive agreement. At the meeting, Hovde Financial and Muldoon Murphy & Aguggia LLP discussed the terms of the draft definitive agreement. Given the content of the definitive agreement, the board of directors determined that there was a risk that the transaction would not be consummated given the conditions imposed in the draft definitive agreement. In addition, certain terms of the agreement decreased the value that the board of directors thought was being offered by the potential acquirer in its refined expression of interest. The board of directors determined that there was a substantial risk that this bidder was attempting to renegotiate its offer. Consequently, the board of directors agreed that Hovde Financial should talk to MAF to determine if MAF was willing to improve its offer. MAF agreed to increase the cash amount MAF was willing to pay as part of the merger consideration, which made the two expressions of interest EFC had received very comparable from a financial point of view. As a result, Hovde Financial was directed to ask MAF to produce a draft definitive agreement for the board of directors' consideration.

         A draft definitive agreement was delivered by MAF on June 3, 2005. The draft definitive agreement was substantially consistent with the refined expression of interest MAF had previously delivered. While EFC was considering the terms of MAF's draft definitive agreement, the other potential acquirer sought to negotiate with EFC. While many concessions were offered, EFC's board of directors continued to believe the other offer continued to present consummation risk. Further, given the movement in the two potential acquirers' stock prices, the board of directors determined MAF's offer was more attractive. On June 6, 2005, the other potential acquirer withdrew its expression of interest. EFC continued to negotiate the terms of a definitive agreement with MAF.

         On June 27, 2005, the MAF board of directors approved the proposed terms of the merger and definitive merger agreement.

         On June 28, 2005, the board of directors of EFC held a special meeting at which senior management and representatives of Hovde Financial and Muldoon Murphy & Aguggia LLP presented the terms of the definitive merger agreement and ancillary agreements and the findings of EFC's due diligence investigation of MAF. In addition, detailed presentations on the expected costs associated with the proposed transaction, estimated severance payments and the structure and tax treatment of the transaction were addressed. Representatives of Hovde Financial made a presentation regarding the fairness of the merger consideration in the proposed transaction to EFC's stockholders from a financial point of view. The board reviewed the impact of the transaction on the existing employment and change in control agreements entered into with management, and reviewed with representatives of Muldoon Murphy & Aguggia LLP the legal standards applicable to the proposed transaction, the approvals and contingencies necessary to consummate the transaction and the regulatory issues and process involved. After those presentations and further discussions regarding the proposed mix of cash and stock consideration and the fluctuation of the overall merger consideration under various scenarios, the board determined that the merger agreement, ancillary agreements and transactions contemplated thereby were in the best interest of EFC stockholders, unanimously approved the proposed merger and related agreements and authorized Mr. Flanagan to execute the merger agreement and related documents and to take all steps necessary to effect the proposed transaction.

         On June 30, 2005, a joint press release was issued announcing the transaction before the open of trading that day.

FACTORS CONSIDERED BY EFC BOARD OF DIRECTORS

         The EFC board of directors has unanimously approved the merger agreement and recommends that EFC stockholders vote "FOR" the approval of the merger agreement.

         The EFC board has determined that the merger and the merger agreement are fair to, and in the best interests of, EFC and its stockholders. In approving the merger agreement, the EFC board of directors consulted with its financial advisor with respect to the financial aspects and fairness of the transaction from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, the EFC board of directors considered a number of factors, including the following:

         o The review conducted by the EFC board of directors of the strategic options available to EFC and the board's assessment that none of those options was likely to create greater value for stockholders than the consideration being paid by MAF.

         o The opportunity for EFC stockholders to satisfy their own investment preference by electing to receive cash, MAF common stock or a combination of cash and MAF common stock for their shares of EFC common stock.

         o Information concerning the business, earnings, operations, financial condition and prospects of EFC and MAF, both individually and as combined. The EFC board took into account the results of the due diligence review conducted on MAF, including the likelihood of the transaction receiving the requisite regulatory and stockholder approvals in a timely manner.

         o The opinion rendered by Hovde Financial, as financial advisor to EFC, that the merger consideration is fair, from a financial point of view, to EFC's stockholders.

         o The effect of the merger on EFC's depositors, customers and the communities served by EFC. The acquisition by MAF was deemed to be an opportunity to provide depositors, customers and the communities served by EFC with increased financial services and access to financial services throughout a wider market area.

         o The significant number of EFC employees that would be retained after the merger, combined with opportunities for career advancement in a larger organization.

         o That one member of EFC's board will be appointed to the board of directors of MAF and that the remaining board members will serve as members of an advisory board.

         o The fact that the market and liquidity for MAF common stock is substantially broader than the current market for EFC common stock.

         o The current and prospective economic, competitive and regulatory environment facing EFC and independent community banking institutions generally.

         o The terms of the merger agreement and the structure of the merger, including the fact that the merger is intended to qualify as a transaction of a type that generally would not be taxable for U.S. federal income tax purposes to the extent EFC stockholders receive MAF common stock for their shares.

         The foregoing information and factors considered by EFC's board of directors is not exhaustive, but includes all material factors that the board of directors considered and discussed in approving and recommending the merger. In view of the wide variety of factors considered and discussed by EFC's board of directors in connection with its evaluation of the merger and the complexity of these factors, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign any specific or relative weights to the specific factors that it considered in reaching its decision; rather it considered all of the factors as a whole. In discussing the proposed transaction, EFC's board of directors asked numerous questions of EFC's management and legal and financial advisors and reached general consensus that the merger was advisable and in the best interests of EFC and its stockholders. In considering the various factors, individual directors may have assigned different weights to different factors. EFC's board of directors relied on the experience and expertise of EFC's financial advisor for quantitative analysis of the financial terms of the merger. See "Description of Merger - Fairness opinion of EFC's financial advisor" on page ___. It should be noted that this explanation of the reasoning of

EFC's board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under "Cautionary Statement Regarding Forward-Looking Information" on page ___.

MAF'S REASONS FOR THE MERGER

         MAF's board of directors believes that the merger is in the best interests of MAF and its stockholders. The board determined that the merger offered a unique opportunity to establish a significant presence in areas of Chicago's northwest suburban markets where it does not currently have a presence. While EFC has a proven record of operating a successful banking organization, MAF believes there is potential to generate greater business volumes in EFC's markets by offering its greater array of retail deposit and lending products and services to residents of the communities surrounding EFC's branch offices and by increasing business banking activities in these markets. In deciding to approve the merger agreement, MAF's board of directors considered a number of factors, including:

         o        a review of

                  - the business, operations, earnings, and financial condition, including the capital levels and asset quality, of EFC on historical, prospective, and pro forma bases and in comparison to other financial institutions in the Chicago area,

                  - the demographic, economic and financial characteristics of the markets in which EFC operates, including existing competition and potential demand for financial services, and

                  -        the results of MAF's due diligence review of EFC;

         o the deposit market share position, on a combined pro forma basis, that would move Mid America to number seven in the Chicago MSA and to number three in Kane County, Illinois, giving effect to the merger as of June 30, 2004;

         o the compatibility and the community bank orientation of both MAF and EFC;

         o the attractiveness of EFC's branch locations and branch sites, particularly in fast-growing Kane County, Illinois;

         o an assessment of management's ability to integrate the operations of EFS Bank and to achieve projected cost savings;

         o the opinion of Keefe Bruyette & Woods, Inc. that the merger consideration was fair from a financial point of view to MAF;

         o the likelihood of regulators approving the merger without undue conditions or delay; and

         o a variety of factors affecting and relating to the overall strategic focus of MAF.

         While MAF's board of directors considered these and other factors, MAF's board of directors did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. MAF's board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate.

         The terms of the merger were the result of arm's-length negotiations between representatives of MAF and representatives of EFC. Based upon its consideration of the factors discussed above, the board of directors of MAF approved the merger agreement and the merger as being advisable and in the best interests of MAF and its stockholders.

FAIRNESS OPINION OF EFC'S FINANCIAL ADVISOR

         Engagement of Hovde Financial LLC. In January 2005, EFC's board of directors retained Hovde Financial LLC as its financial advisor. At a meeting of the EFC board of directors held on June 28, 2005, Hovde Financial reviewed the financial aspects of the proposed merger and rendered an oral opinion (subsequently confirmed in writing) that, based upon and subject to the various considerations set forth in its written opinion, the total transaction consideration to be paid to the stockholders of EFC is fair from a financial point of view as of such date. In requesting Hovde Financial's advice and opinion, no limitations were imposed by EFC upon Hovde Financial with respect to the investigations made or procedures followed by it in rendering its opinion. THE TEXT OF THE OPINION OF HOVDE FINANCIAL, WHICH DESCRIBES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B. EFC STOCKHOLDERS SHOULD READ THIS OPINION IN ITS ENTIRETY.

         Hovde Financial is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes. As a specialist in securities of financial institutions, Hovde Financial has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. EFC's board of directors selected Hovde Financial to act as its financial advisor in connection with the merger on the basis of the firm's reputation and expertise in transactions such as the merger.

         As described below, Hovde Financial will receive a fee from EFC for performing a financial analysis of the merger and rendering a written opinion to the board of directors of EFC as to the fairness, from a financial point of view, of the merger to EFC's stockholders.

         Hovde Financial's opinion is directed only to the fairness, from a financial point of view, of the total transaction consideration, and, as such, does not constitute a recommendation to any EFC stockholder as to how the stockholder should vote at the EFC stockholder meeting. The summary of the opinion of Hovde Financial set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

         The following is a summary of the analyses performed by Hovde Financial in connection with its fairness opinion. Certain of these analyses were confirmed in a presentation to the EFC board of directors by Hovde Financial. The summary set forth below does not purport to be a complete description of either the analyses performed by Hovde Financial in rendering its opinion or the presentation delivered by Hovde Financial to the EFC board of directors, but it does summarize all of the material analyses performed and presented by Hovde Financial.

         The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Hovde Financial did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Hovde Financial may have given various analyses more or less weight than other analyses. Accordingly, Hovde Financial believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to the EFC board of directors and its fairness opinion.

         In performing its analyses, Hovde Financial made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of EFC and MAF. The analyses performed by Hovde Financial are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde Financial's analysis of the fairness of the transaction consideration, from a financial point of view, to EFC stockholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde Financial's opinion does not address the relative merits of the merger as compared to any other business combination in which EFC might engage. In addition, as described above, Hovde Financial's opinion to the EFC board of directors was one of many factors taken into consideration by the EFC board of directors in making its determination to approve the merger agreement.

         During the course of its engagement, and as a basis for arriving at its opinion, Hovde Financial reviewed and analyzed material bearing upon the financial and operating conditions of EFC and MAF and material prepared in connection with the merger, including, among other things, the following:

         o        the merger agreement;

         o certain historical publicly available information concerning EFC and MAF;

         o        the nature and terms of recent merger transactions; and

         o financial and other information provided to Hovde Financial by the management of EFC and MAF.

         Hovde Financial conducted meetings and had discussions with members of senior management of EFC for purposes of reviewing the future prospects of EFC. Hovde Financial also took into account its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

         In rendering its opinion, Hovde Financial assumed, without independent verification, the accuracy and completeness of the financial and other information and relied upon the accuracy of the representations of the parties contained in the merger agreement. Hovde Financial also assumed that the EFC financial forecasts furnished to or discussed with Hovde Financial were reasonably prepared and reflected the best currently available estimates and judgments of senior management of EFC as to the future financial performance of EFC. Hovde Financial has not made any independent evaluation or appraisal of any properties, assets or liabilities of EFC. Hovde Financial assumed and relied upon the accuracy and completeness of the publicly available and other non-public financial information provided to it by EFC and MAF, relied upon the representations and warranties of EFC and MAF made pursuant to the merger agreement, and did not independently attempt to verify any of such information.

         Analysis of Selected Mergers. As part of its analysis, Hovde Financial reviewed three groups of comparable merger transactions. The first peer group included transactions, which have occurred since January 1, 2004, that involved public thrifts in the United States that had total assets less than $2.0 billion where the consideration mixture included both stock and cash (the "United States Merger Group"). This United States Merger Group consisted of the following 17 transactions:

            BUYER                                        SELLER
-----------------------------------         --------------------------------
Colonial BancGroup Inc. (AL)                FFLC Bancorp Inc. (FL)
Berkshire Hills Bancorp Inc. (MA)           Woronoco Bancorp Inc. (MA)
KNBT Bancorp Inc. (PA)                      Northeast PA Financial Corp. (PA)
Main Street Trust Inc. (IL)                 Citizens First Financial Corp. (IL)
First Fed Banc of the SW Inc. (NM)          GFSB Bancorp Inc. (NM)
WesBanco Inc. (WV)                          Winton Financial Corp. (OH)
ESB Financial Corp. (PA)                    PHSB Financial Corp. (PA)
Kentucky First Federal (KY)                 Frankfort First Bancorp Inc. (KY)
Brookline Bancorp Inc. (MA)                 Mystic Financial Inc. (MA)
Banknorth Group Inc. (ME)                   BostonFed Bancorp Inc. (MA)
MAF Bancorp Inc. (IL)                       Chesterfield Financial Corp. (IL)
First Community Corp. (SC)                  DutchFork Bancshares Inc. (SC)
WesBanco Inc. (WV)                          Western Ohio Financial Corp. (OH)
Provident Bancorp Inc. (NY)                 Warwick Community Bancorp (NY)
SouthTrust Corp. (AL)                       FloridaFirst Bancorp Inc. (FL)
MB Financial Inc. (IL)                      First SecurityFed Financial (IL)
Independent Bank Corp. (MA)                 Falmouth Bancorp Inc. (MA)

         The second group of comparable transactions Hovde Financial reviewed were mergers involving public thrifts in the Midwestern United States that had total assets greater than $100.0 million and which have occurred since January 1, 2004 (the "Midwest Merger Group"). This Midwest Merger Group consisted of the following 12 transactions:

            BUYER                                        SELLER
-----------------------------------         --------------------------------
Peoples Community Bancorp Inc. (OH)         PFS Bancorp Inc. (IN)
Main Street Trust Inc. (IL)                 Citizens First Financial Corp. (IL)
Oak Hill Financial Inc. (OH)                Lawrence Financial Holdings (OH)
WesBanco Inc. (WV)                          Winton Financial Corp. (OH)
Park National Corp. (OH)                    First Federal Bancorp Inc. (OH)
Kentucky First Federal (KY)                 Frankfort First Bancorp Inc. (KY)
MAF Bancorp Inc. (IL)                       Chesterfield Financial Corp. (IL)
MidCountry Financial Corp. (GA)             FSF Financial Corp. (MN)
Associated Banc-Corp (WI)                   First Federal Capital Corp (WI)
Northbrook Investments (IL)                 North Bancshares Inc. (IL)
WesBanco Inc. (WV)                          Western Ohio Financial Corp. (OH)
MB Financial Inc. (IL)                      First SecurityFed Financial (IL)

         The third group of comparable transactions Hovde Financial reviewed were mergers involving public thrifts headquartered in the Chicago Metropolitan Statistical Area (Chicago MSA) announced since January 1, 1998 (the "Chicago MSA Merger Group"). This Chicago MSA Merger Group consisted of the following 10 transactions:

            BUYER                                        SELLER
-----------------------------------         --------------------------------
MAF Bancorp Inc. (IL)                       Chesterfield Financial Corp. (IL)
MB Financial Inc. (IL)                      First SecurityFed Financial (IL)
MAF Bancorp Inc. (IL)                       Fidelity Bancorp Inc. (IL)
Midwest Banc Holdings Inc. (IL)             Big Foot Financial Corp. (IL)
MB Financial Inc. (IL)                      FSL Holdings Inc. (IL)
Charter One Financial (OH)                  Alliance Bancorp (IL)
Charter One Financial (OH)                  St. Paul Bancorp Inc. (IL)
FBOP Corp. (IL)                             Calumet Bancorp Inc. (IL)
MAF Bancorp Inc. (IL)                       Westco Bancorp Inc. (IL)
State Financial Services Corp. (WI)         Home Bancorp of Elgin Inc. (IL)

         Hovde Financial calculated the medians and averages of the following relevant transaction ratios in the United States Merger Group, the Midwest Merger Group and the Chicago MSA Merger Group:

         o the multiple of the offer value to the acquired company's earnings for the twelve months preceding the announcement date of the transaction;

         o        the tangible book value premium to core deposits; and

         o the multiple of the offer value to the acquired company's tangible book value.

         Hovde Financial compared these multiples with the corresponding multiples for the merger, valuing the total consideration that would be received pursuant to the merger agreement at approximately $176.1 million ($100.1 million in consideration in the form of MAF's common stock, $67.0 million in cash for EFC common stock, and $9.0 million in cash related to the cash-out of EFC options), or $34.69 per EFC common share, based on MAF's average trading price of $42.92 using a 30-day average for the period ended June 23, 2005. In calculating the multiples for the merger, Hovde Financial used EFC's earnings for the 12 months ended March 31, 2005, and EFC's tangible book value, total assets, and total deposits as of March 31, 2005. The results of this analysis are as follows:


                                                                                 OFFER VALUE TO
                                                             ------------------------------------------------------
                                                                                     RATIO OF
                                                                                  TANGIBLE BOOK
                                                                12 MONTHS         VALUE PREMIUM
                                                                PRECEDING             TO CORE             TANGIBLE
                                                                EARNINGS             DEPOSITS            BOOK VALUE
                                                                  (X)                  (%)                   (X)
                                                             ---------------     -----------------      ------------
EFC Bancorp, Inc.........................................        28.1                  23.4                  2.0
United States Merger Group median........................        24.7                  17.7                  1.7
United States Merger Group average.......................        27.4                  18.0                  1.8
Midwest Merger Group median..............................        25.0                  19.6                  1.7
Midwest Merger Group average.............................        28.2                  18.5                  1.8
Chicago MSA Merger Group median..........................        18.7                  13.4                  1.5
Chicago MSA Merger Group average.........................        26.0                  15.1                  1.6

         Premium to Market Analysis. Hovde Financial compared the offer on a per common share basis to the most recent trading day close and averages over various periods prior to the most recent trading day close (5-day, 10-day, 20-day, 30-day, 45-day, 60-day, and 90-day). The EFC trading price as of the market close on June 24, 2005 was $29.15. The per common share offer of $34.69 by MAF represented a 19.0% premium. The EFC trading price averages for the various periods ended June 23, 2005 and the related premiums based on the $34.69 offer per common share were as follows:

                                                      EFC
                                                     MARKET         PREMIUM
             STOCK PRICE PERIOD                      VALUE         TO MARKET
-------------------------------------------        -----------   ------------
5-day average..............................          $28.95          19.8%
10-day average.............................          $28.45          21.9%
20-day average.............................          $27.86          24.5%
30-day average.............................          $26.97          28.6%
45-day average.............................          $26.36          31.6%
60-day average.............................          $26.19          32.5%
90-day average.............................          $26.22          32.3%

         Discounted Cash Flow Analysis. Hovde Financial estimated the present value of all shares of EFC common stock by estimating the present value of EFC's estimated future earnings stream beginning in 2005. Reflecting EFC's internal projections and Hovde Financial estimates, Hovde Financial assumed net income in 2005, 2006, 2007, 2008, and 2009 of $8.9 million, $10.0 million, $11.0 million,
$12.1 million, and $13.3 million, respectively. The present value of these earnings was calculated based on a range of discount rates between 13.0% and 16.0%. In order to derive the terminal value of EFC's earnings stream beyond 2009, Hovde Financial assumed a terminal value based on a multiple of between 14.0x and 18.0x applied to free cash flows in 2009. The present value of this terminal amount was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of EFC's common stock. This analysis and its underlying assumptions yielded a range of value for all the shares of EFC's common stock of approximately $118.8 million (at a 13.0% discount rate and a 14.0x terminal multiple) to $130.4 million (at a 16.0% discount rate and a 18.0x terminal multiple) with a midpoint of $125.2 million (using a 14.5% discount rate and a 16.0x terminal multiple), compared to total merger consideration of approximately $176.1 million.

         Contribution Analysis. Hovde Financial prepared a contribution analysis showing percentages of total assets, total net loans, total deposits, total common equity, and total tangible equity at March 31, 2005 for EFC and for MAF, and actual 12 months preceding earnings that would be contributed to the combined company on a pro-forma basis by EFC and MAF. Assuming the cash merger consideration was used to buy additional MAF shares, the analysis indicated that holders of EFC common stock would own approximately 10.86% of the pro forma common shares outstanding of MAF, while contributing a median of 9.84% of the financial components listed above.

                                                               EFC CONTRIBUTION
                                                                    TO MAF
                                                                ---------------
   Total assets.............................................         9.43%
   Total net loans..........................................        10.71%
   Total deposits...........................................        10.24%
   Total equity.............................................         8.29%
   Total tangible equity....................................        11.93%
   Net income - LTM.........................................         5.84%
   Median EFC Contribution Percentage.......................         9.84%
   Actual EFC Pro Forma Ownership...........................         6.48%
   EFC Pro Forma Ownership adjusted for cash component......        10.86%

         Financial Implications to EFC stockholders. Hovde Financial prepared an analysis of the financial implications of MAF's offer to a holder of EFC common stock. This analysis indicated that on a pro forma equivalent basis, assuming the exchange ratio of 0.8082 for the stock consideration portion of the aggregate merger consideration and excluding any potential revenue enhancement opportunities, a stockholder of EFC receiving all stock consideration would achieve approximately 88.8% accretion in cash earnings per share, approximately 84.2% accretion in GAAP earnings per share, an increase in book value per share of approximately 25.0%, a decrease in tangible book value per share of approximately 23.5%, and an increase in dividends per share of approximately 41.5% as a result of the consummation of the merger. The table below summarizes the results discussed above:


                                                                         PER SHARE:
                                                -------------------------------------------------------------
                               2005E CASH       2005E GAAP                          TANGIBLE
                                EARNINGS         EARNINGS        BOOK VALUE        BOOK VALUE       DIVIDENDS
                               ----------       ----------      ------------      ------------      ---------
EFC standalone...............     $1.40            $1.40          $18.73            $18.73           $0.65
EFC Pro Forma Equivalent*....     $2.64            $2.58          $23.42            $14.33           $0.74
% Accretion - Dilution.......      88.8%            84.2%           25.0%            -23.5%           13.8%

------------------
* Based on an exchange ratio of 0.8082 and stock consideration of approximately 60.0% of the total consideration.

         Comparable Company Analysis. Using publicly available information, Hovde Financial compared the financial performance and stock market valuation of MAF, which had $9.7 billion in assets as of March 31, 2005, with the following publicly traded Midwest United States thrift institutions that had the following assets as of March 31, 2005:

                                                               ASSETS
                COMPANY NAME (TICKER)                       ($ THOUSANDS)
----------------------------------------------------        -------------
Anchor BanCorp Wisconsin Inc. (ABCW)................          4,055,674
Bank Mutual Corporation (BKMU)......................          3,468,552
CFS Bancorp Inc. (CITZ).............................          1,298,397
Citizens First Bancorp, Inc. (CTZN).................          1,464,400
EFC Bancorp, Inc. (EFC).............................          1,011,546
Flagstar Bancorp Inc. (FBC).........................         14,273,842
First Defiance Financial Corp. (FDEF)...............          1,283,911
First Place Financial Corp. (FPFC)..................          2,479,867
Republic Bancorp Inc. (RBNC)........................          5,923,692
United Community Financial Corp. (UCFC).............          2,345,176

         Indications of such financial performance and stock market valuation included profitability measures, earnings composition, operating and performance metrics, loan portfolio compositions, deposit compositions, yield and cost analysis, capital adequacy, asset quality, and reserve adequacy, all based on financial information as of March 31, 2005 and, where relevant, closing stock market information as of June 24, 2005. Selected market information for MAF and the group of comparable companies that was analyzed is provided below.


                                                      PRICE/       PRICE/        DIV.         MKT.       INSIDE
                            STOCK        PRICE/        BOOK         LTM          YIELD        CAP       OWNERSHIP
                            PRICE        TBV (%)        (%)        EPS (X)        (%)         ($M)         (%)
                            -------      -------      -------      -------       -----       -------    ---------
MAF...................       $42.90       219.78       146.57       14.3          2.14       1,385.1      15.79
Comparable Company
   Average............       $19.49       167.82       151.70       17.9          2.91         484.4      12.84



                                                     TANGIBLE       NET                       NPAS/
                                                      EQUITY      INTEREST     EFFICIENCY    AVERAGE    RESERVES/
                             ROAE         ROAA         RATIO       MARGIN        RATIO        ASSETS      NPAS
                              (%)          (%)          (%)          (%)          (%)          (%)         (%)
                            -------      -------      -------      -------       -----       -------    ---------
MAF..................        10.75         1.00          6.76        3.04        53.48         0.33       114.07
Comparable Company
   Average...........         8.47         0.85          8.95        2.99        66.65         0.58       144.87

         Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde Financial determined that the transaction consideration was fair from a financial point of view to EFC stockholders.

         EFC and Hovde Financial have entered into an agreement relating to the services to be provided by Hovde Financial in connection with the merger. EFC has agreed to pay Hovde Financial fees as follows: a cash fee of $50,000 for evaluating the transaction and performing a financial analysis of the merger and rendering a written opinion to the board of directors of EFC as to the fairness of the merger to EFC's stockholders (which fee has already been paid to Hovde Financial) and, at the time of closing, a cash fee of approximately $1.8 million. Pursuant to the Hovde Financial engagement agreement, EFC has also agreed to reimburse Hovde Financial for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify it against certain liabilities, including liabilities under the federal securities laws.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         General. The following discussion addresses the material U.S. federal income tax consequences of the merger that are generally applicable to EFC stockholders. This discussion does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the merger. Also, the following discussion does not deal with all federal income tax considerations that may be relevant to certain EFC stockholders in light of their particular circumstances, such as stockholders who:

         o        are dealers in securities;

         o        are insurance companies or tax-exempt organizations;

         o        are subject to alternative minimum tax;

         o hold their shares as part of a hedge, straddle, or other risk reduction transaction; or

         o        are foreign persons.

         YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO YOU BASED ON YOUR OWN CIRCUMSTANCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES.

         The following discussion is based on the Internal Revenue Code of 1986, or the Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, all as of the date of this document and all of which are subject to change, possibly with retroactive effect. Any change in these authorities could be applied to transactions that were completed before the change, and could affect the accuracy of the statements and conclusions in this discussion as well as the tax consequences of the merger to MAF, EFC and the EFC stockholders.

         Tax opinion of Vedder Price. Neither MAF nor EFC has requested, nor will they request, a ruling from the Internal Revenue Service with regard to the federal income tax consequences of the merger. Instead, as a condition to the closing of the merger, Vedder Price, legal counsel to MAF, will render its opinion to MAF, subject to customary representations and assumptions referred to in the opinion, substantially to the effect that:

         o the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and EFC and MAF will each be a "party to a reorganization" within the meaning of
                  Section 368(b) of the Code;

         o no gain or loss will be recognized by MAF or EFC as a result of the transactions contemplated in the merger;

         o no income, gain or loss will be recognized by EFC stockholders upon the receipt of MAF common stock in exchange for EFC common stock, except that gain (but not loss) will be recognized with respect to the cash portion of the merger consideration received in the merger, and gain or loss will be recognized with respect to any cash received for a fractional share of MAF common stock;

         o the basis of the MAF common stock received by EFC stockholders in the merger will be the same as the basis of the EFC common stock surrendered, decreased by the amount of any cash received and increased by the amount of any gain recognized in the exchange;

         o the holding period of the MAF common stock received by EFC stockholders will include the holding period of the EFC common stock surrendered, provided that the EFC common stock was held as a capital asset in the hands of the EFC stockholders on the date of the exchange;

         o the basis of the EFC assets in the hands of MAF will be the same as the basis of such assets in the hands of EFC immediately prior to the exchange; and

         o the holding period of the EFC assets transferred to MAF will include the period during which such assets were held by EFC prior to the exchange.

         Vedder Price's opinion will be based upon the assumption that the merger will take place in the manner described in the merger agreement and will also assume the truth and accuracy of certain factual representations that will have been made by MAF and EFC and which are customarily given in transactions of this nature. Vedder Price's opinion is not binding on the Internal Revenue Service or the courts and there can be no assurance that the Internal Revenue Service will not take a contrary position to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the Internal Revenue Service.

         Withholding. The cash portion of the merger consideration and any cash payments in respect of a fractional share of MAF common stock may be subject to the information reporting requirements of the Internal Revenue Service and to backup withholding at the current rate of 28%. Backup withholding will not apply to a payment made to you if you complete and sign the substitute Form W-9 that will be included as part of the transmittal letter and notice from MAF's exchange agent, or you otherwise prove to MAF and its exchange agent that you are exempt from backup withholding.

         Backup withholding is not an additional tax, but an advanced payment. Any amount withheld from the payment of the merger consideration may be credited against the United States federal income tax liability of the beneficial owner subject to the withholding and may be refunded to the extent it results in an overpayment of tax. You should consult with your tax advisor as to your qualification for exemption from backup withholding and the procedures for obtaining this exemption.

         Reporting and record keeping. If you exchange shares of EFC common stock in the merger for MAF common stock, you are required to retain records of the transaction, and to attach to your federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the nonrecognition of gain or loss upon the exchange. At a minimum, the statement must include:

         o        your tax basis in the EFC common stock surrendered; and

         o the amount of cash (if any) received and the fair market value, as of the effective date of the merger, of the MAF common stock received in exchange therefor.

         THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES OF THE MERGER THAT MAY BE RELEVANT TO A PARTICULAR EFC STOCKHOLDER. YOU ARE URGED

TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU AS A RESULT OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

         MAF will account for the merger using the purchase method of accounting in accordance with U.S. generally accepted accounting principles. Under this method, the aggregate cost of the merger will be allocated to assets acquired and liabilities assumed based on their estimated fair values as of the closing date. The excess cost of the acquisition over the fair value of net assets acquired will then be allocated to identified intangible assets, with any remaining unallocated cost recorded as goodwill.

REGULATORY APPROVALS

         The merger of MAF and EFC and the bank merger between Mid America Bank and EFS Bank are both subject to prior approval of the OTS. MAF's application for OTS approval will be evaluated based on, among other things, the financial and managerial resources and the future prospects of MAF and Mid America Bank, the risks to the federal deposit insurance funds and the convenience and needs of relevant communities. Also, the Director of the OTS will not approve any proposed acquisition (1) that would result in a monopoly, or would be in furtherance of any combination or conspiracy to monopolize or an attempt to monopolize the savings and loan business in any part of the United States, or
(2) the effect of which, in any section of the country, may be substantially to lessen competition, or tend to create a monopoly, or (3) that in any other manner would be in restraint of trade, unless it finds the anti-competitive effects of the proposed acquisition are clearly outweighed in the public interest by the probable effect of the acquisition in meeting the convenience and needs of the communities to be served. The OTS may deny an application if it finds that the financial and managerial resources and future prospects of the parties to the transaction would cause the proposed acquisition to be detrimental to the parties or the insurance risk of the FDIC's deposit insurance funds. The OTS also must review the records of the bank subsidiaries of MAF and EFC under the Community Reinvestment Act of 1977, as amended, commonly known as the CRA. The CRA requires that the OTS analyze, and take into account when evaluating an application, each bank's record of meeting the credit needs of its local communities, including low- and moderate-income neighborhoods, consistent with safe and sound operation.

         After OTS approval, the merger may not be consummated until expiration of a waiting period, during which time the U.S. Department of Justice may challenge the merger on antitrust grounds. This waiting period may be up to 30 days, but has generally been reduced to 15 days by the OTS and the Department of Justice.

         The OTS must act on the application within the 60-day period after the date a complete application is submitted to the OTS. The OTS can extend the review period for an additional 30 calendar days if the OTS determines that additional time is required to analyze the proposed transaction.

         MAF filed its application with the Southeast Regional Director of the OTS under delegated authority on August 30, 2005. The OTS, by letter dated ___________, 2005, requested that certain additional information be filed as part of the application. MAF responded to the OTS' request during the week of ____________, 2005. There can be no assurance that the OTS will approve the merger and we do not know when MAF will obtain a decision on the application. Subject to receipt of all required regulatory approvals, MAF currently anticipates closing the transaction by the first quarter of 2006.

         MAF filed with the IDFPR, Division of Banking, a notice regarding the proposed transactions, which included a copy of the OTS application, on August 30, 2005. MAF does not expect the IDFPR to object to Mid America Bank's acquisition of EFS Bank.

         Mid America Bank's acquisition of EFS Bank also requires prior notification to the FDIC, because Mid America Bank will be acquiring EFS Bank's non-banking subsidiary. Mid America Bank filed its notification with the Acting Regional Director of the FDIC on August 30, 2005. MAF does not expect the FDIC to object to Mid America Bank's acquisition of the non-banking subsidiary of EFS Bank.

         The merger and the bank merger cannot proceed without obtaining all requisite regulatory approvals. See "Terms of the Merger--Conditions to the merger," "Terms of the Merger--Termination," and "Terms of the Merger--Amendment, waiver." MAF and EFC have agreed to take all reasonable actions necessary to obtain satisfactory approvals of the applicable regulatory authorities.

         MAF and EFC are not aware of any other governmental approvals or actions that are required for consummation of the merger except as described above. If any other approval or action is required, both parties contemplate seeking approval or action. There can be no assurance that any approval or action, if needed, could be obtained and, if the approvals or actions are obtained, there can be no assurance as to the timing of any approvals of actions.

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

         Under Delaware law, the rights of dissenting stockholders to obtain the fair value for their shares (so-called "appraisal rights") may be available in connection with a statutory merger or consolidation in certain specific situations. Appraisal rights are available to EFC stockholders in connection with the merger since EFC's stockholders are entitled to receive both cash and MAF common stock upon consummation of the merger. For a description of dissenters' rights, see "Special Meeting of EFC Stockholders--Appraisal rights."

RESTRICTIONS ON RESALE OF MAF COMMON STOCK BY EFC AFFILIATES

         This document does not cover any resales of the shares of MAF common stock to be issued in the merger, and no person is authorized to use this document in connection with any such resale.

         All shares of MAF common stock issued to stockholders of EFC in connection with the merger will be freely transferable, except that shares received by persons deemed to be "affiliates" of EFC under the Securities Act of 1933 at the time of the special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of EFC for this purpose generally include directors, executive officers and the holders of 10% or more of the outstanding shares of EFC common stock.

         Generally, pursuant to Rule 145 under the Securities Act, during the one-year period following completion of the merger, affiliates of EFC may not resell publicly the MAF common stock received by them in connection with the merger except in compliance with certain limitations as to the amount of MAF common stock sold in any three-month period and as to the manner of sale. After the initial one-year period, affiliates of EFC who have not become affiliates of MAF may resell their shares without restriction. The ability of affiliates to resell shares of MAF common stock received in the merger under Rule 145 as summarized in this section generally will be subject to MAF having satisfied its reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale. Affiliates also would be permitted to resell MAF common stock received in the merger pursuant to an effective registration statement under the Securities Act covering the shares or an available exemption from registration requirements under the Securities Act.

         EFC caused each person deemed by EFC to be an affiliate (for purposes of Rule 145) to execute and deliver a written agreement with MAF that is intended to ensure the affiliate's compliance with the Securities Act.

                              TERMS OF THE MERGER

         The following description of the merger is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this document and is incorporated herein by reference. YOU ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

MERGER CONSIDERATION

         Each share of EFC common stock that is issued and outstanding immediately prior to the effective time will be converted into the right to receive, at the election of the holder, either (1) $34.69 in cash (referred to in this document as the "cash consideration"), (2) 0.8082 shares of MAF common stock (referred to in this document as the "exchange ratio"), or (3) a combination of the foregoing. Elections are limited by the requirement that 59.93% of the total number of outstanding shares of EFC common stock be exchanged for MAF common stock. MAF will not issue fractions of shares of MAF common stock, but instead will pay each holder of EFC common stock who would otherwise be entitled to a fraction of a share of MAF common stock an amount in cash, rounded to the nearest cent, equal to the product of such fraction multiplied by $42.92. If there is a change to the number or classification of shares of MAF outstanding as a result of any stock dividend, subdivision, reclassification, recapitalization, split or other similar transaction, the exchange ratio will be equitably adjusted. Shares of EFC's common stock held directly or indirectly by MAF will be canceled and retired upon completion of the merger, and no payment will be made for them. Holders of shares for which dissenters' rights have been exercised will be entitled only to the rights granted by Delaware law.

         Each share of MAF common stock outstanding immediately prior to the effective time will remain outstanding and unchanged as a result of the merger.

         Stock Options. EFC stock options that are outstanding and unexercised immediately before the effective time of the merger will, at the option of the holder, be converted pursuant to either (1) or (2): (1) Each option held by a holder, who delivers a conversion agreement to MAF, shall be converted into an option to purchase shares of MAF common stock. The number of shares of MAF common stock subject to the converted option is equal to the product of (x) the number of shares of EFC common stock subject to the original option and (y) the exchange ratio. The exercise price per share of MAF common stock under the converted option will be equal to (x) the exercise price per share of EFC common stock under the original option divided by (y) the exchange ratio. Upon exercise of each option by a holder, the aggregate number of shares of MAF common stock deliverable upon such exercise will be rounded down to the nearest whole share and the aggregate exercise price shall be rounded up to the nearest cent; (2) Each option held by a holder, who delivers a cancellation agreement to MAF, will be converted into the right to receive cash equal to (x) the number of shares of EFC common stock covered by such option multiplied by (y) the amount which the cash consideration exceeds the exercise price per share of EFC common stock under the option converted by such holder.

TIME OF COMPLETION

         The merger agreement contemplates that the merger will be completed on such date and at such time as both parties mutually agree upon as promptly as practicable on or after the second business day of January 2006, but no later than ten business days thereafter, or if later, within ten business days after the day the last of the conditions to closing set forth in the merger agreement has been fulfilled or waived.

The completion of the merger sometimes is referred to in this document as the "closing date." The time the merger becomes effective is sometimes referred to in this document as the "effective time."

CASH OR STOCK ELECTION

         Under the terms of the merger agreement, EFC stockholders may elect to convert their shares into cash, MAF common stock, or a mixture of cash and MAF common stock. All elections of EFC stockholders are further subject to the allocation and proration procedures described in the merger agreement. These procedures provide that the number of shares of EFC common stock to be converted into MAF common stock in the merger must be 59.93% of the total number of shares of EFC common stock issued and outstanding on the date of the merger. We are not making any recommendation about whether EFC stockholders should elect to receive cash or MAF common stock in the merger. Each holder of EFC common stock must make his or her own decision with respect to such election.

         It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if EFC stockholders in the aggregate elect to receive more or less of the MAF common stock than MAF has agreed to issue. These procedures are summarized below:

         o IF STOCK IS OVERSUBSCRIBED: If EFC stockholders elect to receive more MAF common stock than MAF has agreed to issue in the merger, then all EFC stockholders who have elected to receive cash or who have made no election will receive cash for their EFC shares and all stockholders who elected to receive MAF common stock will receive a pro rata portion of the available MAF shares plus cash for those shares not converted into MAF common stock.

         o IF STOCK IS UNDERSUBSCRIBED: If EFC stockholders elect to receive fewer shares of MAF common stock than MAF has agreed to issue in the merger, then all EFC stockholders who have elected to receive MAF common stock will receive MAF common stock and those stockholders who elected to receive cash or who have made no election will be treated in the following manner:

                  - If the number of shares held by EFC stockholders who have made no election is sufficient to make up the shortfall in the number of MAF shares that MAF is required to issue, then all EFC stockholders who elected cash will receive cash, and those stockholders who made no election will receive both cash and MAF common stock in whatever proportion is necessary to make up the shortfall.

                  - If the number of shares held by EFC stockholders who have made no election is insufficient to make up the shortfall, then all EFC stockholders who made no election will receive MAF common stock and those EFC stockholders who elected to receive cash will receive cash and MAF common stock in whatever proportion is necessary to make up the shortfall.

         No guarantee can be made that EFC stockholders will receive the amounts of cash and stock they elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, EFC stockholders may receive MAF common stock or cash in amounts that vary from the amounts they elect to receive.

ILLUSTRATIVE CALCULATION OF STOCK ELECTION, MIXED ELECTION AND CASH ELECTION

         Examples of the potential effects of fluctuations in the trading price of MAF common stock on the value of the per share merger consideration to be received by EFC stockholders are illustrated in the following table, based upon an exchange of 100 shares of EFC common stock and a range of hypothetical trading prices for MAF common stock. The trading prices set forth in the table have been included for representative purposes only. The trading price at the effective time of the merger may be less than $39.00 or more than $45.00. We cannot assure you as to what the trading price for MAF common stock will be or what the value of MAF common stock to be issued in the merger will be at or following the effective time.

                                                 VALUE OF 100 SHARES OF EFC COMMON STOCK
                          ---------------------------------------------------------------------------------------
                           STOCK
                          ELECTION                           MIXED ELECTION                         CASH ELECTION
                          --------           ------------------------------------------------       -------------
                                                                VALUE OF
    HYPOTHETICAL          VALUE OF           AMOUNT IN          MAF STOCK         TOTAL VALUE
   TRADING PRICE          MAF STOCK            CASH             RECEIVED            OF MIXED           AMOUNT IN
    OF MAF STOCK          RECEIVED           (40.07%)           (59.93%)            ELECTION             CASH
   -------------          ---------          ---------          ---------         -----------         ---------

       $45.00              $3,637             $1,390              $2,180             $3,570             $3,469
       $44.00              $3,556             $1,390              $2,131             $3,521             $3,469
       $43.00              $3,475             $1,390              $2,083             $3,473             $3,469
       $42.92              $3,469             $1,390              $2,079             $3,469             $3,469
       $42.00              $3,394             $1,390              $2,034             $3,424             $3,469
       $41.00              $3,314             $1,390              $1,986             $3,376             $3,469
       $40.00              $3,233             $1,390              $1,938             $3,328             $3,469
       $39.00              $3,152             $1,390              $1,889             $3,279             $3,469

ELECTION PROCEDURES; SURRENDER OF STOCK CERTIFICATES

         An election form is being mailed separately from this proxy statement/prospectus to holders of shares of EFC common stock on or about the date this proxy statement/prospectus is being mailed. Each election form entitles the holder of the EFC common stock to elect to receive cash, MAF common stock, or a combination of cash and stock, or make no election with respect to the merger consideration they wish to receive.

         To make an effective election, EFC stockholders must submit a properly completed election form, along with their EFC stock certificates representing all shares of EFC common stock covered by the election form (or an appropriate guarantee of delivery) to the exchange agent on or before 5:00 p.m., local time, on _______________, 2005. DO NOT FORWARD YOUR EFC STOCK CERTIFICATES WITH YOUR PROXY CARDS. Shortly after the election deadline, Computershare Trust Company of New York, the exchange agent, will allocate cash and stock among EFC stockholders, consistent with their elections and the allocation and proration procedures. If EFC stockholders do not submit an election form, they will receive instructions from the exchange agent on where to surrender their EFC stock certificates after the merger is completed.

         EFC stockholders may change their election at any time prior to the election deadline by written notice accompanied by a properly completed and signed later dated election form received by the exchange agent or by withdrawal of their stock certificates by written notice. All elections will be revoked automatically if the merger agreement is terminated. If EFC stockholders have a preference for receiving either MAF stock and/or cash for their EFC shares, they should complete and return the election form. If EFC stockholders do not make an election, their shares will be designated as "non-election" shares, and non-election shares will be allocated MAF common stock and cash depending on the elections made by other stockholders and pursuant to the allocation and proration provisions in the merger agreement.

         We make no recommendation about whether EFC stockholders should elect to receive cash, stock, or a combination of cash and stock in the merger. EFC stockholders must make their own decision with respect to their election.

         If certificates for EFC common stock are not immediately available or you are unable to send the election form and other required documents to the exchange agent prior to the election deadline, EFC shares may be properly exchanged, and an election will be effective, if:

         o such exchanges are made by or through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch, or agency in the United States;

         o the exchange agent receives, prior to the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex, or facsimile transmission); and

         o the exchange agent receives, within three business days after the election deadline, the certificates for all exchanged EFC shares, or confirmation of the delivery of all such certificates into the exchange agent's account with The Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

         EFC stockholders who do not submit a properly completed election form or revoke their election form prior to the election deadline and do not submit a new election form will have their shares of EFC common stock designated as non-election shares. EFC stock certificates represented by elections that have been revoked will be promptly returned without charge to the EFC stockholder revoking the election upon written request.

         After the completion of the merger, the exchange agent will mail to EFC stockholders who do not submit election forms or who have revoked such forms a letter of transmittal, together with instructions for the exchange of their EFC common stock certificates for the merger consideration. Until you surrender your EFC stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any MAF common stock into which your EFC shares have been converted. When you surrender your EFC stock certificates, MAF will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of EFC common stock. EFC stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

         If your EFC stock certificates have been either lost, stolen, or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen, or destroyed before you receive any consideration for your shares. Upon request, our transfer agent will send you instructions on how to provide evidence of ownership.

CONDITIONS TO THE MERGER

         Consummation of the merger is subject to the satisfaction of certain conditions unless waived, to the extent waiver is permitted by applicable law.

         Conditions to obligations of MAF. The obligations of MAF to effect the merger are subject to the fulfillment at the effective time of, among others, the following conditions (unless waived by MAF):

         o the representations and warranties of EFC contained in the merger agreement and in any document provided by EFC were true and correct in all material respects on the date of the merger agreement and are true and correct in all material respects at and as of the effective time (as qualified in the merger agreement);

         o EFC has performed in all material respects all obligations and complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by EFC at or before the effective time;

         o except as contemplated by the merger agreement, there has been no action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the merger by any federal or state government or governmental agency or instrumentality or court, that would prohibit or impede the consummation of the transactions contemplated by the merger agreement;

         o all consents, waivers and notices required to be obtained by EFC prior to the effective time have been obtained or given;

         o as of the closing date, EFC has had no material adverse change from that which was represented and warranted on the date of the merger agreement and the related EFC disclosure schedules;

         o EFC has delivered to MAF various certificates of officers of EFC and opinions of counsel;

         o EFC has taken all action required to be taken to authorize the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement and MAF has received certified copies of the resolutions evidencing such authorization;

         o neither EFC nor any of its officers or directors is a party to, or threatened by, any legal proceeding which, if adversely determined, would, in the reasonable opinion of MAF, have a material adverse effect on EFC and no legal proceeding has been made or threatened by any person relating to the merger or the validity or propriety of the transactions contemplated by the merger agreement or the bank merger agreement which would make consummation of the merger inadvisable in the reasonable opinion of MAF;

         o the bank merger agreement has been authorized and approved by EFC and EFS Bank and the terms and conditions of that agreement have been satisfied;

         o MAF has received resignations of the executive officers and directors of EFC; and

         o EFC has delivered to MAF applicable titles with respect to all real property owned by EFC or its subsidiaries.

         Conditions to obligations of EFC. The obligations of EFC to effect the merger shall be subject to the fulfillment at the effective time of the following conditions (unless waived by EFC):

         o the representations and warranties of MAF contained in the merger agreement and in any document provided by MAF were true and correct in all material respects on the date of the merger agreement and are true and correct in all material respects at and as of the effective time (as qualified in the merger agreement);

         o MAF has performed in all material respects all obligations and complied in all material respects with all covenants and agreements required by the merger agreement to be performed or complied with by MAF at or before the effective time;

         o as of the closing date, MAF has had no material adverse change from that which was represented and warranted on the date of the merger agreement;

         o MAF has delivered various certificates of MAF's officers and opinions of counsel; and

         o MAF has taken all action required to be taken to authorize the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement and EFC has received certified copies of the resolutions evidencing such authorization.

         Mutual closing conditions. The obligation of each party to consummate the merger is further conditioned on the following:

         o the receipt of all necessary regulatory approvals, including the approval of the OTS, the FDIC, the IDFPR and any other applicable regulatory authority, as required under the merger agreement to consummate the merger, and the expiration of all required waiting periods relating thereto;

         o the registration statement this document is a part of is effective under the Securities Act and there is no stop order suspending effectiveness of the registration statement and/or proceedings seeking a stop order;

         o the listing of shares of MAF common stock to be issued in the merger on Nasdaq as of the effective time;

         o the absence of a preliminary or a permanent injunction or other order by any federal or state court preventing consummation of the merger or the bank merger;

         o adoption and approval of the merger agreement by the requisite vote of the stockholders of EFC; and

         o        MAF's receipt of a written tax opinion by MAF's tax counsel.

CONDUCT OF BUSINESS PENDING THE MERGER

         Under the merger agreement, EFC is generally obligated to:

         o carry on its business in substantially the same manner as previously conducted;

         o maintain its books in accordance with U.S. generally accepted accounting principles;

         o conduct its business and operations only in accordance with safe and sound banking and business practices and in compliance with federal and state law requirements;

         o use all reasonable efforts to preserve intact its business organizations;

         o generally keep available the services of its present officers and employees;

         o preserve its relationships with customers, suppliers and others having business dealings with them so that EFC's goodwill and ongoing business is unimpaired at the effective time; and

         o use its best efforts to, or cooperate with MAF in obtaining, any consent, authorization, approval of, exemption by or from any governmental agency or third party.

         The merger agreement also prohibits EFC from engaging in certain activities prior to the effective time without MAF's prior written consent, including but not limited to the following:

         o declaring or paying any cash dividend or any other distribution with respect to capital stock, other than a regular quarterly dividend not exceeding $0.1625 per share;

         o making any change to its normal practice of declaring dividends or establishing dividend record or dividend payment dates;

         o selling, leasing or otherwise disposing of any assets, except in the ordinary course of business, that are material, individually or in the aggregate, to the business or financial condition of EFC on a consolidated basis;

         o merging, consolidating or purchasing all or substantially all of the assets of any business, corporation, partnership, association or other business organization or division thereof;

         o except as contemplated in the merger agreement, issuing, selling, granting, or permitting the conversion of, any of its capital stock;

         o incurring any liabilities in excess of $50,000 other than deposits and other liabilities incurred in the ordinary course of business or consistent with past practices, or permitting the imposition of any material lien, charge or encumbrance on any shares of EFC stock;

         o increasing the compensation of employees, directors or officers, contributing to any EFC benefit plan, paying any bonus or increase any severance or termination pay, or entering into or amending any compensation related agreement, except in accordance with past practices concerning employees other than senior management and in accordance with the merger agreement;

         o changing any collective bargaining, employee pension, profit-sharing, retirement benefits, employee stock ownership, insurance, incentive compensation, severance or any other plan, agreement, trust, fund or arrangement for the benefit of employees, except as provided for in the merger agreement;

         o changing the interest rate risk or other risk management policies, procedures or practices of EFC;

         o changing its certificate of incorporation, charters or bylaws, except as contemplated in the merger agreement;

         o maintaining properties and assets in their present states of repair and maintaining insurance policies, including the insurance of accounts with the FDIC;

         o entering into any contract or agreement to buy, sell, exchange or otherwise deal in any tangible assets in excess of $50,000 in aggregate value; or

         o making any capital expenditure other than emergency repairs and replacements in excess of $50,000, except as provided in the merger agreement.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains representations and warranties made by EFC and MAF. These include, among other things, representations relating to:

         o        valid corporate organization, existence and good standing;

         o        ownership of subsidiaries;

         o corporate power and authority to enter into the merger and the merger agreement;

         o absence of conflicts with organizational documents, law or other material agreements;

         o        capitalization and stockholders;

         o fair presentation of financial statements in accordance with U.S. generally accepted accounting principles;

         o        absence of material adverse changes;

         o        government approvals required in connection with the merger;

         o        compliance with material contracts;

         o        absence of undisclosed liabilities;

         o        absence of investigations and litigation;

         o        compliance with laws;

         o maintenance of all required governmental registrations, licenses or permits;

         o        accuracy and filing of all required governmental reports;

         o        obligations to pay broker/finder fees;

         o absence of any breach of organizational documents, law or other material agreements or obligations as a result of the merger; and

         o        compliance with SEC filing requirements.

         EFC makes additional representations and warranties to MAF in the merger agreement relating to, among other things:

         o        tax matters;

         o        information regarding loans and investments;

         o        stockholder approval;

         o        environmental matters;

         o        title to real and personal property;

         o        interest rate risk management arrangements;

         o        allowance for loan losses;

         o        insider interests;

         o        inapplicability of antitakeover provisions;

         o        maintenance of applicable insurance policies;

         o        receipt of a fairness opinion from financial advisors;

         o        company benefit plans; and

         o        absence of indemnification claims.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         As of _____________, 2005, directors and executive officers of EFC owned, in the aggregate, ___________ shares of EFC common stock, representing approximately _____% of EFC's common stock outstanding at the record date. This number includes all shares of EFC common stock that could be voted at the special meeting as of __________, 2005, whether held directly or indirectly (where the director or executive officer has dispositive and/or voting control of the shares), including shares held in the ESOP, 401(k) Plan or other trust, but excludes options to purchase _______ shares of EFC common stock that are currently vested and may be exercised prior to completion of the merger.

         In connection with the merger agreement, MAF and EFC entered into a letter agreement (the "benefits letter") providing for the amendment and/or termination of certain plans and programs maintained by EFC and EFS Bank for directors, executive officers and employees. In addition, EFC and EFS Bank entered into letters of understanding with each officer of EFC who is a party to an employment agreement, change in control agreement, supplemental executive retirement agreement or plan with EFC or EFS Bank concerning compensation and other benefit matters.

         Set forth below is certain information relating to these plans and arrangements of EFC and EFS Bank, as they are affected by the merger, the merger agreement, the benefits letter and the letter of understanding, including an estimate of settlement and termination amounts to be paid as a result of the merger.

         Effect on Employee Benefit Plans of EFC and EFS Bank. Under the merger agreement and benefits letter, at or as soon as reasonably practicable after the effective time of the merger, MAF will provide or cause to be provided to each employee who was an employee of EFC or EFS Bank at the time of the merger the opportunity to participate in each employee benefit plan and program maintained by MAF for similarly situated employees. It is contemplated that MAF will extend participation in the Mid America Bank Employees' Stock Ownership Plan and Employees' Profit Sharing/401(k) Plan to EFC employees during the first quarter of 2006 and will give credit for prior service with EFC for eligibility and vesting purposes under the MAF plans. At the time the MAF employee benefit plans are first extended to employees who were employees of EFC or EFS Bank, those employees will not be subject to any pre-existing conditions or waiting periods if they have satisfied such waiting periods or any pre-existing conditions under similar provisions of EFC's employee benefit plans immediately prior to the change to the MAF employee benefit plans.

         MAF and EFC have agreed to amend the EFC ESOP to provide that no further contributions (other than those required in 2005 under the terms of the plan and related documents) will be made thereto, all accounts will be fully vested and nonforfeitable and the MAF common stock issued upon the conversion of the EFC common stock in the merger will become the qualifying employer security for purposes of the EFC ESOP. EFC or MAF will cause the ESOP to pay off the remaining loan balance on or as soon as reasonably practicable after the effective time of the merger from the merger consideration, and then any unallocated amounts will be allocated as earnings to participants pro rata based on applicable account balances as required by the ESOP. MAF will cause the ESOP to be merged into MAF's employee stock ownership plan in compliance with IRS regulations.

         Severance Compensation Plan. Pursuant to the merger agreement and the benefits letter, EFC agreed to terminate its severance plan and replace it with a severance benefits program for EFC employees. MAF will honor or cause to be honored the program as so adopted.

         Stock Option Plan. Certain directors, officers and employees of EFC hold stock options granted pursuant to EFC's Amended and Restated EFC Bancorp, Inc. 1998 Stock Based Incentive Plan and the 2000 Stock Option Plan. As of __________, 2005, a total of __________ stock options were outstanding at a weighted-average exercise price of $_____ per share.

         The merger agreement provides that at the effective time, each outstanding and unexercised stock option with respect to which the holder has timely delivered a conversion agreement, will be converted into an option to purchase shares of MAF common stock. Alternatively, at the effective time, each outstanding and unexercised option with respect to which the holder has timely delivered a cancellation agreement will be exchanged for a cash payment equal to the number of shares of EFC common stock covered by the option, multiplied by the amount by which $34.69 exceeds the exercise price per share under the option.

         Letters of Understanding with EFC Directors and Executive Officers. On June 28, 2005 in contemplation of the execution of the merger agreement, EFC entered into a letter of understanding with each member of the EFC board of directors and each EFC executive officer. In general, each such officer with an employment agreement or a change in control agreement with EFC and/or EFS Bank (and in the case of Messrs. Flanagan, O'Connor, Kovac, Reining, Stanczak and Blackburn, also in exchange for the termination of their supplemental executive retirement agreements) agreed to terminate such agreements in exchange for certain payments equal to the severance payment that the officer was entitled to receive under his or her employment agreement or change in control agreement. The letters of understanding also provide that MAF will provide continued health and welfare benefits to most of the contracted officers for a period of 12 or 36 months depending on the term of an executive's employment or change in control agreement. In addition, each officer with supplemental executive retirement arrangements ("SERAs") agreed to receive a lump sum payment in 2005 under his or her SERA. Pursuant to the letters of understanding, directors with director retirement arrangements ("DRAs") also agreed to receive lump sum payments during 2005 in lieu of benefits to be provided under the DRAs. As a condition of the payments being made under the letters of understanding, each executive officer agrees not to terminate employment with EFC until the effective time of the merger. Payments to be made in 2005 total approximately $8.1 million (pre-tax) in the aggregate. EFC had an accrued liability totaling approximately $1.3 million recorded at June 30, 2005 relating to the supplemental retirement plan. The difference of approximately $6.8 million will be recorded as compensation and benefits expense by EFC ratably over the service period of the letters of understanding from July through December, 2005.

         Messrs. O'Connor and Kovac have each been a party to an employment agreement with EFC and EFS Bank since 1998. Messrs. Flanagan, Reining, Stanczak and Blackburn and other senior officers have each also been a party to a change in control agreement with EFS Bank (however, Mr. Flanagan also entered into a change in control agreement with EFC). Under the terms of the employment agreements, each officer would have been entitled to a lump sum severance benefit in the event of termination of employment following a change in control (the merger is a change in control under the employment and change in control agreements) and to the continuation of certain employee benefits. The amount of the lump sum payment is equal to the greater of (i) three times the highest taxable year's annual compensation paid to them over the past three years or the remaining payments that would have been made under the agreement, but for the change in control. Each officer would also have been entitled to continued life, health, and disability coverage for thirty-six months. Under the terms of the O'Connor and Kovac employment agreements, the executives would have been entitled to receive tax indemnification payment if payments under the employment agreements or otherwise trigger liability under the Internal Revenue Code for the excise tax applicable to "excess parachute payments." Under applicable law, the excise tax is triggered by change in control-related payments that equal or exceed three times the executive's average annual compensation over the five years preceding the change in control. The excise tax equals 20% of the amount of the payment in excess of one times the executive's average compensation over the preceding five-year period. Under the terms of the EFC change in control agreement, Mr. Flanagan would have been entitled to receive a lump sum severance payment equal to three (3) times his highest taxable year's annual compensation over the preceding three (3) calendar years, as well as continued life, medical and disability coverage for 36 months following his termination of employment. Mr. Flanagan also would have been entitled to tax indemnification payments in the event the payments under his agreement with EFC triggered liability for an excise tax applicable to "excess parachute payments" under the Internal Revenue Code. Under the terms of the Reining, Stanczak and Blackburn EFS Bank change in control agreement, each executive would have been entitled to receive a lump sum severance payment equal to one times (three times in the case of Stanczak) his average annual compensation for the five (5) most recent taxable years, as well as continued life, medical and disability coverage for twelve (12) months (36 months in the case of Stanczak) following executive's termination of employment.

         Messrs. O'Connor and Kovac were also each a participant in EFS Bank's Management Supplemental Executive Retirement Plan ("Management SERP") which provided certain officers and highly compensated employees, designated by the board of directors, with additional retirement and change in control benefits. The Management SERP benefit was intended to make up benefits lost under the ESOP allocation procedures to participants who retire or are terminated in connection with a change in control prior to the complete repayment of the ESOP loan. Management SERP benefits were to be determined by first: (1) projecting the number of shares of EFC common stock that would have been allocated to the participant under the ESOP if they had been employed throughout the period of the ESOP loan (measured from the participant's first date of ESOP participation); and (2) reducing that number by the number of shares actually allocated to the participant's account under the ESOP; and second, by multiplying the number of shares that represent the difference between these figures by the average fair market value of the common stock over the preceding five years. Benefits under the Management SERP vested in 20% annual increments over a five-year period commencing as of the date of a participant's participation in the Management SERP. The vested portion of the Management SERP participant's benefits were payable upon the retirement of the participant upon or after the attainment of age 65 or upon termination in connection with a change in control. Messrs. O'Connor and Kovac were fully vested under the Management SERP. However, under the terms of the letters of understanding executed by Messrs. O'Connor and Kovac, no benefits will be payable under the Management SERP.

         During 2002, EFS Bank entered into supplemental executive retirement agreements with Messrs. O'Connor, Kovac, Flanagan, Reining, Blackburn and Stanczak. The supplemental agreements were intended to provide each of the executives with a supplemental benefit following their termination of employment. Under the agreements, each of the executives would have been entitled to receive an annual benefit for a period of 15 years following the executive's termination of employment on or after attaining age
65. The annual normal retirement benefits for Messrs. O'Connor, Kovac, Flanagan, Reining, Blackburn and Stanczak equaled $64,300, $76,500, $41,900, $53,900, $36,000 and $26,900, respectively. Upon a change in control, each of the executives would have been entitled to 100% of his normal annual benefit. The agreements also provide a death benefit pursuant to which the beneficiary of each executive is entitled to the benefit to which the executive would have been entitled at the time of death, unless the executive died while in active service with EFS Bank. In that case, the executive's beneficiary is entitled to 100% of the normal benefit that would have been paid had the executive terminated employment after attaining age 65. Under the terms of the letters of understanding executed by Messrs. O'Connor, Kovac, Reining, Blackburn and Stanczak, the supplemental executive agreements will terminate prior to December 23, 2005 and the executives will receive a lump sum payment.

         The aggregate payments to be made to the directors and executive officers under the letters of understanding in forbearance of the benefits they were to receive under their respective agreements are as follows: Thomas I. Anderson, Randolph W. Brittain, Larry M. Narum, Eric J. Fernandez, Peter A. Traeger, James A. Alpeter, Barrett J. O'Connor, James J. Kovac, Leo M. Flanagan, Joseph E. Stanczak, R. Scott Reining, Randy C. Blackburn and under the letters of understanding are $101,816, $29,265, $56,023, $41,665, $26,515, $79,759,
$2,310,556, $2,488,685, $1,112,496, $601,678, $372,628, $247,595, respectively.

         Continued Indemnification and D&O Insurance. The merger agreement provides that for a period of six years after the effective time of the merger, MAF and Mid America Bank will jointly and severally indemnify and hold harmless the present and former directors, officers, employees or agents of EFC or any of its subsidiaries, or trustees of any benefit plan of EFC or any of its subsidiaries, except for unaffiliated corporate trustees, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters involving EFC and/or any of its subsidiaries existing or occurring at or before the effective time, including in connection with the transactions contemplated by the merger agreement, to the fullest extent permitted or required by law or the applicable company's charter documents and by-laws. For a period not to exceed six years after the effective time, MAF has further agreed to maintain in effect "tail coverage" under EFC's and EFS Bank's current policy of officers' and directors' liability insurance with respect to actions or omissions occurring at or prior to the effective time; provided, however, that MAF may substitute policies of at least the same coverage amounts containing terms and conditions which are no less advantageous to the covered persons and that such substitution will not result in any lapses of coverage with respect to matters occurring prior to the effective time.

         Appointment of Mr. Flanagan to the MAF and Mid America Bank Boards of Directors and Creation of Advisory Board. MAF has agreed to appoint Mr. Flanagan, who currently serves as Chairman of the EFC board of directors, to the MAF and Mid America Bank boards of directors upon completion of the merger, subject to the requirement that Mr. Flanagan first qualify as an "independent" director under the Nasdaq listing standards. MAF will pay Mr. Flanagan the same fees payable to MAF's non-employee directors, based upon meeting attendance and other factors. Mid America Bank will create an advisory board to assist in and advise Mid America Bank with respect to the operations of Mid America Bank following the merger. With the exception of Mr. Flanagan, all current members of the EFS Bank board of directors will be invited to serve on the advisory board, each of whom will be entitled to receive per meeting fees equal to the per meeting fee currently paid by Mid America to each of its directors. The advisory board will meet at least quarterly and may meet more frequently at MAF's request.

TERMINATION

         Pursuant to the terms and conditions of the merger agreement, the merger agreement may be terminated at any time prior to the effective time by MAF or EFC:

         o        upon the mutual written consent of the parties;

         o upon the existence of a final and unappealable judicial or regulatory determination that any material provision of the merger agreement is illegal, invalid or unenforceable, or denying any required regulatory application;

         o upon the failure of EFC stockholders to adopt and approve the merger agreement;

         o upon the material breach by the other party of a representation, warranty, covenant or agreement; or

         o on or after March 31, 2006 in the event that the merger has not been consummated by such date.

         EFC may terminate the merger agreement if EFC receives and accepts a superior acquisition proposal (unless EFC does not provide proper notice to MAF of its intention to terminate the merger agreement).

         MAF may terminate the merger agreement if EFC has received a superior acquisition proposal, and EFC's board of directors has (1) entered into an acquisition agreement, (2) terminated the merger agreement or withdraws, modifies or amends in any respect adverse to MAF its approval or recommendation of the merger agreement or the transactions contemplated by the merger agreement, (3) fails to unanimously recommend that EFC stockholders vote in favor of the merger or (4) has resolved to do any of the foregoing.

TERMINATION FEE

         As a condition and inducement to MAF's willingness to enter into the merger agreement, EFC agreed to pay MAF a termination fee of $9,000,000 immediately upon demand (but only if EFC has not validly terminated the merger agreement because of a material breach by MAF), upon the earliest of the following to occur:

         o MAF terminates the merger agreement because (1) EFC stockholders fail to approve the merger agreement and the merger or (2) because EFC has breached a material representation, warranty or covenant which resulted in the failure to satisfy various closing conditions and the board of directors of EFC has (1) withdrawn or modified its approval or recommendation of the merger agreement or (2) did not include its recommendation that the stockholders vote in favor of the merger agreement in the proxy statement;

         o MAF terminates the merger agreement because EFC has received a superior acquisition proposal, as described above;

         o EFC (1) accepts and enters into a superior acquisition proposal and provides proper notice to MAF of its intention to terminate the merger agreement prior to the termination date or (2) terminates the merger agreement because EFC stockholders failed to approve the merger agreement and the merger and the board of directors of EFC (1) has withdrawn or modified its approval or recommendation of the merger agreement or (2) did not include its recommendation that the stockholders vote in favor of the merger agreement in the proxy statement; or

         o a tender offer or exchange offer for 15% or more of EFC's outstanding shares of common stock is commenced (other than by MAF) and EFC's board of directors recommends that the stockholders of EFC tender their shares in such tender offer or fails to recommend that the stockholders reject such tender offer within ten business days.

AMENDMENT, WAIVER

         The merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the stockholders of EFC. After approval of the merger agreement, no amendment may be made which requires approval of EFC stockholders without their further approval. Either party may, to the extent legally allowed, waive any terms, provisions or conditions of the merger agreement at any time.

AFFILIATE LOCK-UP AGREEMENTS

         In connection with the merger agreement, MAF entered into affiliate letters dated as of June 29, 2005 with all directors and certain executive officers of EFC under which each individual has agreed to vote the EFC common stock which the individual is entitled to vote:

         o        in favor of adoption of the merger agreement;

         o against any action or agreement which would result in a breach of any covenant, representation or warranty or any other obligation of EFC under the merger agreement; and

         o against any action or agreement which would impede or interfere with the transactions contemplated by the merger agreement, including, but not limited to:

                  - any change in the management or EFC's board of directors, except as otherwise agreed to in writing by MAF;

                  - any change in the present capitalization or dividend policy of EFC; or

                  - any other material change in EFC's corporate structure or business.

         Each individual also agreed to not sell, transfer or otherwise dispose of any shares of EFC owned by the individual prior to the effective time and to use his or her best efforts to cause the merger to be consummated. The form of affiliate letter is an exhibit to the merger agreement and is included in Appendix A to this document.

DIVIDENDS

         Under the merger agreement, unless the parties agree otherwise, EFC will not declare dividends other than a regular quarterly cash dividend not exceeding $0.1625 per share. EFC cannot make any changes to its normal practice of declaring dividends or establishing dividend record or dividend payment dates.

EXPENSES

         All expenses incurred in connection with the merger agreement will be paid by the party incurring the expenses.

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

NASDAQ STOCK LISTING

         MAF common stock currently is listed on Nasdaq under the symbol "MAFB." The shares to be issued to the EFC stockholders as merger consideration also will be eligible for trading on Nasdaq.
MANAGEMENT FOLLOWING THE MERGER

         Board of Directors. Upon completion of the merger, the board of directors of MAF is expected to consist of the current directors of MAF plus Leo
M. Flanagan, Jr., subject to MAF's board determination that Mr. Flanagan would be an "independent" director of MAF as defined in the Nasdaq rules. Allen H. Koranda will continue to be Chairman of the Board and Chief Executive Officer. Mr. Flanagan will also join the board of directors of Mid America Bank. Mr. Flanagan has been the Chairman of the Board of EFC and EFS Bank since 2001, Vice Chairman from 1998 until 2001 and is a partner in the law firm of Brittain & Ketcham, P.C., which serves as EFC's and EFS Bank's legal counsel. He is 62 years old and has been a director of EFC since 1998 and EFS Bank since 1980.

         Information regarding the other current directors and executive officers of EFC, executive compensation and relationships and related party transactions are located in EFC's annual report on Form 10-K, which is incorporated by reference in this proxy statement-prospectus. Information regarding the current directors and executive officers of MAF, executive compensation and relationships and related party transactions are located in MAF's annual report on Form 10-K, which is incorporated by reference in this proxy statement-prospectus. See "Where You Can Find More Information" beginning on page ___.

         Management. The executive officers of MAF and Mid America Bank will not change as a result of the merger.

                        COMPARISON OF STOCKHOLDER RIGHTS

         Currently, the rights of EFC stockholders are governed by Delaware law, as well as EFC's certificate of incorporation and by-laws. Upon completion of the merger, the rights of EFC stockholders will be governed by the certificate of incorporation and by-laws of MAF as well as Delaware law, because EFC stockholders will become MAF shareholders. The rights of EFC stockholders and MAF shareholders currently are substantially similar and there will be no material differences in stockholder rights following the effective time for former EFC shareholders under MAF's certificate of incorporation and by-laws, except as discussed below.

         Both MAF and EFC are subject to section 203 of the DGCL, which provides that, if a person acquires 15% or more of the stock of a Delaware corporation, thereby becoming an interested stockholder (for purposes of the DGCL), then that person may not engage in certain business combinations with the corporation for a period of three years, unless one of the following three exceptions applies:

         o the board of directors approved the acquisition of stock or the business combination transaction prior to the time that the person became an interested stockholder;

         o the person became an interested stockholder and 85% owner of the voting stock of the corporation in the transaction in which it became an interested stockholder, excluding voting stock owned by directors who are also officers and certain employee stock plans; or

         o the business combination transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting.

         MAF's certificate of incorporation also contains fair price provisions, which apply to a transaction with an Interested Stockholder (as defined below). Fair price provisions are designed to impede two-step takeover transactions, which might otherwise result in disparate treatment of MAF's shareholders.

         Under the fair price provisions, the approval of holders of at least 80% of MAF's outstanding shares is required in connection with any transaction involving an Interested Stockholder except (1) in cases where the proposed transaction has been approved in advance by a majority of those members of the corporation's board of directors who are unaffiliated with the Interested Stockholder and were directors prior to the time the Interested Stockholder became an Interested Stockholder or (2) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares, in which case approval of only a majority of the holders of outstanding shares of common stock is required. The term "Interested Stockholder" is defined in MAF's certificate of incorporation to include any individual, corporation, partnership or other entity (other than the corporation or any subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the voting power of MAF's outstanding shares of common stock.

                                 LEGAL MATTERS

         Jennifer R. Evans, Esq., Senior Vice President and General Counsel of MAF, has passed upon the validity of the authorization and issuance of the MAF common stock to be issued pursuant to the merger. Vedder, Price, Kaufman & Kammholz, P.C., 222 North LaSalle Street, Chicago, Illinois 60601, has passed upon certain federal income tax consequences of the proposed merger. Certain other legal matters in connection with the merger will be passed upon for EFC by Muldoon Murphy & Aguggia LLP, 5101 Wisconsin Avenue, N.W., Washington, DC 20016.

                                    EXPERTS

         The consolidated financial statements of MAF as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference in this document in reliance on the reports of KPMG LLP, independent registered public accounting firm, which reports are incorporated by reference in this document, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of EFC as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference in this document in reliance on the report of KPMG LLP, independent registered public accounting firm, which report is incorporated by reference in this document, and upon the authority of said firm as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

         After the merger is completed, the next annual meeting of MAF's shareholders will be held in 2006. To have been eligible for inclusion in MAF's proxy materials for that annual meeting, any shareholder proposal must have been received at MAF's principal office at 55th Street & Holmes Avenue, Clarendon Hills, Illinois 60514, no later than November 25, 2005.

         All stockholder proposals submitted for inclusion in MAF's proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, and, as with any stockholder proposal, MAF's certificate of incorporation and by-laws and Delaware law.

         If the merger occurs as contemplated, EFC will not have another annual meeting of stockholders. If the merger does not occur, EFC's next meeting of stockholders will be held in 2006. To be eligible for inclusion in EFC's proxy materials for that annual meeting, any stockholder proposal must have been received at EFC's principal offices at 1695 Larkin Avenue, Elgin, Illinois 60123, by no later than _______ __, 2005.

                      WHERE YOU CAN FIND MORE INFORMATION

         MAF and EFC are each subject to the informational reporting requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain these reports, proxy and information statements and other information filed electronically from:

         o        the SEC's website at http://www.sec.gov;

         o        MAF's website at www.mafbancorp.com; or

         o        EFC's website at www.efcbancorp.com.

         This document is a part of a registration statement filed by MAF with the SEC on Form S-4 to register the shares of MAF common stock to be issued to EFC stockholders in the merger and omits certain information, exhibits and undertakings contained in the registration statement, as permitted by SEC rules. This additional information may be inspected and copied as set forth above. This document is a prospectus of MAF in addition to being a proxy statement of EFC for its special meeting.

         The SEC allows MAF and EFC to incorporate by reference information into this document. This means that MAF and EFC can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information in this document.

         The following documents, which have previously been filed by MAF (File No. 0-18121) with the SEC, are incorporated by reference in this document:

         (1) MAF's Annual Report on Form 10-K for the year ended December 31, 2004;

         (2) Proxy Statement in connection with MAF's 2005 Annual Meeting of Shareholders, filed on March 25, 2005;

         (3) MAF's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

         (4) MAF's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

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

         (5) MAF's Current Reports on Form 8-K filed with the SEC on January 31, March 11, March 25, April 20, May 2, June 30, and August 5, 2005; and

         (6) the description of MAF's common stock contained in MAF's Registration Statement on Form 8-A dated November 14, 1989.

         The following documents, which have previously been filed by EFC (File No. 1-13605) with the SEC, are incorporated by reference in this document:

         (1) EFC's Annual Report on Form 10-K for the year ended December 31, 2004;

         (2) Proxy Statement in connection with EFC's 2005 Annual Meeting of Stockholders, filed on March 17, 2005;

         (3) EFC's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

         (4) EFC's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

         (5) EFC's Current Reports on Form 8-K filed with the SEC on January 7, February 17 and July 1, 2005; and

         (6) the description of EFC's common stock contained in EFC's Registration Statement on Form 8-A dated November 14, 1997.

         All documents filed by MAF and EFC with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the special meeting will be deemed incorporated by reference into this document and to be a part of this document. Statements contained in an incorporated document will be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document (or in any other subsequently filed document also incorporated by reference in this document) modifies or supersedes the statement. Any statement so modified or superseded will not be deemed to constitute a part of this document, except as so modified or superseded. The information relating to MAF and EFC contained in this document should be read together with their respective documents that are incorporated in this document by reference.

         You should rely only on the information contained or incorporated by reference in this document. MAF and EFC have not authorized anyone to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date of this document, and neither the mailing of this document to stockholders nor the issuance of MAF common stock in the merger shall create any implication to the contrary.

                                   APPENDIX A

                                                                  EXECUTION COPY















                      AGREEMENT AND PLAN OF REORGANIZATION

                                 by and between

                               MAF Bancorp, Inc.,
                             a Delaware corporation

                                       and

                               EFC Bancorp, Inc.,
                             a Delaware corporation



                                  June 29, 2005

                                TABLE OF CONTENTS

                                                                                                               PAGE

I.       THE MERGER..............................................................................................A-1

         1.1      Effects of the Merger..........................................................................A-1

         1.2      Conversion of Shares upon the Merger...........................................................A-2

         1.3      Stock Options..................................................................................A-2

         1.4      Consummation of the Merger; Effective Time.....................................................A-4

         1.5      Merger Consideration...........................................................................A-4

         1.6      Exchange of Company Common Stock...............................................................A-8

II.      REPRESENTATIONS AND WARRANTIES OF PURCHASER............................................................A-10

         2.1      Organization..................................................................................A-10

         2.2      Authorization.................................................................................A-11

         2.3      Conflicts.....................................................................................A-11

         2.4      Capitalization................................................................................A-11

         2.5      Purchaser Financial Statements; Material Changes..............................................A-12

         2.6      Purchaser SEC Filings.........................................................................A-12

         2.7      Purchaser Reports.............................................................................A-13

         2.8      Compliance With Laws..........................................................................A-13

         2.9      Litigation....................................................................................A-14

         2.10     Defaults......................................................................................A-14

         2.11     Absence of Purchaser Material Adverse Change..................................................A-14

         2.12     Undisclosed Liabilities.......................................................................A-14

         2.13     Licenses......................................................................................A-14

         2.14     Government Approvals..........................................................................A-14

         2.15     Fees..........................................................................................A-14

         2.16     Disclosure....................................................................................A-15

         2.17     Availability of Funds.........................................................................A-15

         2.18     Controls and Procedures.......................................................................A-15

III.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................................A-16

         3.1      Organization..................................................................................A-16

         3.2      Authorization.................................................................................A-17

         3.3      Conflicts.....................................................................................A-17

         3.4      Capitalization and Stockholders...............................................................A-18

         3.5      Company Financial Statements; Material Changes................................................A-19


                                TABLE OF CONTENTS
                                   (continued)

                                                                                                               PAGE


         3.6      Company SEC Filings...........................................................................A-19

         3.7      Company Reports...............................................................................A-19

         3.8      Compliance With Laws..........................................................................A-20

         3.9      Litigation....................................................................................A-20

         3.10     Defaults......................................................................................A-21

         3.11     Absence of Company Material Adverse Change....................................................A-21

         3.12     Undisclosed Liabilities.......................................................................A-21

         3.13     Licenses......................................................................................A-21

         3.14     Governmental and Stockholder Approvals........................................................A-21

         3.15     Antitakeover Provisions Inapplicable..........................................................A-21

         3.16     Disclosure....................................................................................A-22

         3.17     Taxes.........................................................................................A-22

         3.18     Insurance.....................................................................................A-23

         3.19     Loans; Investments............................................................................A-23

         3.20     Interest Rate Risk Management Arrangements....................................................A-25

         3.21     Allowance for Loan Losses.....................................................................A-25

         3.22     Company Benefit Plans.........................................................................A-25

         3.23     Environmental Matters.........................................................................A-28

         3.24     Material Contracts............................................................................A-29

         3.25     Real Property.................................................................................A-30

         3.26     Indemnification...............................................................................A-31

         3.27     Insider Interests.............................................................................A-31

         3.28     Fairness Opinion..............................................................................A-31

         3.29     Fees..........................................................................................A-31

         3.30     Controls and Procedures.......................................................................A-32

IV.      COVENANTS..............................................................................................A-33

         4.1      Conduct of Business by the Company Until the Effective Time...................................A-33

         4.2      Conduct of Business by Purchaser Until the Effective Time.....................................A-38

         4.3      Certain Actions...............................................................................A-39

V.       ADDITIONAL AGREEMENTS..................................................................................A-40

         5.1      Inspection of Records; Confidentiality........................................................A-40

         5.2      Meetings of the Company.......................................................................A-40


                                TABLE OF CONTENTS
                                   (continued)

                                                                                                               PAGE


         5.3      Bank Merger...................................................................................A-41

         5.4      D&O Indemnification...........................................................................A-41

         5.5      Affiliate Letters.............................................................................A-42

         5.6      Regulatory Applications.......................................................................A-42

         5.7      Financial Statements and Reports..............................................................A-43

         5.8      Registration Statement; Stockholder Approval..................................................A-43

         5.9      Notice........................................................................................A-43

         5.10     Press Releases................................................................................A-44

         5.11     Delivery of Supplements to Disclosure Schedules...............................................A-44

         5.12     Tax Opinion...................................................................................A-45

         5.13     Tax Treatment.................................................................................A-45

         5.14     Resolution of Company Benefit Plans...........................................................A-45

         5.15     Appointment to Purchaser Board of Directors...................................................A-47

         5.16     Advisory Board................................................................................A-48

         5.17     Environmental Investigation...................................................................A-48

         5.18     Title to Real Estate..........................................................................A-49

         5.19     Cooperation...................................................................................A-49

         5.20     Disclosure Controls...........................................................................A-49

VI.      CONDITIONS.............................................................................................A-50

         6.1      Conditions to the Obligations of the Parties..................................................A-50

         6.2      Conditions to the Obligations of Purchaser....................................................A-50

         6.3      Conditions to the Obligations of the Company..................................................A-52

VII.     TERMINATION; AMENDMENT; WAIVER.........................................................................A-53

         7.1      Termination...................................................................................A-53

         7.2      Termination Fee...............................................................................A-54

         7.3      Expenses......................................................................................A-55

         7.4      Survival of Agreements........................................................................A-56

         7.5      Amendment.....................................................................................A-56

         7.6      Waiver........................................................................................A-56

VIII.    GENERAL PROVISIONS.....................................................................................A-56

         8.1      Survival......................................................................................A-56

         8.2      Notice........................................................................................A-57

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                               PAGE


         8.3      Applicable Law................................................................................A-57

         8.4      Headings, Etc.................................................................................A-57

         8.5      Severability..................................................................................A-57

         8.6      Entire Agreement; Binding Effect; Nonassignment; Counterparts.................................A-58

         8.7      Definitions...................................................................................A-58


                                    EXHIBITS

         Exhibit A-1       Form of Conversion Agreement
         Exhibit A-2       Form of Cancellation Agreement
         Exhibit B         Form of Certificate of Merger
         Exhibit C         Form of Bank Merger Agreement
         Exhibit D         Form of Affiliate Letter
         Exhibit E         Form of Legal Opinion (Company)
         Exhibit F         Form of Legal Opinion (Purchaser)

                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization ("Agreement") is made and entered into as of the 29th day of June, 2005, by and between MAF Bancorp, Inc., a Delaware corporation ("Purchaser"), and EFC Bancorp, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the Boards of Directors of Purchaser and the Company deem it advisable and in the best interests of their respective stockholders that the Company be merged with and into Purchaser in accordance with the Delaware General Corporation Law ("DGCL") and this Agreement;

         WHEREAS, immediately following the merger of the Company with and into Purchaser (the "Merger"), Purchaser and the Company intend that EFS Bank, an Illinois state-chartered savings bank and a wholly-owned subsidiary of the Company (the "Bank"), shall merge (the "Bank Merger") with and into Mid America Bank, fsb, a federal savings bank and a wholly-owned subsidiary of Purchaser ("Mid America"); and

         WHEREAS, Purchaser and the Company intend the Merger to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code").

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                       I.

                                   THE MERGER

         1.1 Effects of the Merger. (a) Surviving Corporation. Subject to the terms and conditions of this Agreement, the separate existence of the Company shall cease and the Company shall be merged with and into Purchaser at the Effective Time (as defined below) in accordance with the DGCL, with Purchaser being the continuing and surviving corporation (the "Surviving Corporation").

         (b) Certificate of Incorporation. The Certificate of Incorporation of Purchaser shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and the DGCL.

         (c) By-laws. The By-laws of Purchaser in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until altered, amended or repealed as provided therein, or in accordance with the Certificate of Incorporation of the Surviving Corporation and the DGCL.

         (d) Directors and Officers. The directors of the Surviving Corporation shall be the persons who were directors of Purchaser immediately prior to the Effective Time, plus the current member of the Company's Board of Directors appointed to Purchaser's Board of

Directors pursuant to Section 5.15. The officers of the Surviving Corporation shall be the persons who were officers of Purchaser immediately prior to the Effective Time.

         1.2 Conversion of Shares upon the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of Purchaser Common Stock (as defined below) or Company Common Stock (as defined below), the following shall occur:

         (a) Purchaser Common Stock. Each share of the common stock, par value $0.01 per share, of Purchaser ("Purchaser Common Stock") issued and outstanding or held in treasury immediately prior to the Effective Time shall remain issued and outstanding or treasury shares of Purchaser Common Stock and shall be unchanged following the Merger.

         (b) Company Common Stock. Subject to Section 1.2(c), Section 1.2(d) and
Section 1.6(c), each share of the common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration, as defined and pursuant to Section 1.5.

         (c) Company Common Stock Held by the Company or Purchaser. All shares of Company Common Stock (other than shares of Company Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties) that are
(i) owned by the Company as treasury stock, (ii) owned directly or indirectly by the Company or any of its wholly-owned subsidiaries, or (iii) owned directly or indirectly by Purchaser or any of its wholly-owned subsidiaries, shall be cancelled and no Merger Consideration or other consideration shall be delivered in exchange therefore.

         (d) Dissenting Shares. Each outstanding share of Company Common Stock the holder of which has perfected appraisal rights under Section 262 of the DGCL and has not effectively withdrawn or lost such rights as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. The Company shall give Purchaser prompt notice upon receipt by the Company of any such demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a "Dissenting Stockholder"), and Purchaser shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the DGCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

         1.3 Stock Options. (a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (each an "Option," and collectively, "Options"), which is outstanding and unexercised immediately prior to the Effective Time, shall, at the option of the holder of such Option, be converted pursuant to either Section 1.3(a)(i) or (ii) below:

                  (i) each Option held by a holder of an Option who, prior to the Effective Time, delivers a conversion agreement in the form of Exhibit A-1 attached hereto ("Conversion Agreement") shall be converted into an option to purchase shares of Purchaser Common Stock in such number and at such exercise price as set forth herein and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger contemplated hereby, and except that any limited rights related to such Option shall be cancelled and of no further force or effect): (x) the number of shares of Purchaser Common Stock to be subject to the converted Option shall be equal to the product of (A) the number of shares of Company Common Stock subject to the original Option and (B) the Exchange Ratio; (y) the exercise price per share of Purchaser Common Stock under the converted Option shall be equal to (A) the exercise price per share of Company Common Stock under the original Option divided by (B) the Exchange Ratio; and (z) upon exercise of each Option by a holder thereof, the aggregate number of shares of Purchaser Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent; or

                  (ii) each Option not converted pursuant to Section 1.3(a)(i) above, shall be converted into the right to receive cash, to be paid in accordance with this Section 1.3(a)(ii). All Options converted to cash pursuant to this Section 1.3(a)(ii) shall terminate effective immediately prior to the Effective Time. In consideration of the foregoing, Purchaser shall make or shall cause to be made a cash payment to the holder of each Option, at the time provided in the final sentence of this Section 1.3(a)(ii), in an amount (less any applicable withholding taxes) equal to the number of shares of Company Common Stock covered by such Option multiplied by the amount by which the Cash Consideration exceeds the exercise price per share of Company Common Stock under the Option converted by such holder. A holder of an Option who has executed a cancellation agreement, substantially in the form of Exhibit A-2 attached hereto ("Cancellation Agreement"), that is delivered by the Company to Purchaser (x) prior to the Effective Time shall be paid the amount to be paid pursuant to this Section 1.3(a)(ii) within three (3) business days following the Effective Time, and (y) after the Effective Time shall be paid the amount to be paid pursuant to this Section 1.3(a)(ii) within five (5) business days of Purchaser's receipt of such Cancellation Agreement.

The adjustments provided in Section 1.3(a)(i) above shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.

         (b) The Company shall amend each Company Stock Option Plan (as defined below) to provide for the conversion or cancellation of Options in accordance with this Section 1.3 (such amendments may be referred to herein together as the "Plan Amendments"). The Company shall also provide to Purchaser a notice identifying the conversion option applicable to holders of the Options under Section 1.3(a) not less than five (5) business days prior to the Effective Time. Such notice shall provide: (i) the name of the holder of such Option; (ii) the number of shares of Company Common Stock subject to such Option; (iii) the exercise price of such Option; and (iv) whether such Option shall be converted or cancelled as selected by the holder of such Option. In the event the Company fails to provide a conversion method for an Option pursuant to this Section 1.3, such Option shall be cancelled and paid pursuant to Section 1.3(a)(ii).

         1.4 Consummation of the Merger; Effective Time. Subject to the terms and conditions of this Agreement, the transactions contemplated by this Agreement shall be consummated (the "Closing") at the offices of Vedder, Price, Kaufman & Kammholz, P.C., 222 North LaSalle Street, Chicago, Illinois, on such date and time as shall be fixed by mutual agreement of Purchaser and the Company as promptly as practicable on or after the second business day of January 2006, but not later than ten (10) business days thereafter, or, if later, ten (10) business days (unless otherwise agreed to by the parties, such agreement not to be unreasonably withheld) after all of the conditions set forth in Article VI (other than the receipt of closing certificates and legal opinions) have first been fulfilled or waived, provided such conditions shall continue, on such tenth business day, to be fulfilled or waived, including the conditions which, by their terms, are to be satisfied on the Closing Date and/or at the Effective Time (the date of such closing being, the "Closing Date"). At the Closing, Purchaser and the Company shall cause the Merger to become effective by causing a certificate of merger substantially in the form set forth in Exhibit B (the "Certificate of Merger") to be executed in accordance with the DGCL and to be filed with the Secretary of State of the State of Delaware. The time at which the Merger becomes effective shall be referred to as the "Effective Time."

         1.5 Merger Consideration. (a) Subject to adjustment pursuant to Section 5.17(b) and the provisions of this Section 1.5, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 1.2(c) and Dissenting Shares) shall be converted at the election of the holder thereof, subject to and in accordance with the procedures set forth in this Agreement, into either:

                  (i) the right to receive in cash from Purchaser, without interest, an amount equal to $34.69 (the "Cash Consideration"); or

                  (ii) the right to receive from Purchaser that number of shares of Purchaser Common Stock equal to the Exchange Ratio (as defined below) (the "Stock Consideration"). The "Exchange Ratio" shall be equal to .8082; or

                  (iii) the right to receive a combination of the foregoing in accordance with the procedures set forth in this Agreement.

         "Merger Consideration" means the Stock Consideration, the Cash Consideration or any combination thereof, in each case subject to adjustment pursuant to Section 5.17(b) and as determined in accordance with the election and proration procedures set forth in this Section 1.5.

         (b) Maximum Conversion Numbers. Subject to adjustment pursuant to
Section 5.17(b): (i) the total number of shares of Company Common Stock to be converted into the right to receive Cash Consideration for such shares (including any such shares subject to the cash portion of a Combination Election (as defined below)), shall be 40.07% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 1.2(c) and Dissenting Shares) (the "Cash Conversion Number"); (ii) the total number of shares of Company Common Stock to be converted into the right to receive Stock Consideration for such shares (including any such shares subject to the stock portion of a Combination Election) shall be 59.93% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 1.2(c) and Dissenting Shares) (the "Stock Conversion Number"); and (iii) the maximum number of shares of Purchaser Common Stock which may be issued as Stock Consideration will be equal to the Exchange Ratio multiplied by Stock Conversion Number and the maximum amount of cash which will be paid as Cash Consideration will be equal to the Cash Consideration multiplied by Cash Conversion Number.

         (c) Adjustments for Dilution and Other Matters. If, between the date of this Agreement and the Effective Time, each of the outstanding shares of Purchaser Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

         (d) Election Procedures.

                  (i) All elections contemplated by Section 1.5(a) shall be made on a form designed for that purpose prepared by the Company and reasonably acceptable to Purchaser (an "Election Form"). Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities ("Representatives") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Company Common Stock held by each such Representative for a particular beneficial owner.

                  (ii) The Election Form shall be mailed on the same date as the date on which the Proxy Statement is mailed to all holders of record of shares of Company Common Stock as of the record date of the Stockholders' Meeting (as defined below). Thereafter the Company and Purchaser shall each use its reasonable and diligent efforts to (i) mail the Election Form to all persons who become record holders of shares of Company Common Stock during the period between the record date for the Stockholders' Meeting and 5:00 p.m., Chicago Time, on the day five (5) business days prior to the date of the Stockholders' Meeting and (ii) make the Election Form available to all persons who become holders of shares of Company Common Stock subsequent to such day and no later than the close of business on the day prior to the Stockholders' Meeting. In order to be effective, an Election Form must be received by the Exchange Agent (as defined below), on or before 5:00 p.m., Chicago Time, on the business day prior to the Stockholders' Meeting (the "Election Deadline"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates theretofore representing Company Common Stock ("Certificate(s)") (or customary affidavits and, if required by Purchaser pursuant to Section 1.6(a), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. All elections will be revocable until the Election Deadline and thereafter shall be irrevocable.

                  (iii) Each Election Form shall entitle the holder of shares of Company Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "Cash Election"),
         (ii) elect to receive the Stock Consideration for all of such holder's shares (a "Stock Election"), (iii) elect to receive the Cash Consideration with respect to some of such holder's shares and the Stock Consideration with respect to such holder's remaining shares (a "Mixed Election"), or (iv) make no election or indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"). Shares of Company Common Stock as to which a valid Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "Cash Election Shares." The aggregate number of shares of Company Common Stock as to which a valid Cash Election is made is referred to herein as the "Cash Election Number." Shares of Company Common Stock as to which a valid Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "Stock Election Shares." The aggregate number of shares of Company Common Stock as to which a valid Stock Election is made is referred to herein as the "Stock Election Number." Shares of Company Common Stock as to which a Non-Election is deemed in effect are referred to as "Non-Election Shares." All shares of Company Common Stock of a holder whose properly completed Election Form is not received by the Exchange Agent prior to the Election Deadline shall be deemed to be Non-Election Shares. If the Exchange Agent shall have determined that any purported election was not properly made, such purported election shall be deemed to be of no force and effect and the shares of Company Common Stock subject to such purported election shall for purposes hereof be deemed to be Non-Election Shares.

         (e) Proration Procedures. As soon as practicable after the Election Deadline, Purchaser shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

                  (i) If the Stock Election Number exceeds the Stock Conversion Number, then:

                           (A) all Cash Election Shares and all Non-Election
                  Shares shall be converted into the right to receive the Cash Consideration, and

                           (B) each holder of Stock Election Shares shall have
                  the right to receive:

                                    (1) the number of shares of Purchaser Common
                           Stock equal to the product obtained by multiplying
                           (a) the number of Stock Election Shares held by such holder by (b) the Exchange Ratio by (c) a fraction (rounded to four decimal places) the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number (the "Stock Proration Factor"), and

                                    (2) cash in an amount equal to the product
                           obtained by multiplying (a) the number of Stock Election Shares held by such holder by (b) the Cash Consideration by (c) one minus the Stock Proration Factor.

                  (ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

                           (A) if the Shortfall Number is less than or equal to
                  the number of Non-Election Shares, then:

                                    (1) all Cash Election Shares shall be
                           converted into the right to receive the Cash
                           Consideration; and

                                    (2) each holder of Non-Election Shares shall
                           have the right to receive (a) the number of shares of Purchaser Common Stock equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction (rounded to four decimal places) the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (the "Non-Election Proration Factor") and (b) cash in an amount equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Cash Consideration by (z) one minus the Non-Election Proration Factor; or

                           (B) if the Shortfall Number exceeds the number of
                  Non-Election Shares, then:

                                    (1) all Non-Election Shares shall be
                           converted into the right to receive the Stock Consideration; and

                                    (2) each holder of Cash Election Shares
                           shall have the right to receive (a) the number of shares of Purchaser Common Stock equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction (rounded to four decimal places) the numerator of which is the amount by which the Shortfall Number exceeds the number of Non-Election Shares and the denominator of which is the Cash Election Number (the "Cash Proration Factor") and (b) cash in an amount equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Cash Consideration by
                           (z) one minus the Cash Proration Factor.

                  (iii) Notwithstanding the foregoing, but subject to Section 5.13, Purchaser may, in its sole discretion, direct at any time prior to the Effective Time that the proration procedures provided in this subsection (d) not be implemented.

         1.6 Exchange of Company Common Stock. (a) Surrender of Certificates. As soon as practicable after the Effective Time but in no event later than five (5) business days following the Effective Time, Computershare Investor Services LLP or such other firm selected by Purchaser and reasonably acceptable to the Company (the "Exchange Agent"), pursuant to documentation reasonably acceptable to Purchaser and the Company consistent with the terms hereof, shall mail to each holder of record of a Certificate who did not previously submit a properly completed Election Form together with duly executed transmittal materials prior to the Election Deadline: (i) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent) to the Exchange Agent; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (in the form or forms determined in accordance with the provisions of Section 1.5). Upon surrender of a Certificate for cancellation to the Exchange Agent (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent), together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive, in exchange therefor, (i) a certificate evidencing the whole number of shares of Purchaser Common Stock into which the shares of Company Common Stock, theretofore represented by the Certificate so surrendered, shall have been converted pursuant to the provisions of Section 1.5, if any, plus (ii) a check for the aggregate amount of cash, without interest, which such holder would be entitled to receive pursuant to
Section 1.5, if any, including any cash amount payable in lieu of fractional shares in accordance with Section 1.6(c). Certificates so surrendered shall be cancelled. Purchaser shall direct the Exchange Agent to make such deliveries within five (5) business days of the receipt of all required documentation. If any Purchaser Common Stock to be exchanged for shares of Company Common Stock is to be delivered in a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition to the exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company or other financial institution acceptable to Purchaser having an office in the United States, and that the person requesting the payment shall either
(a) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or (b) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of any shares of Company Common Stock outstanding immediately prior to the Effective Time and any such shares of Company Common Stock presented to the Exchange Agent shall be cancelled in exchange for the Merger Consideration payable with respect thereto as provided in Section 1.5 above.

         (b) Failure to Exchange Company Common Stock. No dividends or other distributions declared after the Effective Time with respect to Purchaser Common Stock payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Purchaser Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any holder until the holder of record shall surrender such Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the holder thereof shall be entitled to receive any such dividends or distributions, without interest thereon, which theretofore became payable with respect to the Purchaser Common Stock represented by such Certificate. All dividends or other distributions declared on or after the Effective Time with respect to the Purchaser Common Stock and payable to the holders of record thereof on or after the Effective Time which are payable to the holder of a Certificate not theretofore surrendered and exchanged for Purchaser Common Stock pursuant to this Section 1.6(b) shall be paid or delivered by Purchaser to the Exchange Agent, in trust, for the benefit of such holders. All such dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates unclaimed at the end of one (1) year from the Effective Time shall be repaid or redelivered by the Exchange Agent to Purchaser after which time any holder of Certificates who has not theretofore surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look only to Purchaser for payment or delivery of such dividends or distributions, as the case may be. Any shares of Purchaser Common Stock or other consideration delivered or made available to the Exchange Agent pursuant to this Section 1.6(b) and not exchanged for Certificates within one (1) year after the Effective Time shall be returned by the Exchange Agent to Purchaser which shall thereafter act as exchange agent subject to the rights of holders of unsurrendered Certificates hereunder.

         (c) Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender or exchange of Certificates, no dividend or distribution of Purchaser shall relate to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or assert any rights of a stockholder of Purchaser. In lieu of any fractional share of Purchaser Common Stock, Purchaser shall cause to be paid to each holder of shares of Company Common Stock who otherwise would be entitled to receive a fractional share of Purchaser Common Stock an amount of cash, rounded to the nearest cent (without interest), equal to the product of such fraction multiplied by the Cash Consideration.

         (d) Escheat. Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of Company Common Stock for any consideration delivered to a public official pursuant to applicable escheat or abandoned property laws.

         (e) Exchange Fund. On the date the Effective Time occurs, Purchaser shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of Company Common Stock, for exchange in accordance with the terms of this Agreement, an aggregate amount of cash, sufficient to pay the aggregate Cash Consideration payable pursuant to Section 1.5 of this Agreement (plus an additional amount of cash sufficient to cover amounts payable in lieu of any fractional shares of Company Common Stock).

                                      II.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Company that:

         2.1 Organization. (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses, and to carry on its business substantially as it has been and is now being conducted. Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Purchaser Material Adverse Effect (as defined below). Purchaser has all requisite corporate power and authority to enter into this Agreement, and, upon the approval of the Governmental Authorities (as defined below), to consummate the transactions contemplated hereby. Purchaser is duly registered as a unitary savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA").

         (b) Mid America is a federally-chartered stock savings bank duly organized and in existence under the laws of the United States. Mid America is an "insured depository institution" as defined in the Federal Deposit Insurance Act (the "FDI Act") and applicable regulations thereunder, the deposits of which are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF") to the full extent permitted under applicable laws.

         (c) Purchaser has no direct or indirect subsidiaries other than MAF Developments, Inc., Mid America Investment Services, Inc., Mid America Finance Corporation, Mid America Insurance Agency, Inc., Center Point Title Services, Inc., MAF Realty Co., L.L.C.-III, MAF Realty Co., L.L.C.-IV, Mid America Mortgage Securities, Inc., N.W. Financial Corporation, Mid Town Development Corporation, Randall Road Development Corporation, Mid America Re, Inc., Reigate Woods Development Corporation, Equitable Finance Corp., SF Investment Corporation, SF Insurance Services Corporation, St. Francis Equity Properties, Inc. and MAF Bancorp Capital Trust I (the "Purchaser Corporate Subsidiaries") and Mid America (collectively, the "Purchaser Subsidiaries"). Except as set forth on Schedule 2.1(c) to the Purchaser Disclosure Schedule, each of the Purchaser Corporate Subsidiaries is either wholly-owned by Purchaser or Mid America or by wholly-owned subsidiaries of Mid America, and is a duly organized and validly existing corporation, limited liability company or statutory trust, as applicable, in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to be so qualified does not have a Purchaser Material Adverse Effect, with corporate power and authority to own, operate and lease its assets and properties and carry on its business substantially as it has been and is now being conducted.

         2.2 Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by Purchaser's Board of Directors, and all necessary corporate action on the part of Purchaser has been taken. This Agreement has been duly executed and delivered by Purchaser and, subject to the approval of the Governmental Authorities, will constitute the valid and binding obligations of Purchaser, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines.

         2.3 Conflicts. The execution and delivery of this Agreement by Purchaser do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of the Certificate of Incorporation or By-laws of Purchaser or organizational documents of any Purchaser Subsidiary. The execution and delivery of this Agreement by Purchaser do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any Purchaser Subsidiary or their respective properties, other than any such conflicts, violations or defaults which (i) individually or in the aggregate do not have a Purchaser Material Adverse Effect, or (ii) will be cured or waived prior to the Effective Time. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal or state governmental authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, the absence of which would have a Purchaser Material Adverse Effect, except for those relating to: any application or notice with the Office of Thrift Supervision ("OTS"), the FDIC, the Illinois Department of Financial and Professional Regulation ("IDFPR") and any other Federal or state regulatory authorities having jurisdiction over the transactions contemplated hereby (collectively, the "Governmental Authorities"); the Registration Statement to be filed by Purchaser relating to the Purchaser Common Stock to be issued pursuant to this Agreement (the "Registration Statement") with the Securities and Exchange Commission (the "SEC"), which Registration Statement shall include the proxy statement for use in connection with the Stockholders' Meeting (the "Proxy Statement") to be called pursuant to Section 5.8 hereof; the Certificate of Merger to be filed with the Secretary of State of the State of Delaware; the listing on the Nasdaq National Market of the shares of Purchaser Common Stock to be issued in exchange of shares of Company Common Stock and any filings, approvals or no-action letters with or from state securities authorities; and any antitrust filings, consents, waivers or approvals.

         2.4 Capitalization. (a) As of the date hereof, the capital stock of Purchaser consists of the following:

    CLASS OF STOCK          PAR VALUE         AUTHORIZED         ISSUED         OUTSTANDING         TREASURY
    --------------          ---------         ----------         ------         -----------         --------
        Common               $ 0.01           80,000,000        33,634,642       31,973,984        1,660,658
       Preferred             $ 0.01            5,000,000            0                0                 0

All of the issued and outstanding shares of Purchaser Common Stock have been, and all of the shares of Purchaser Common Stock to be issued in the Merger will be at the Effective Time, duly and validly authorized and issued, and are, or upon issuance in the Merger will be, as the case may be, fully paid and nonassessable. None of the outstanding shares of Purchaser Common Stock has been issued in violation of any preemptive rights and none of the outstanding shares of Purchaser Common Stock is or will be entitled to any preemptive rights in respect of the Merger or any of the other transactions contemplated by this Agreement. Purchaser has reserved, and will at the Effective Time have, a number of authorized but unissued shares of Purchaser Common Stock or shares of Purchaser Common Stock held in treasury sufficient to pay the aggregate Merger Consideration in accordance with Section 1.5 hereof.

         (b) As of the date hereof, Purchaser had reserved 3,685,764 shares of Purchaser Common Stock for issuance under incentive compensation plans (the "Purchaser Incentive Plans") for the benefit of directors, employees and former directors and employees of Purchaser and the Purchaser Subsidiaries pursuant to which options covering 3,172,113 shares of Purchaser Common Stock were outstanding as of the date hereof and restricted stock units covering 39,203 shares of Purchaser Common Stock were outstanding as of the date hereof. Except for the Purchaser Incentive Plans and other compensatory arrangements or employee benefit plans disclosed in the Purchaser Reports (as defined below), there are no shares of capital stock of Purchaser subject to options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Purchaser, or contracts, commitments, understandings, or arrangements by which Purchaser is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

         2.5 Purchaser Financial Statements; Material Changes. Purchaser has previously delivered to the Company its audited consolidated financial statements for the years ended December 31, 2004, 2003 and 2002, and the unaudited consolidated financial statements for the three months ended March 31, 2005 (collectively, the "Purchaser Financial Statements"). The Purchaser Financial Statements (x) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") during the periods involved (except as may be indicated in the notes thereto and, in the case of the unaudited consolidated financial statements, except for the absence of footnotes and for normal and recurring year-end adjustments which are not material); and (y) fairly present in all material respects the consolidated financial condition of Purchaser as of the dates thereof and the related results of operations, changes in stockholders' equity and cash flows for the periods then ended.

         2.6 Purchaser SEC Filings. Purchaser has previously made available to the Company true and complete copies of (a) its proxy statements as filed with the SEC relating to all meetings of stockholders (whether special or annual) during the calendar years 2002, 2003 and 2004, and (b) all other reports, as amended, or filings, as amended, filed under the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the "Securities Exchange Act"), by Purchaser with the SEC since January 1, 2002, including without limitation, reports on Forms 10-K, 10-Q and 8-K, and filings with the SEC under the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the "Securities Act") since January 1, 2002.

         2.7 Purchaser Reports. (a) Since January 1, 2002, each of Purchaser and the Purchaser Subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed since such date with (a) the SEC, (b) the OTS, (c) the FDIC, (d) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material), and (e) Nasdaq (collectively, the "Purchaser Reports"). Purchaser has previously made available to the Company true and complete copies of the Purchaser Reports requested by the Company. As of their respective filing dates, each of such reports and documents (after giving effect to any amendments thereto), including the financial statements, exhibits, and schedules thereto, complied in all material respects with the applicable provisions of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (b) Except as set forth on Schedule 2.7(b) to the Purchaser Disclosure Schedule and except for examinations or reviews conducted in the regular course of the business of Purchaser or the Purchaser Subsidiaries by the SEC, Internal Revenue Service, Department of Labor, state, and local taxing authorities, OTS or the FDIC, no Federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of Purchaser, investigation into the business or operations of Purchaser or the Purchaser Subsidiaries within the past three years. None of Purchaser or any Purchaser Subsidiary is subject to a written agreement (as such term is defined pursuant to 12 U.S.C. ss.1818) with the OTS or the FDIC. There is no unresolved violation, criticism or exception by the SEC, OTS or FDIC, or other agency, commission or entity with respect to any Purchaser Report that would constitute a Purchaser Material Adverse Effect.

         2.8 Compliance With Laws. (a) The businesses of Purchaser and each Purchaser Subsidiary are being conducted in compliance with all applicable Federal and state laws, ordinances and regulations of any governmental entity, including, without limitation, HOLA, the FDI Act, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the USA Patriot Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), Federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, fair debt collection practices, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by Purchaser or any Purchaser Subsidiary, except for any violations which either singly or in the aggregate do not have a Purchaser Material Adverse Effect.

         (b) Except as set forth on Schedule 2.8(b) to the Purchaser Disclosure Schedule, no investigation or review by any governmental entity with respect to Purchaser or any Purchaser Subsidiary is pending or, to the best knowledge of the Company, threatened, nor has any governmental entity indicated to Purchaser an intention to conduct the same, other than normal bank regulatory examinations.

         2.9 Litigation. There is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best knowledge of Purchaser, threatened against or affecting Purchaser or any Purchaser Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would reasonably be expected to have a Purchaser Material Adverse Effect, or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, having, or which could reasonably be foreseen to have in the future, any such effect.

         2.10 Defaults. There has not been any default, or the occurrence of an event which with notice or lapse of time or both would constitute a default, in any obligation to be performed by Purchaser or any Purchaser Subsidiary under any contract, commitment, or other material obligation to which Purchaser, any Purchaser Subsidiary or their respective properties is subject, and neither Purchaser nor any Purchaser Subsidiary has waived any right under any contract or commitment, except in each case where any such default or waiver, singly or in the aggregate with any other such defaults or waivers, would not have a Purchaser Material Adverse Effect. To the best knowledge of Purchaser, no other party to any such material contract or commitment is in default in any material obligation to be performed by such party.

         2.11 Absence of Purchaser Material Adverse Change. Except as may be disclosed in Purchaser Reports, since December 31, 2004, there has not occurred a Purchaser Material Adverse Change.

         2.12 Undisclosed Liabilities. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or becoming due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including taxes with respect to or based upon transactions or events heretofore occurring, that are required to be reflected, disclosed or reserved against in the audited consolidated financial statements in accordance with GAAP ("Liabilities") have, in the case of Purchaser and the Purchaser Subsidiaries, been so reflected, disclosed or reserved against in the audited consolidated financial statements of Purchaser as of December 31, 2004 or in the notes thereto, and Purchaser and the Purchaser Subsidiaries have no other Liabilities, except Liabilities incurred since December 31, 2004 in the ordinary course of business.

         2.13 Licenses. To the best knowledge Purchaser, Purchaser and each Purchaser Subsidiary, respectively, hold all governmental registrations, licenses, permits or franchises (each a "Purchaser Permit") required to be held by it and which are material with respect to the operation of their respective businesses, except for such Purchaser Permits which the failure to hold would not have a Purchaser Material Adverse Effect.

         2.14 Government Approvals. To the best knowledge of Purchaser, no fact or condition exists with respect to Purchaser or any Purchaser Subsidiary that Purchaser has reason to believe will prevent it from obtaining approval of the Merger, the Bank Merger and other transactions contemplated by this Agreement by any Governmental Authority.

         2.15 Fees. Other than the financial advisory services performed for Purchaser by Keefe, Bruyette & Woods, Inc., neither Purchaser nor any of the Purchaser Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Purchaser or any Purchaser Subsidiary in connection with this Agreement or the transactions contemplated hereby.

         2.16 Disclosure. None of the information to be supplied by Purchaser for inclusion or to be incorporated by reference in the Proxy Statement or the information relating to Purchaser and the Purchaser Subsidiaries in the Registration Statement, will, in the case of the Proxy Statement after giving effect to any amendments thereof or supplements thereto, at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The portions of the Forms 10-K, 10-Q and 8-K and any other document filed by Purchaser under the Securities Exchange Act which are included with or incorporated by reference in the Registration Statement and Proxy Statement relating to Purchaser comply or will comply as to form in all material respects with the provisions of the Securities Exchange Act.

         2.17 Availability of Funds. Purchaser has or will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Cash Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

         2.18 Controls and Procedures. (a) Each of the principal executive officer and the principal financial officer of Purchaser has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the "Sarbanes-Oxley Act") with respect to Purchaser Reports, and Purchaser has made available to the Company a summary of any disclosure made by management to Purchaser's auditors and audit committee since January 1, 2002 referred to in such certifications. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

         (b) Purchaser has (i) designed and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act) to ensure that material information required to be disclosed by Purchaser in the reports it files or submits under the Securities Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, and (ii) disclosed, based on its most recent evaluation of internal control over financial reporting, to Purchaser's auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Purchaser's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser's internal control over financial reporting. Purchaser has made available to the Company true and correct copies of any of the foregoing disclosures to the auditors or audit committee that have been made in writing from

January 1, 2004 through the date hereof, and will promptly provide to the Company true and correct copies of any such disclosure that is made after the date hereof.

         (c) Purchaser has designed and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance
(i) that transactions are executed in accordance with management's general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management's general or specific authorizations, and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

         (d) Since December 31, 2004, (i) neither Purchaser nor any Purchaser Subsidiary nor, to the best knowledge of Purchaser, any director, officer, employee, auditor, accountant or representative of Purchaser or any of the Purchaser Subsidiaries has received any written complaint, allegation, assertion, or claim that Purchaser or any Purchaser Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no attorney representing Purchaser or any Purchaser Subsidiary, whether or not employed by the Purchaser or any Purchaser Subsidiary, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by Purchaser, any of the Purchaser Subsidiaries or any of their respective officers, director, employees or agents to any officer of Purchaser, the Board of Directors of Purchaser or any member or committee thereof.

                                      III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Purchaser that:

         3.1 Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to be so qualified does not have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to enter into this Agreement, and, upon the approval of the Governmental Authorities and the stockholders of the Company, to consummate the transactions contemplated hereby. The Company is duly registered as a unitary savings and loan holding company under HOLA.

         (b) The Bank is an Illinois state-chartered stock savings bank duly organized and in existence under the laws of the State of Illinois. The Bank is an "insured depository institution" as defined in the FDI Act and applicable regulations thereunder, the deposits of which are insured by FDIC through SAIF to the full extent permitted under applicable laws.

         (c) The Company has no direct or indirect subsidiaries other than EFS Service Corporation, EFS Financial Services, Inc. and Computer Dynamics Group, Inc. (the "Company Corporate Subsidiaries") and the Bank (collectively, the "Company Subsidiaries"). Each of the Company Corporate Subsidiaries is either wholly-owned by the Company or the Bank, and is a duly organized and validly existing corporation, in good standing under the laws of its state of incorporation, with corporate power and authority to own, operate and lease its assets and properties and carry on its business substantially as it has been and is now being conducted. Each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to be so qualified does not have a Company Material Adverse Effect. Each Company Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Federal, state or other public authorities necessary for the conduct of its and their respective businesses, except where the failure to so hold does not have a Company Material Adverse Effect.

         3.2 Authorization. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Company's Board of Directors, and all necessary corporate action on the part of the Company (except for the requisite stockholder approval) has been taken. This Agreement has been duly executed and delivered by the Company and, subject to the approval of the stockholders of the Company and of the Governmental Authorities, will constitute the valid and binding obligations of the Company, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines. Neither the Certificate of Incorporation nor the By-laws of the Company will need to be amended to effectuate the transactions contemplated by this Agreement.

         3.3 Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of the Certificate of Incorporation or By-laws of the Company or organizational documents of any Company Subsidiary. Except as set forth on Schedule 3.3 to the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, Material Agreement (as defined below) or permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Company Subsidiary or their respective properties, other than any such conflicts, violations or defaults which will be cured or waived by the counter-party prior to the Effective Time. Except as set forth on Schedule 3.3 to the Company Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any Federal or state governmental authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, the absence of which would have a Company Material Adverse Effect, except for those relating to: any application or notice with the Governmental Authorities; Purchaser's Registration Statement and Proxy Statement to be filed with the SEC; the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and any antitrust filings, consents, waivers or approvals.

         3.4 Capitalization and Stockholders. (a) As of the date hereof, except as set forth on Schedule 3.4(a) to the Company Disclosure Schedule, the capital stock of the Company consists of the following:


    CLASS OF STOCK          PAR VALUE         AUTHORIZED         ISSUED         OUTSTANDING         TREASURY
    --------------          ---------         ----------         ------         -----------         --------
       Common                 $0.01           25,000,000       7,491,434         4,817,669         2,673,765
       Preferred              $0.01            2,000,000           0                 0                 0

All of the issued and outstanding shares of Company Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of Company Common Stock were issued in violation of any preemptive rights of the current or past stockholders of the Company, and, to the best knowledge of the Company, there exist no prior rights of any party to acquire such shares. All of the issued and outstanding shares of Company Common Stock as of the relevant record date will be entitled to vote to approve the Agreement.

         (b) As of the date hereof, the Company has 521,922 shares of Company Common Stock reserved for issuance under the stock option plans for the benefit of employees and directors of the Company or Company Subsidiaries ("Company Stock Option Plans") pursuant to which options covering an aggregate of 469,523 shares of Company Common Stock are outstanding as of the date hereof. Except as set forth in this Section 3.4(b) or Schedule 3.4(b) to the Company Disclosure Schedule and except for the transactions contemplated herein, there are no shares of capital stock or other equity securities of the Company outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Company, or contracts, commitments, understandings, or arrangements by which the Company is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. Each option is exercisable or will be exercisable as of the date set forth in Schedule 3.4(b) to the Company Disclosure Schedule (as defined below) and has an exercise price in the amount set forth on Schedule 3.4(b) to the Company Disclosure Schedule.

         (c) Schedule 3.4(c) to the Company Disclosure Schedule accurately identifies the names and addresses of all of the stockholders who, to the best knowledge of the Company, beneficially own more than 5% of the shares of Company Common Stock and the number of shares of Company Common Stock held by each such stockholder and by each director and senior officer of the Company. From the date hereof until the Effective Time, the Company shall, upon request, provide Purchaser with (i) a complete list of all of its stockholders of record and non-objecting shareholders, including the names, addresses and number of shares of Company Common Stock held by each stockholder, and (ii) any correspondence between the Company and any stockholder of the Company.

         (d) No capital stock of any of the Company Subsidiaries is or may become required to be issued (other than to the Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Company Subsidiary. The former minority shareholder of Computer Dynamics Group, Inc has no continuing equity interest in such company and, to the best knowledge of the Company, there is no dispute threatened with respect to such former equity ownership position. There are no contracts, commitments, understandings or arrangements relating to the rights of the Company to vote or to dispose of shares of the capital stock of any Company Subsidiary. All of the shares of capital stock of each Company Subsidiary held by the Company or the Bank are fully paid and non-assessable and are owned by the Company or the Bank free and clear of any claim, lien or encumbrance.

         3.5 Company Financial Statements; Material Changes. The Company has previously delivered to Purchaser its audited consolidated financial statements for the years ended December 31, 2004, 2003 and 2002, and the unaudited consolidated financial statements for the three (3) months ended March 31, 2005 (collectively, the "Company Financial Statements"). The Company Financial Statements (x) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto and, in the case of the unaudited consolidated financial statements, except for the absence of footnotes and for normal and recurring year-end adjustments which are not material); and (y) fairly present in all material respects the consolidated financial condition of the Company as of the dates thereof and the related results of operations, changes in stockholders' equity and cash flows for the periods then ended.

         3.6 Company SEC Filings. The Company has previously made available to Purchaser true and complete copies of (a) its proxy statements on Schedule 14A to the Securities Exchange Act relating to all meetings of stockholders (whether special or annual) during the calendar years 2003, 2004 and 2005, (b) all other reports or filings, as amended, filed under the Securities Exchange Act by the Company with the SEC since January 1, 2002, including, without limitation, reports on Forms 10-K, 10-Q and 8-K, and filings with the SEC under the Securities Act, and (c) beneficial ownership reports or filings relating to the Company Common Stock furnished to the Company since January 1, 2002.

         3.7 Company Reports. (a) Since January 1, 2002, each of the Company and the Company Subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed since such date with (a) the SEC, (b) the IDFPR, (c) the FDIC, (d) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material), and (e) American Stock Exchange (collectively, the "Company Reports"). The Company has previously made available to Purchaser true and complete copies of the Company Reports requested by Purchaser. As of their respective filing dates, each of such reports and documents (after giving effect to any amendments thereto), including the financial statements, exhibits, and schedules thereto, complied in all material respects with the applicable provisions of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (b) Except for examinations or reviews conducted by the IDFPR or the FDIC in the regular course of the business of the Company or the Company Subsidiaries, no Federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of the Company, investigation into the business or operations of the Company or the Company Subsidiaries within the past three years. None of the Company or any Company Subsidiary is subject to a written agreement (as such term is defined pursuant to 12 U.S.C. ss.1818) with the IDFPR or the FDIC. There is no unresolved violation, criticism or exception by the SEC, IDFPR or FDIC, or other agency, commission or entity that would have a Company Material Adverse Effect.

         3.8 Compliance With Laws. (a) The businesses of the Company and each Company Subsidiary are being conducted in compliance with all applicable Federal and state laws, ordinances and regulations of any governmental entity, including, without limitation, HOLA, the FDI Act, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the USA Patriot Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), Federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, fair debt collection practices, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by the Company or any Company Subsidiary, except for possible violations which either singly or in the aggregate do not have a Company Material Adverse Effect, and which would not interfere with the consummation of the transactions contemplated hereby.

         (b) The policies, programs and practices of the Company and each Company Subsidiary relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment. There are no disputes, claims, or charges, pending or, to the best knowledge of Company, threatened, against the Company or any Company Subsidiary alleging breach of any express or implied employment contract or commitment, or material breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and, to the best knowledge of the Company, there is no basis for any valid claim or charge with regard to such matters.

         (c) Except as set forth on Schedule 3.8(c) to the Company Disclosure Schedule, no investigation or review by any governmental entity with respect to the Company or any Company Subsidiary is pending or, to the best knowledge of the Company, threatened, nor has any governmental entity indicated to the Company an intention to conduct the same, other than normal bank regulatory examinations.

         3.9 Litigation. Except as set forth on Schedule 3.9 to the Company Disclosure Schedule, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which is seeking damages against the Company, any Company Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, in excess of $50,000, or which would reasonably be expected to have a Company Material Adverse Effect or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, having, or which could reasonably be foreseen to have in the future, any such effect.

         3.10 Defaults. There has not been any default, or the occurrence of an event which with notice or lapse of time or both would constitute a default, in any obligation to be performed by the Company or any Company Subsidiary under any contract, commitment, or other material obligation to which the Company, any Company Subsidiary or their respective properties is subject, and neither the Company nor any Company Subsidiary has waived any right under any contract or commitment, except in each case where any such default or waiver, singly or in the aggregate with any other such defaults or waivers, would not have a Company Material Adverse Effect. Except as set forth on Schedule 3.10 to the Company Disclosure Schedules, to the best knowledge of the Company, no other party to any such material contract or commitment is in default in any material obligation to be performed by such party.

         3.11 Absence of Company Material Adverse Change. Since December 31, 2004, there has not been, except for the transactions as contemplated herein or matters related thereto, a Company Material Adverse Change.

         3.12 Undisclosed Liabilities. All of the obligations or Liabilities have, in the case of the Company and the Company Subsidiaries, been so reflected, disclosed or reserved against in the audited consolidated financial statements of the Company as of December 31, 2004 or in the notes thereto, and the Company and the Company Subsidiaries have no other Liabilities except (i) Liabilities incurred since December 31, 2004 in the ordinary course of business consistent with past practice that either alone or when combined with all similar Liabilities, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect and (ii) Liabilities (including legal, accounting, financial advising fees and out-of-pocket expenses) incurred in connection with the transactions contemplated by this Agreement.

         3.13 Licenses. The Company and each Company Subsidiary, respectively, hold all governmental registrations, licenses, permits or franchises (each a "Company Permit") required to be held by it and which are material with respect to the operation of their respective businesses as presently conducted.

         3.14 Governmental and Stockholder Approvals. To the best knowledge of the Company, no fact or condition exists which the Company has reason to believe will prevent the parties from obtaining approval of the Merger, the Bank Merger and other transactions contemplated by this Agreement by any Governmental Authority or the stockholders of the Company.

         3.15 Antitakeover Provisions Inapplicable. Other than Section 203 of the DGCL, no "business combination," "moratorium," "control share" or other state antitakeover statute or regulation, nor any provision in the Company's Certificate of Incorporation or By-laws, (i) prohibits or restricts the Company's ability to perform its obligations under this Agreement, or its ability to consummate the transactions contemplated hereby, (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof or thereof, or
(iii) would subject Purchaser to any impediment or condition in connection with the exercise of any of its rights under this Agreement. The Company has taken all steps necessary to cause the restrictions on "business combinations" (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL to be inapplicable to this Agreement and the transactions contemplated hereby.

         3.16 Disclosure. None of the information to be supplied by the Company for inclusion or to be incorporated by reference in the Proxy Statement or the information relating to the Company and the Company Subsidiaries in the Registration Statement, will, in the case of the Proxy Statement after giving effect to any amendments thereof or supplements thereto, at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The portions of the Forms 10-K, 10-Q and 8-K filed by the Company under the Securities Exchange Act which are included with or incorporated by reference in the Proxy Statement relating to the Company comply and will comply as to form in all material respects with the provisions of the Securities Exchange Act.

         3.17 Taxes. (a) Except as set forth on Schedule 3.17 to the Company Disclosure Schedules, the Company, each Company Subsidiary and each other company or joint venture where the Company or a Company Subsidiary owns 50% or more of the equity interest of such entity measured by either vote or value (a "Tax Subsidiary") have each timely filed all tax and information returns, including but not limited to all required Forms 1099, 1098 and 5498, required to be filed (all such returns being correct and complete in all material respects) and have paid (or the Company has paid on behalf of each Company Subsidiary and Tax Subsidiary), or have accrued on their respective books and set up an adequate reserve for the payment of, all taxes, interest and penalties required to be paid in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof. Neither the Company nor any Company Subsidiary or Tax Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against the Company, any Company Subsidiary or Tax Subsidiary that have not been resolved or settled and no requests for waivers of the time to assess any such tax are pending or have been agreed to. Except as set forth on Schedule 3.17 to the Company Disclosure Schedule, the income tax returns of the Company and each Company Subsidiary and Tax Subsidiary have not been audited by either the Internal Revenue Service, or any state or local taxing authorities, for any of the last ten years. Neither the Company nor any Company Subsidiary or Tax Subsidiary is a party to any action or proceeding by any governmental authority for the assessment or the collection of taxes. Deferred taxes of the Company and each Company Subsidiary have been accounted for in accordance with GAAP. Except as set forth on Schedule
3.17 to the Company Disclosure Schedule, the Company and each Company Subsidiary have delivered or made available to Purchaser correct and complete copies of all Federal and state income tax returns and supporting schedules for all tax years since December 31, 2000.

         (b) The Company has not filed any consolidated Federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code) where the Company was not the common parent of the group. Neither the Company nor any Company Subsidiary or Tax Subsidiary is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than the Company, any Company Subsidiary or Tax Subsidiary.

         (c) The Company, each Company Subsidiary and each Tax Subsidiary have each withheld amounts from its employees, stockholders or holders of deposit accounts in compliance with the tax withholding provisions of applicable Federal, state and local laws, has filed all Federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made and, have notified all employees, stockholders and holders of public deposit accounts of their obligations to file all forms, statements or reports with it in accordance with applicable Federal, state and local tax laws and have taken reasonable steps to insure that such employees, stockholders and holders of public deposit accounts have filed all such forms, statements and reports with it.

         3.18 Insurance. The Company and each Company Subsidiary maintain insurance with an insurer which in the best judgment of management of the Company is sound and reputable, on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by prudent corporations engaged in the same or similar businesses. The Company and each Company Subsidiary maintain in effect all insurance required to be carried by law or by any agreement by which they are bound. All material claims under all policies of insurance maintained by the Company and the Bank have been filed in due and timely fashion. Neither the Company nor any Company Subsidiary has had an insurance policy cancelled by the issuer of the policy within the past five (5) years.

         3.19 Loans; Investments. (a) Each loan reflected as an asset on the Company Financial Statements is evidenced by appropriate and sufficient documentation in all material respects and constitutes, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines; to the knowledge of the Company, no obligor named therein is seeking to avoid the enforceability of the terms of any loan under any such laws or equitable principles or doctrines and no loan is subject to any defense, offset or counterclaim. All such loans originated by the Company or any Company Subsidiary and all such loans purchased by the Company or any Company Subsidiary, were made or purchased in accordance with customary lending standards of the Company and any Company Subsidiary and in the ordinary course of business of the Company and each Company Subsidiary. Set forth on Schedule 3.19(a)(i) is a complete list of all outstanding commitments under which the Company or any Company Subsidiary is obligated to purchase loans or loan participations. Set forth on Schedule 3.19(a)(ii) to the Company Disclosure
Schedule is a complete list of the Company REO (as defined below) as of March 31, 2005.

         (b) All guarantees of indebtedness owed to the Company or any Company Subsidiary, including but not limited to those of the Federal Housing Administration, the Small Business Administration, and other state and Federal agencies, are valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.

         (c) In originating, purchasing, underwriting, servicing, and discharging loans, mortgages, land contracts, and contractual obligations relating thereto, either for their own account or for the account of others, the Company and each Company Subsidiary have complied in all material respects with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to such servicing.

         (d) None of the investments reflected in the Company Financial Statements and none of the investments made by the Company since December 31, 2004, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of the Company freely to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or any Company Subsidiary is a party, the Company or such Company Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Neither the Company nor any Company Subsidiary has sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or other person has the right, either conditionally or absolutely, to require the Company or any Company Subsidiary to repurchase or otherwise reacquire any such assets. Except as set forth on Schedule 3.19(d)(i) to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has purchased or otherwise acquired any loans or other assets in a transaction in which the seller of such loans or other assets, or other person, has the right, either conditionally or absolutely, to repurchase such loans or other assets from the Company or any Company Subsidiary as a result of the occurrence of the transactions contemplated herein or otherwise. Set forth on Schedule 3.19(d)(ii) to the Company Disclosure Schedule is a complete and accurate list of each investment and debt security, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell owned by the Company or any Company Subsidiary, showing as of May 31, 2005, the carrying values and estimated fair values of investment and debt securities, the gross carrying value and estimated fair value of the mortgage-backed and related securities and the cost and estimated fair value of the marketable equity securities.

         (e) All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as "held to maturity," "available for sale" and "trading" held by the Company or any Company Subsidiary, as reflected in the Company Financial Statements were classified and accounted for in accordance with F.A.S.B. 115 and the intentions of management.

         3.20 Interest Rate Risk Management Arrangements. Neither the Company nor any Company Subsidiary is a party to any, nor is any property bound by, any interest rate swaps, caps, floors and option agreements or other interest rate risk management arrangements.

         3.21 Allowance for Loan Losses. The allowance for loan losses shown on the Company Financial Statements, as of such date was (and will be as of such subsequent financial statement dates) in the reasonable judgment of the Company, adequate in all respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on loans outstanding, and contained an additional amount of unallocated reserves for unanticipated future losses at a level considered adequate under the standards applied by applicable Federal and/or state regulatory authorities and based upon generally accepted practices applicable to financial institutions and based upon GAAP.

         3.22 Company Benefit Plans. (a) Schedule 3.22(a)(i) to the Company Disclosure Schedule contains a list and a true and correct copy (or, a description with respect to any oral employee benefit plan, practice, policy or arrangement), including all amendments thereto, of each compensation, consulting, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of the Company or each Company Subsidiary or their respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA, which the Company or any Company Subsidiary maintains, to which the Company or any Company Subsidiary contributes, or under which any employee, former employee, director or former director of the Company or any Company Subsidiary is covered or has benefit rights and pursuant to which any liability of the Company or any Company Subsidiary exists or is reasonably likely to occur (the "Company Benefit Plans"), and current summary plan descriptions, trust agreements, and insurance contracts and Internal Revenue Service Form 5500 or 5500-C/R (for the three most recently completed plan years) with respect thereto. Except as set forth on
Schedule 3.22(a)(ii) to the Company Disclosure Schedule, the Company neither maintains nor has entered into any Company Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of the Company or any Company Subsidiary or their respective beneficiaries, or other provisions, which would cause an increase in the liability of the Company or any Company Subsidiary or to Purchaser as a result of the transactions contemplated by this Agreement or any related action thereafter (a "Change in Control Benefit"). The term "Company Benefit Plans" as used herein refers to all plans contemplated under the preceding sentences of this Section 3.22, provided that the term "Plan" or "Plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. No Company Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither the Company nor any Company Subsidiary has been notified by any Governmental Authority to amend any payments or other compensation paid or payable by the Company or any Company Subsidiary under this Agreement, any Company Benefit Plan or otherwise, to or for the benefit of any employee or director of the Company or any Company Subsidiary and, to the best knowledge of the Company, all such payments are in compliance with all applicable rules, regulations and bulletins promulgated by the Governmental Authorities.

         (b) Each of the Company Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code ("Company Qualified Plans") has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code and an application for determination of such qualification has been timely made to the Internal Revenue Service prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter and each pending application is included in
Schedule 3.22(b) to the Company Disclosure Schedule), and, to the best knowledge of the Company, there exist no circumstances likely to materially adversely affect the qualified status of any such Company Qualified Plan. All such Company Qualified Plans established or maintained by the Company or each Company Subsidiary or to which the Company or any Company Subsidiary contribute are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Effective Time) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such Company Qualified Plans. No Company Qualified Plan is a defined benefit pension plan which is subject to Title IV of ERISA. All accrued contributions and other payments required to be made by the Company or each Company Subsidiary to any Company Benefit Plan through the date hereof, have been made or reserves adequate for such purposes as of the date hereof, have been set aside therefor and reflected in the Company Financial Statements. Neither the Company nor any Company Subsidiary has accumulated any funding deficiency under Section 412 of the Code. Neither the Company nor any Company Subsidiary is in material default in performing any of its respective contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan.

         (c) There is no pending or, to the best knowledge of the Company, threatened litigation or pending claim (other than individual benefit claims made in the ordinary course) by or on behalf of or against any of the Company Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by the Company or any Company Subsidiary which allege violations of applicable state or Federal law or the terms of the Plan which are reasonably likely to result in a liability on the part of Company or any Company Subsidiary or any such Plan.

         (d) The Company and each Company Subsidiary and all other persons having fiduciary or other responsibilities or duties with respect to any Company Benefit Plan are, and since the inception of each such Plan have been, in substantial compliance with, and each such Plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC") and the Internal Revenue Service under ERISA, the Code or any other applicable law. No "reportable event" (as defined in

Section 4043(c) of ERISA) has occurred with respect to any Company Benefit Plan. No Company Benefit Plan has engaged in or been a party to a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975(c) of the Code) without an exemption thereto under Section 408 of ERISA or Section 4975(d) of the Code. All Company Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of
Section 4980B of the Code and Sections 601-609 of ERISA and with the certification of prior coverage and other requirements of Sections 701-702 of ERISA.

         (e) Neither the Company nor any Company Subsidiary has incurred, nor to the best knowledge of the Company or such Company Subsidiary is reasonably likely to incur, any liability under Title IV of ERISA in connection with any Plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by it or by the Bank.

         (f) Neither the Company nor any Company Subsidiary has made any payments, or is or has been a party to any agreement or any Company Benefit Plan, that under any circumstances could obligate it, any Company Subsidiary, or any successor of any of them, to make any payment that is not or will not be deductible in full because of Section 162(m) or 280G of the Code.

         (g) Schedule 3.22(g) to the Company Disclosure Schedule describes any obligation that the Company or any Company Subsidiary has to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverages, their ages, a description of such health or welfare benefit, the annual cost incurred to provide such benefits and the portion of such cost that is paid by such retiree or former employee or director.

         (h) Schedule 3.22(h) to the Company Disclosure Schedule lists: (i) each employee, officer and director of the Company and each Company Subsidiary who is eligible to receive a Change in Control Benefit, showing the amount of each such Change in Control Benefit and the basis of the calculation thereof, estimated compensation for 2005 based upon compensation received to the date of this Agreement, and the individual's rate of salary in effect on the date of this Agreement, the individual's participation in any bonus or other employee benefit plan, and such individual's compensation from Company or any Company Subsidiary for each of the calendar years 2000 through 2004 as reported by the Company or each Company Subsidiary on Form W-2 or Form 1099; (ii) each other employee of the Company or any Company Subsidiary who may be eligible for a Change in Control Benefit, showing the number of years of service of each such employee together with his or her estimated salary for 2005; (iii) a listing of each Option, showing the holder thereof, the number of shares, the type of option (incentive or non-statutory), the exercise price per share and a copy of the option agreements relating thereto; (iv) a listing of each unvested restricted stock award, showing the holder thereof, the number of shares, the vesting dates and a copy of the restricted stock award agreements relating thereto; (v) a listing of the participants in the Employee Stock Ownership Plan ("ESOP"), showing the number of outstanding shares of Company Common Stock credited to each participant, the vesting dates thereof, the unpaid balance of any loans owing by the ESOP to the Company or any party as of the date hereof (the "ESOP Loan"), and the number of unallocated shares of Company Common Stock held by such trusts; and (vi) each employee, officer or director for whom a supplemental executive retirement, salary continuation or deferred compensation plan or agreement is maintained, showing the calculations of the amounts due under each such plan or agreement and the payment schedule thereof, and the amounts accrued in the Company Financial Statements with respect thereto.

         (i) The Company and each Company Subsidiary have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Company Benefit Plan with the Internal Revenue Service, the PBGC, and the Department of Labor, as prescribed by the Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which would be material to the financial condition of the Company on a consolidated basis.

         (j) Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement and, to the best of the Company's knowledge, no labor union claims to or is seeking to represent any employees of the Company or any Company Subsidiary.

         (k) Schedule 3.22(k) of the Company Disclosure Schedule lists (i) each life insurance policy held by the Bank under its bank-owned life insurance program (the "BOLI Program") and the cash value, face amount and other information relating thereto as of March 31, 2005, and (ii) the interest, if any, of a participant in the Bank's Supplemental Life/Split Dollar Plan, in the death benefit proceeds thereunder. The Bank has an insurable interest in each policy held under the BOLI Program and has obtained the consent of the individual who is the named insured under each policy. Except for the portion of the death benefit payable to beneficiaries of participants under the Supplemental Life/Split Dollar Plan, no individual or entity other than the Bank has any interest in any policy held under the BOLI Program.

         3.23 Environmental Matters. (a) For purposes of this Section 3.23, "Company Properties" means (i) the real estate owned or leased by the Company or the Bank and/or used as a banking related facility or identified in the Company's Form 10-K filing for the year ended December 31, 2004 or acquired since December 31, 2004; (ii) other real estate owned, if any ("Company REO"), by the Company or any Company Subsidiary as defined by any other Federal or state financial institution regulatory agency with regulatory authority for the Company or any Company Subsidiary; (iii) real estate that is in the process of pending foreclosure or forfeiture proceedings conducted by the Company or any Company Subsidiary; (iv) real estate that is held in trust for others by the Bank; and (v) real estate owned or leased by a partnership or joint venture in which the Company or a Company Subsidiary has an ownership interest, including any Tax Subsidiary.

         (b) To the best knowledge of the Company, there are no present or past conditions on the Company Properties, involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any material or substance: (i) which is or becomes defined as a "hazardous substance", "pollutant" or "contaminant" pursuant to CERCLA, or other Environmental Laws (as defined below); (ii) containing gasoline, oil, diesel fuel or other petroleum products, or fractions thereof;

(iii) which is or becomes defined as a "hazardous waste" pursuant to RCRA and amendments thereto and regulations promulgated thereunder; (iv) containing polychlorinated biphenyls; (v) containing asbestos; (vi) which is radioactive;
(vii) which is biologically hazardous; (viii) the presence of which requires investigation or remediation under any Federal, state or local statute, regulation, ordinance, policy or other Environmental Laws; (ix) which is defined as a "hazardous waste", "hazardous substance", "pollutant" or "contaminant" or other such term used to defined a substance having an adverse effect on the environment under Environmental Laws; or (x) any toxic, explosive, dangerous corrosive or otherwise hazardous substance, material or waste, which is regulated by any Federal, state or local governmental authority (collectively, "Hazardous Materials") or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Materials.

         (c) To the best knowledge of the Company, the Company, each Company Subsidiary and each Tax Subsidiary are in compliance in all material respects with all Federal, state and local laws relating to pollution or protection of the environment such as laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (together with all regulations and rules adopted thereunder and amendments thereto) ("Environmental Laws"). Neither the Company nor any Company Subsidiary or Tax Subsidiary have received notice of, nor to the best knowledge of the Company are there outstanding or pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of the Company Properties.

         (d) To the best knowledge of the Company, no Company Properties are currently undergoing remediation or cleanup of Hazardous Materials or other environmental conditions.

         (e) To the best knowledge of the Company, the Company, each Company Subsidiary and each Tax Subsidiary have all governmental permits, licenses, certificates of inspection and other authorizations governing or protecting the environment necessary to conduct its present business. Further, the Company warrants and represents that these permits, licenses, certificates of inspection and other authorizations are fully transferable, to the extent permitted by law, to Purchaser.

         3.24 Material Contracts. Schedule 3.24(i) to the Company Disclosure Schedule sets forth, each contract, indenture, and other binding commitment and agreement (including any wholesale broker or loan purchase agreement, but not including documents evidencing, governing or related to loans or credits by the Company or any Company Subsidiary or deposits or investments held by the Bank) that provides for the receipt or expenditure of in excess of $50,000 over the course of any twelve-month period, or which cannot be terminated without penalty in excess of $25,000 to which the Company and/or any Company Subsidiary is a party or to which the Company and/or any Company Subsidiary or any of their properties are subject (collectively, the "Material Contracts" and each a "Material Contract"). True copies of each Material Contract are set forth on
Schedule 3.24(i) to the Company Disclosure Schedule, including all material amendments and supplements thereto. Except as set forth on Schedule 3.24(ii) to the Company Disclosure Schedule, all of the Material Contracts are binding upon the Company and/or Company Subsidiaries (as applicable) and, to the Company's best knowledge, the other parties thereto. The Company and the Company Subsidiaries have each duly performed in all material respects all of its obligations under each Material Contract to which they are a party to the extent that such obligations to perform have accrued. No breach or default under any Material Contract by the Company or any of the Company Subsidiaries or, to the Company's knowledge, any other party thereto, has occurred which has a Company Material Adverse Effect. Except as set forth on Schedule 3.24(iii) to the Company Disclosure Schedule, none of the Material Contracts contains an express prohibition against assignment by operation of law or a change of control of the Company or a Company Subsidiary (or require written consent or notice to the other party), or contains any other provision which would preclude Purchaser from exercising and enjoying all of the rights, remedies and obligations of the Company or a Company Subsidiary, as the case may be, under such Material Contracts as a result of entering into this Agreement and the consummation of the Merger.

         3.25 Real Property. (a) The Company and each Company Subsidiary and Tax Subsidiary have good and marketable title to their real properties, including any leaseholds and ground leases, and their other assets and properties, all as reflected as owned by the Company or any Company Subsidiary in the Company Financial Statements dated as of March 31, 2005 except for (i) assets and properties disposed of since such date in the ordinary course of business and
(ii) such liens, claims, mortgages, security interests, leases, agreements and tenancies, licenses, options, options to purchase, covenants, conditions, restrictions, rights of way, easements, judgments, and other matters affecting the real properties as set forth on Schedule 3.25(a)(i) to the Company Disclosure Schedule or as identified on the title policies listed on such Schedule. All buildings, structures, fixtures and appurtenances comprising part of the real properties of the Company or any Company Subsidiary (whether owned or leased by the Company or any Company Subsidiary) are in good operating condition and have been well maintained, ordinary wear and tear excepted. Title to all real property listed as being owned by the Company or any Company Subsidiary on the Company Disclosure Schedule is held in fee simple. The Company and each Company Subsidiary have title or other rights to its assets sufficient in all material respects for the conduct of their respective businesses as presently conducted, and, except as set forth on Schedule 3.25(a)(ii) to the Company Disclosure Schedule, such assets are free, clear and discharged of, from any and all liens, charges, encumbrances, security interests and/or equities. Set forth on Schedule 3.25(a)(i) to the Company Disclosure Schedule is evidence of title to all real property owned by the Company or the Bank.

         (b) All leases pursuant to which the Company or any Company Subsidiary, as lessee, leases real or personal property are, to the best knowledge of the Company, valid, effective, and enforceable against the lessor in accordance with their respective terms. There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to either the Company or any Company Subsidiary, or to the best knowledge of the Company, the other party. Except as set forth on Schedule 3.25(b) to the Company Disclosure Schedule, none of such leases contains a prohibition against assignment by the Company or any Company Subsidiary, by operation of law or otherwise, or any other provision which in either case would preclude the Company or any Company Subsidiary from possessing and using the leased premises for the same purposes and upon the same rental and other terms upon the consummation of the Merger as are applicable to the possession and use by the Company or any Company Subsidiary as of the date of this

Agreement. Neither the Company nor any Company Subsidiary has made a prior assignment for collateral purposes of any such lease.

         3.26 Indemnification. To the best knowledge of the Company, no action or failure to take action by any director, officer, employee or agent of the Company or each Company Subsidiary has occurred which would give rise to a claim or a potential claim by any such person for indemnification from the Company or any Company Subsidiary under the corporate indemnification provisions of the Company or any Company Subsidiary in effect on the date of this Agreement.

         3.27 Insider Interests. All outstanding loans and other contractual arrangements (including deposit relationships) between the Company or any Company Subsidiary and any officer, director or employee of the Company or any Company Subsidiary conform to the applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into. Except as set forth on Schedule 3.27 to the Company Disclosure Schedule, no officer, director or employee of the Company or any Company Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any Company Subsidiary. With the exception of any deposit or lending relationships with any Company Subsidiary, set forth on
Schedule 3.27 to the Company Disclosure Schedule is a description of all relationships and transactions with the Company or any Company Subsidiary of the type required to be disclosed by the Company under the Securities Act or the Securities Exchange Act pursuant to Items 401(d) and 404 of Regulation S-K promulgated under the Securities Act and the Securities Exchange Act without regard to any dollar thresholds therein.

         3.28 Fairness Opinion. The Board of Directors of the Company has received an opinion, dated the date of this Agreement, from Hovde Financial, LLC, that, subject to the terms, conditions and qualifications set forth therein, the Merger Consideration is fair to the Company's stockholders from a financial point of view.

         3.29 Fees. Other than the financial advisory services performed for the Company by Hovde Financial, LLC, neither the Company, nor any of the Company Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby.

         3.30 Controls and Procedures. (a) Each of the principal executive officer and the principal financial officer of the Company has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act with respect to Company Reports, and the Company has delivered to Purchaser a summary of any disclosure made by management to the Company's auditors and audit committee since January 1, 2002 referred to in such certifications. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

         (b) The Company has (i) designed and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act) to ensure that material information required to be disclosed by the Company in the reports it files or submits under the Securities Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, and (ii) disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company has provided to Purchaser true and correct copies of any of the foregoing disclosures to the auditors or audit committee that have been made in writing from January 1, 2004 through the date hereof, and will promptly provide to Purchaser true and correct copies of any such disclosure that is made after the date hereof.

         (c) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance
(i) that transactions are executed in accordance with management's general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management's general or specific authorizations, and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

         (d) No personal loan or other extension of credit by the Company or any Company Subsidiary to any of its or their executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act) since July 31, 2002.

         (e) Since December 31, 2004, (i) neither the Company nor any of the Company Subsidiaries nor, to the best knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of the Company Subsidiaries has received any written complaint, allegation, assertion, or claim that the Company or any Company Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by the Company, any of the Company Subsidiaries or any of their respective officers, director, employees or agents to any officer of the Company, the Board of Directors of the Company or any member or committee thereof.

                                      IV.

                                    COVENANTS

         4.1 Conduct of Business by the Company Until the Effective Time. During the period commencing on the date hereof and continuing until the Effective Time, the Company agrees (except as expressly contemplated by this Agreement or to the extent that Purchaser shall otherwise consent in writing which consent shall not be unreasonably withheld) that:

         (a) Except as contemplated by this Agreement, the Company and each Company Subsidiary will carry on their respective businesses in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted (including ongoing review, testing, maintenance and assessment of disclosure controls and procedures and internal control over financial reporting), maintain their respective books in accordance with GAAP, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, except as set forth on Schedule 4.1(a) of the Company Disclosure Schedule, use all reasonable efforts to (i) preserve intact their present business organizations, (ii) generally keep available the services of their present officers and employees, and (iii) preserve their relationships with customers, suppliers, agents, brokers and others having business dealings with them to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time.

         (b) The Company will, and will cause each Company Subsidiary to, use their best efforts to comply promptly with all requirements which Federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to Purchaser in connection with any such requirements imposed upon any of them in connection with the Merger.

         (c) The Company will, and will cause each Company Subsidiary to, use their best efforts to obtain (and to cooperate with Purchaser in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. The Company will not, nor will it permit any of the Company Subsidiaries to, knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under this Agreement.

         (d) The Company will not declare or pay any cash dividends on or make other distributions with respect to capital stock, except that until the Effective Date occurs, the Company will be permitted to declare and pay a regular quarterly cash dividend not exceeding $0.1625 per share, so long as no dividend would be payable for that quarter on any Purchaser Common Stock to be issued as a result of the Merger. The Company shall not make any changes in its normal practice of declaring dividends or establishing dividend record or dividend payment dates. It is the intent of this Section 4.1(d) that holders of Company Common Stock receive regular payment of such cash dividends for any quarter if declared and paid in accordance with normal past practice, on their shares of Company Common Stock but only if dividends would not be payable during that quarter to holders of Purchaser Common Stock received in exchange for the shares of Company Common Stock. The parties shall cooperate to schedule the Closing to effectuate the foregoing.

         (e) The Company will not, and will not permit any Company Subsidiary to, sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial condition of the Company on a consolidated basis.

         (f) The Company will not, and will not permit any Company Subsidiary to, acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

         (g) Except as otherwise contemplated by this Agreement or pursuant to the exercise of outstanding options, the Company will not, and will not permit any Company Subsidiary to, or enter into any agreement to, issue, sell, grant, authorize or propose the issuance or sale of, or purchase or propose the purchase of, permit the conversion of or otherwise acquire or transfer for any consideration any shares of their respective capital stocks of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or to increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, stock dividend, stock split or change in par or stated value. No additional shares of Company Common Stock shall become subject to new grants of employee stock options, stock appreciation rights, limited rights, stock grants or similar stock-based employee compensation rights.

         (h) The Company will not, and will not permit any Company Subsidiary to, create or incur any liabilities, in a single transaction or a series of related transactions, in excess of $50,000 other than the taking of deposits and other liabilities incurred in the ordinary course of business or consistent with past practices, or permit or suffer the imposition on any shares of stock held by it or by any Company Subsidiary of any material lien, charge or encumbrance. Notwithstanding the foregoing, in no event will the Company or any Company Subsidiary incur any liabilities or indebtedness relating to (i) brokered deposits or internet deposits; (ii) borrowed money other than fixed-rate Federal Home Loan Bank advances in the ordinary course of business with a term not in excess of two and one-half (2.5) years. In addition, such advances shall not have embedded options in their terms that are exercisable by the Federal Home Loan Bank.

         (i) The Company will not, and will not permit any Company Subsidiary to, (i) grant to any director, officer or employee any increase in compensation (except in accordance with past practices for those employees who are not executive or senior management), (ii) make contributions to any Company Benefit Plan (except in accordance with past practices or the terms of such plans or agreements as currently in effect as of the date of this Agreement provided that no contributions shall be made to any Company Qualified Plan that is a defined benefit plan), or (iii) pay any bonus (except in accordance with past practices or plans or agreements with respect to employees other than executive or senior management) or increase any severance or termination pay, or enter into or amend any employment, special termination, change in control, retention, covenant not to compete, severance, SERP or other compensation related agreement with any such person except as contemplated in this Agreement.

         (j) Neither the Company, nor any Company Subsidiary, will enter into, renew, extend, amend or modify any lease or license with respect to any property, whether real or personal with a term of more than one (1) year or payments greater than $50,000.

         (k) Except as set forth on Schedule 4.1(k) to the Company Disclosure Schedule, neither the Company, nor any Company Subsidiary, will enter into or amend any continuing contract or series of related contracts involving in excess of $50,000 for the purchase of materials, supplies, equipment or services which cannot be terminated without cause with less than ninety (90) days' notice and without payment of any amount as a penalty, bonus, premium or other compensation for such termination except as contemplated or permitted by this Agreement.

         (l) The Company will not, and will not permit any Company Subsidiary to, adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, employee stock ownership, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, except as contemplated herein.

         (m) The Company will, and will cause each Company Subsidiary to, use their best efforts to maintain their respective properties and assets in their present states of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance presently in effect, including the insurance of accounts with the FDIC. The Company will, and will cause each Company Subsidiary to, take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to their directors' and officers' liability insurance policies in order to preserve all rights thereunder with respect to all matters known by Company which could reasonably give rise to a claim prior to the Effective Time.

         (n) The Company will not, and will not permit any Company Subsidiary to, amend their respective Certificate of Incorporation, Charters, or By-laws, except as contemplated by this Agreement.

         (o) Except as contemplated on Schedule 4.1(o) to the Company Disclosure Schedule, the Company will not, and will not permit any Company Subsidiary to, enter into, renew, modify or increase: (i) any loan secured by lease receivables, (ii) any loan secured by commercial real estate involving an amount in excess of $500,000, or any amount which, when aggregated with any and all loans to the same or related borrowers, would be in excess of $1,000,000 (and in any event only if such loan has an existing debt service coverage ratio of not less than 1.20 and a loan to value ratio of not greater than 80%), (iii) any business loan involving an amount in excess of $100,000, or in any amount which, when aggregated with any and all loans to the same or related borrowers, would be in excess of $200,000 (and in any event only if such loan has an existing debt service coverage ratio of not less than 1.20), (iv) any loan or credit commitment (including letters of credit) which is secured by property located outside of the six-county Chicago MSA; and (v) any loan or credit commitment (including letters of credit) to, or make any investment or agree to make an investment in, any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan, credit commitment or investment: (A) to any person or entity involving an amount in excess of $500,000 or in any amount which, when aggregated with any and all loans or credit commitments of the Company and Bank to such person or entity or related entities, would be in excess of $1,000,000 (and in any event only if such loan has a loan to value ratio of not greater than 80% unless private mortgage insurance is purchased); (B) to any person other than in accordance with its lending policies as in effect on the date hereof; or (C) to any person or entity any of the loans or other extensions of credit to which, or investments in which, are delinquent, non-performing or on a "watch list" or similar internal report of the Company or the Bank; provided, however, that nothing in this subsection shall prohibit the Company or the Bank from honoring any contractual obligation in existence on the date of this Agreement.

         (p) The Company will not, and will not permit any Company Subsidiary to
(i) make any fixed rate loan, loan commitment or renewal or extension with a term longer than ten (10) years, except on such terms and in such amounts as are consistent with past practice and in any event no more than $2 million in aggregate principal amount on average in any month of fixed rate loans with terms 30 years or longer unless such loans conform to the FNMA/FHLMC standards, or (ii) purchase any loan or loan participation except the Bank may purchase up to $5 million per month of adjustable rate loans or loan participations with initial fixed rate periods of five (5) years or less that are secured by 1-4 family residences and have loan to value ratios of not greater than 80% unless private mortgage insurance is purchased. Notwithstanding the foregoing, the Bank may purchase loan participations from Anchor Bank provided Purchaser or Mid America approves any such transaction in advance, which approval shall not be unreasonably withheld. In order to facilitate review of any such proposed transactions, the Bank shall provide Mid America in advance the agenda and all materials relating to each loan committee meeting and a senior lending officer of Mid America shall be permitted to attend each such meeting of the Bank.

         (q) The Company will not, and will not permit any Company Subsidiary to, take any action which would, or fail to take any action contemplated by this Agreement if such failure would, disqualify the Merger as a tax-free reorganization under Section 368(a) of the Code.

         (r) The Company will not, and will not permit any Company Subsidiary to, materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or change the manner in which the portfolio is classified or reported (in accordance with FAS 115 or otherwise), or execute individual investment transactions in excess of $50,000, except that individual investment and mortgage-backed securities purchases will be limited to $3 million per issue, will be of the two highest investment grade categories, and no fixed-rate non-mortgage related security should have a final maturity of more than two (2) years and no fixed-rate mortgage-related security should have an average life of greater than three (3) years at Bloomberg consensus prepayment speeds.

         (s) Except as required by applicable law or regulation, the Company (i) will not, and will not permit any Company Subsidiary to, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, and (ii) will, and will cause each Company Subsidiary to, follow its existing policies and practices with respect to managing its exposure to interest rate and other risk and to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest risk.

         (t) The Company will not, and will not permit any Company Subsidiary to, enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, derivative or synthetic mortgage product or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risks.

         (u) The Company will not, and will not permit any Company Subsidiary to, enter into, increase or renew any loan or credit commitment (including letters of credit) to any executive officer or director of the Company or any Company Subsidiary, any five percent stockholder of the Company, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type or nature sought to be regulated in 12 U.S.C. 371c and 12 U.S.C. 371c-1. For purposes of this Subsection, "control" shall have the meaning associated with that term under 12 U.S.C. 371c.

         (v) The Company will promptly advise Purchaser orally and in writing of any event or series of events which has a Company Material Adverse Effect.

         (w) Notwithstanding any of the foregoing, at or immediately prior to the Effective Time, if and as so requested by Purchaser, the Company and the Bank (i) shall cause any outstanding inter-company debt to be repaid, and (ii) cause dividends to be paid to the Company in such amounts as specified by Purchaser, subject to any regulatory notice or approval requirement.

         (x) Neither the Company, nor any Company Subsidiary, will enter into any contract or agreement to buy, sell, exchange or otherwise deal in any tangible assets in a single transaction or a series of related transactions in excess of $50,000 in aggregate value.

         (y) Neither the Company, nor any Company Subsidiary, will make any one capital expenditure or any series of related capital expenditures (other than emergency repairs and replacements), the amount or aggregate amount of which (as the case may be) is in excess of $50,000; provided, further, any computer or network equipment acquired by the Company or the Bank shall satisfy certain standards and specifications acceptable to Purchaser.

         (z) Neither the Company, nor any Company Subsidiary, will file any application to relocate operations from existing locations.

         (aa) Neither the Company, nor any Company Subsidiary, will create or incur or suffer to exist any mortgage, lien, pledge, or security interest, against or in respect of any property or right of the Company or any Company Subsidiary securing any obligation in excess of $50,000, except for any pledge or security interests given in connection with the acceptance of repurchase agreements or government deposits or if in the ordinary course of business consistent with past practice.

         (bb) Neither the Company, nor any Company Subsidiary, will discharge or satisfy any mortgage, lien, charge or encumbrance other than as a result of the payment of liabilities in accordance with the terms thereof, or except in the ordinary course of business, if the cost to the Company or any Company Subsidiary to discharge or satisfy any such mortgage, lien, charge or encumbrance is in excess of $50,000, unless such discharge or satisfaction is covered by general or specific reserves.

         (cc) Neither the Company, nor any Company Subsidiary, will settle or agree to settle any claim, action or proceeding, whether or not initiated in a court of law, involving an expenditure in excess of $50,000.

         (dd) Neither the Company, nor any Company Subsidiary, will change in any material respect any basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices, accounting or any other material aspect of its business or operations, except for such changes as may be appropriate in the opinion of the Chief Executive Officer of the Company or Bank or other appropriate senior management of the Company or the Bank, as the case may be, in each case to respond to then current business, market or economic conditions or as may be required by the rules of the AICPA or the FASB or by Governmental Authorities or by law.

         (ee) Neither the Company, nor any Company Subsidiary, will knowingly or intentionally default under the terms of any agreement to which the Company or any Company Subsidiary is party.

         4.2 Conduct of Business by Purchaser Until the Effective Time. During the period commencing on the date hereof and continuing until the Effective Time, Purchaser agrees (except as expressly contemplated by this Agreement or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld) that:

         (a) Except as contemplated by this Agreement, Purchaser and the Purchaser Subsidiaries will carry on their respective businesses in substantially the same manner as heretofore conducted, maintain their respective books in accordance with GAAP, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time.

         (b) Purchaser will not, nor will it permit any of the Purchaser Subsidiaries to, knowingly or willfully take any action that would adversely affect their ability to perform their obligations under this Agreement.

         (c) Purchaser will file all documents required to be filed to have the shares of Purchaser Common Stock to be issued pursuant to this Agreement included for quotation on

Nasdaq (or such other national securities exchange on which the shares of Purchaser Common Stock shall be listed as of the date of the closing of the Merger).

         (d) Prior to the Effective Time, Purchaser shall take all such steps as may be required to cause any acquisitions of Purchaser Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Purchaser to be exempt under Rule 16b-3 promulgated under the Exchange Act. Company agrees to promptly furnish Purchaser with all requisite information necessary for Purchaser to take the actions contemplated by this
Section 4.2(d).

         4.3 Certain Actions. (a) None of the Company or any Company Subsidiary or their directors, officers or employees (i) shall solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to an Acquisition Transaction (as defined below) or a potential Acquisition Transaction with respect to the Company or any Company Subsidiary, or (ii) shall enter into any agreement, arrangement, or understanding (whether written or oral), regarding any Acquisition Transaction providing for or requiring it to abandon, terminate or fail to consummate this Agreement, or compensating it or any Company Subsidiary under any of the instances described in this clause. The Company shall immediately instruct and otherwise use its best efforts to cause its agents, advisors (including, without limitation, any investment banker, attorney or accountant retained by the Company or any Company Subsidiary), consultants and other representatives to comply with such prohibitions. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to such activities. Notwithstanding the foregoing, upon receipt of a bona fide, written proposal or offer unsolicited after the date hereof made by any Person or group (other than Purchaser or any of its affiliates) with respect to an Acquisition Transaction that the Board of Directors of the Company determines, in good faith, could result in a Superior Proposal (as defined below), the Company may provide information at the request of, or enter into negotiations with a third party with respect to such Acquisition Transaction, and provided, further, that the Company shall provide to Purchaser concurrently any information it provides to such third party which it has not previously provided to Purchaser. The Company shall promptly notify Purchaser orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries.

         (b) "Acquisition Transaction" shall, with respect to the Company, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either the Company or any significant subsidiary (as defined in Rule 1.2 of Regulation S-X of the SEC) (a "Significant Subsidiary") of the Company; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either the Company or any Significant Subsidiary of the Company; (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) which would cause such person or group to become the beneficial owner of securities representing 15% or more of the voting power of either the Company or any Significant Subsidiary of the Company; (iv) a tender or exchange offer to acquire securities representing 15% or more of the voting power of the Company; (v) a public proxy or consent solicitation made to stockholders of the Company seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement that has been recommended by the Board of Directors of the Company; (vi) the filing of an application or notice with the IDFRP, OTS or any other Federal or state regulatory authority seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to the Company or its stockholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses
(i) through (v) above.

                                       V.

                              ADDITIONAL AGREEMENTS

         5.1 Inspection of Records; Confidentiality. (a) The Company shall afford to Purchaser and Purchaser's accountants, counsel and other representatives, upon reasonable notice, such reasonable access as Purchaser may request, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, including all attorneys' responses to auditors' requests for information and accountants' work papers, developed by the Company or any Company Subsidiary or their accountants or attorneys, and will permit the Company's representatives to discuss such information directly with Purchaser's officers, directors, employees, attorneys and accountants.

         (b) In the event that this Agreement is terminated, each party shall upon request of the other party return all nonpublic documents furnished to it hereunder or destroy all documents or portions thereof that contain nonpublic information furnished by the other party pursuant hereto and, in any event, shall hold all nonpublic information received pursuant hereto in the same degree of confidence with which it maintains its own like information unless or until such information is or becomes a matter of public knowledge or is or becomes known to the party receiving the information through persons other than the party providing such information.

         5.2 Meetings of the Company. The Company shall provide to Purchaser the agenda for or a summary of the business proposed to be discussed at: (i) all meetings of the Boards of Directors of the Company and each Company Subsidiary, and (ii) all meetings of the committees of each such Board of Directors, including without limitation the audit, executive and loan committees thereof. The Company shall give reasonable notice to Purchaser of any such meeting; provided, however, no Purchaser representative shall be entitled to attend any board meetings or committee meetings other than loan committee meetings as described in Section 4.1(p). The Company shall provide to Purchaser all information provided to the directors on all such Boards of Directors and committees in connection with all such meetings of directors, when the same are provided to such directors, including minutes of prior meetings, financial reports and any other analyses prepared by senior management of the Company. All such information provided to Purchaser shall be treated in confidence as provided in Section 5.1(b) hereof. Notwithstanding the foregoing, the Company shall not be required to permit Purchaser (or its representatives) to review material or attend any portion of a meeting containing any confidential discussion of this Agreement and the transactions contemplated hereby or any other matter where the Company's Board of Directors has reasonably determined such review would result in a violation of Delaware law.

         5.3 Bank Merger. The Company and Purchaser intend to take all action necessary and appropriate to cause to be entered into the Bank Merger Agreement, substantially on the terms and in the form attached hereto as Exhibit C (the "Bank Merger Agreement") pursuant to which Mid America and the Bank shall merge simultaneously with or, if such Bank Merger cannot be effected simultaneously, immediately after the consummation of the Merger.

         5.4 D&O Indemnification. (a) Purchaser hereby agrees to cause to be maintained in effect for six (6) years after the Effective Time "tail coverage" under the Company's and the Company Subsidiary's current policy of officers' and directors' liability insurance with respect to actions and omissions occurring on or prior to the Effective Date; provided, however, that Purchaser may substitute therefor policies of at least the same coverage amounts containing terms and conditions which are no less advantageous to the covered persons provided that such substitution shall not result in any lapses in coverage with respect to matters occurring on or prior to the Effective Time; provided, further, that Purchaser shall not be required to pay a premium amount in excess of the maximum amount disclosed on Schedule 5.4(a) to the Purchaser Disclosure Schedule and if Purchaser is unable to obtain the insurance, Purchaser shall obtain as much comparable insurance as possible for a premium equal to such maximum amount. Schedule 5.4(a) to the Company Disclosure Schedule sets forth a copy of the Company's current D&O Insurance Policy, the current premium amount paid by the Company to obtain such insurance and the period of coverage to which such premium payment relates.

         (b) From and after the Effective Time through the sixth anniversary of the Effective Time, Purchaser and Mid America (each an "Indemnifying Party" and together the "Indemnifying Parties") jointly and severally agree to indemnify and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company or a Company Subsidiary, or trustee of any benefit plan of the Company or any Company Subsidiary, except for unaffiliated corporate trustees (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters involving the Company, and/or any Company Subsidiary existing or occurring at or prior to the Effective Time, including in connection with the transaction contemplated by this Agreement, whether asserted or claimed prior to, at or through the sixth anniversary of the Effective Time, to the fullest extent to which the Company or the applicable Company Subsidiary is permitted or required by law or their respective Certificate of Incorporation (or other chartering document) and By-laws to indemnify such Indemnified Parties and in the manner to which it could indemnify such parties under the Certificate of Incorporation (or other chartering document) and By-laws of such entity, in each case as in effect on the date hereof, or under applicable law.

         (c) Any Indemnified Party wishing to claim indemnification under
Section 5.4(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the appropriate Indemnifying Party thereof. In the event of any such claim, action, suit, proceeding or investigation, (i) the Indemnifying Party shall have the right to promptly and timely assume the defense thereof with counsel reasonably acceptable to such Indemnified Party and the Indemnifying Party shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to, or fails to promptly and timely assume such defense, or to appropriately defend such claim once assumed (except with respect to any settlement contemplated below), the Indemnified Parties may retain counsel which is reasonably satisfactory to Purchaser to handle such defense and the Indemnifying Party shall pay the reasonable fees and expenses to all such counsel for an Indemnified Party (which may not exceed one firm in any jurisdiction for an Indemnified Party), and notwithstanding any assumption of such defense by the Indemnifying Party, an Indemnified Party may retain counsel of its own choosing to monitor such defense (with the Indemnified Party assuming any and all expenses as a result of hiring such counsel); (ii) the Indemnified Parties will cooperate in the defense of any such matter; (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and
(iv) the Indemnifying Party shall not make any settlement of any such claim without prior written consent of an Indemnified Party.

         5.5 Affiliate Letters. The Company shall obtain and deliver to Purchaser on the date hereof a signed representation letter as to certain restrictions on resale substantially in the form of Exhibit D hereto from each executive officer and director of the Company and each stockholder of the Company who may reasonably be deemed an "affiliate" of the Company within the meaning of such term as used in Rule 145 under the Securities Act, and shall use best efforts to obtain and deliver to Purchaser a signed representation letter substantially in the form of Exhibit D from any person who becomes an executive officer or director of the Company or any stockholder who becomes such an "affiliate" after the date hereof as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five (5) business days after) such person achieves such status. The letter described in this
Section 5.5 shall include certain provisions pursuant to which such individuals will agree to vote in favor of adopting this Agreement and the Merger.

         5.6 Regulatory Applications. Purchaser shall, as soon as practicable, file applications or notices with the applicable Governmental Authorities, and shall use its commercially reasonable efforts to respond as promptly as practicable to all inquiries received concerning said applications; provided, however, that Purchaser shall have no obligation to accept nonstandard conditions or restrictions with respect to the aforesaid approvals of Governmental Authorities if it shall reasonably determine that such conditions or restrictions would have a Purchaser Material Adverse Effect or would be materially burdensome to Purchaser and the Purchaser Subsidiaries taken as a whole. In the event of an adverse or unfavorable determination by any Governmental Authority with respect to the requisite approvals of the transactions contemplated by this Agreement, or in the event the Merger is challenged or opposed by any administrative or legal proceeding, whether by the United States Department of Justice or otherwise, the determination of whether and to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made by Purchaser after consultation with the Company. At least two (2) business days prior to filing, Purchaser shall deliver a draft of the nonconfidential portions of all regulatory applications to the Company to enable the Company to have the ability to promptly comment on such applications prior to filing them. Purchaser shall deliver to the Company copies of the nonconfidential portions of all responses from or written communications from regulatory authorities relating to the Merger or this Agreement, and Purchaser shall deliver a final copy of the nonconfidential portions of all regulatory applications to the Company promptly after they are filed with the appropriate regulatory authority.

         5.7 Financial Statements and Reports. From the date of this Agreement and to the Effective Time: (a) each party will deliver to the other, not later than ninety days after the end of any fiscal year, its Annual Report on Form 10-K (and all schedules and exhibits thereto) for the fiscal period then ended as filed with the SEC, which shall be prepared, in all material respects, in conformity with GAAP and the rules and regulations of the SEC; (b) the Company will deliver to Purchaser not later than thirty days after the end of any fiscal quarter, the quarterly reports filed with the FDIC and IDFPR by the Company or the Bank which shall be prepared, in all material respects, in accordance with the rules and regulations of the FDIC; (c) each party will deliver to the other not later than forty-five days after the end of each of its first three (3) fiscal quarters, its report on Form 10-Q for such quarter as filed with the SEC which shall be prepared in conformity with GAAP and the rules and regulations of the SEC; (d) the Company will deliver to Purchaser any and all other material reports filed with the SEC, the FDIC, the IDFPR or any other regulatory agency within five (5) business days of the filing of any such report; and (e) the Company will deliver to Purchaser monthly financial statements which shall include a summary of the investment securities acquired in the ordinary course of business.

         5.8 Registration Statement; Stockholder Approval. As soon as reasonably practicable after the date hereof, Purchaser shall prepare and file with the SEC a Registration Statement on Form S-4 covering the Purchaser Common Stock to be issued to holders of Company Common Stock in the Merger, which Registration Statement shall include the Proxy Statement for use in soliciting proxies for the special meeting of stockholders (the "Stockholders' Meeting") to be held by the Company for purposes of considering this Agreement, and Purchaser and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act. Purchaser will take any reasonable action required to be taken, if any, under the applicable blue sky or securities laws in connection with the issuance of the shares of Purchaser Common Stock in the Merger. Each party shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with the preparation and filing of the Registration Statement and Proxy Statement and related actions. The Company shall call the Stockholders' Meeting to be held as soon as reasonably practicable after the effective date of the Registration Statement for the purpose of voting upon this Agreement and the Merger. In connection with the Stockholders' Meeting, (a) Purchaser and the Company shall jointly prepare the Proxy Statement as part of the Registration Statement, and the Company shall mail the Proxy Statement to its stockholders, on a date mutually acceptable to the parties hereto (the "Mailing Date"); (b) the Board of Directors of the Company shall, subject to the exercise of its fiduciary duties, unanimously recommend to its stockholders the adoption of this Agreement, and (c) the Board of Directors of the Company shall otherwise use its best efforts to the extent consistent with its fiduciary duty to obtain such stockholder approval.

         5.9 Notice. At all times prior to the Effective Time, each party shall give prompt notice to the other of the occurrence or its knowledge of any event or condition that would cause any of its representations or warranties set forth in this Agreement not to be true and correct in all material respects as of the date of this Agreement or as of the Effective Time, or any of its obligations set forth in this Agreement required to be performed at or prior to the Effective Time not to be performed in all material respects at or prior to the Effective Time, including without limitation, any event, condition, change or occurrence which individually, or in the aggregate with any other events, conditions or changes that have occurred after the date hereof, so far as reasonably can be foreseen at the time of the occurrence, or thereafter, is reasonably likely to have a Company Material Adverse Effect or a Purchaser Material Adverse Effect, as the case may be. After receipt of any such notice disclosing a material breach, the nondisclosing party may, within five (5) business days thereof, notify the disclosing party of its intent to terminate this Agreement pursuant to Section 7.1(d); provided, however, that the disclosing party shall have the right to cure such breach within thirty (30) days thereof but no later than the Effective Time. In the event the nondisclosing party fails to notify the disclosing party of its intent to terminate within five (5) business days after receipt of any notice hereunder, the nondisclosing party shall be deemed to have waived its right of termination as to any such breach arising out of or with respect to the events, conditions, change or occurrence described in such notice; provided, however, that any particular breach that is deemed to have been waived by the nondisclosing party may thereafter be considered by the nondisclosing party in determining the aggregate contribution of all events, conditions, changes and occurrences described by the disclosing party pursuant to this Section 5.9 toward the occurrence of a material breach by the disclosing party.

         5.10 Press Releases. Purchaser and the Company shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law, or with respect to employee meetings, neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other, which consent shall not be unreasonably withheld. The Company shall obtain the prior consent of Purchaser to the content of any communication to its stockholders which consent shall not be unreasonably withheld or delayed.

         5.11 Delivery of Supplements to Disclosure Schedules. Five (5) business days prior to the Effective Time, the Company will supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in the Company Disclosure Schedule or in any representation and warranty made by the disclosing party which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Company contained in Article III hereof and in order to determine the fulfillment of the conditions set forth in Article VI hereof as of the Effective Time, the Company Disclosure Schedule shall be deemed to include only the information contained therein on the date hereof and any information previously disclosed by the Company pursuant to Section 5.9 as to which Purchaser is deemed to have waived its right of termination; provided, however, that delivery of such supplements containing information which causes any representation or warranty of the Company to be false or materially misleading will not cure any breach hereunder of such representations or warranties.

         5.12 Tax Opinion. Purchaser shall obtain a written opinion ("Tax Opinion") of Vedder, Price, Kaufman & Kammholz, P.C. addressed to Purchaser, dated the Closing Date, subject to customary representations to be made by Purchaser and the Company relating to the Merger and the Bank Merger and assumptions referred to therein, and substantially to the effect that (a) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and Purchaser and the Company will each be a party to such reorganization; (b) the exchange in the Merger of Purchaser Common Stock and cash for Company Common Stock will not give rise to the recognition of any income, gain or loss to Purchaser, the Company, or the stockholders of the Company with respect to such exchange except, with respect to the stockholders of the Company, to the extent of any Cash Consideration received in the Merger and any cash received in lieu of fractional shares; (c) the adjusted tax basis of the Purchaser Common Stock received by Company stockholders in the Merger will equal the adjusted tax basis of the Company Common Stock exchanged therefor decreased by the amount of money received in the exchange and increased by the amount of gain recognized in the exchange; (d) the holding period of the Purchaser Common Stock received in the Merger will include the period during which the shares of Company Common Stock surrendered in exchange therefor were held, provided such shares of Company Common Stock were held as a capital asset at the Effective Time; (e) the adjusted tax basis of the assets of the Company in the hands of Purchaser will be the same as the adjusted tax basis of such assets in the hands of the Company immediately prior to the exchange; and (f) the holding period of the assets of the Company transferred to Purchaser will include the period during which such assets were held by the Company prior to the exchange.

         5.13 Tax Treatment. Neither the Company, the Company Subsidiaries, Purchaser, the Purchaser Subsidiaries, nor any of their affiliates, shall voluntarily take any action which would cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code. In addition, Purchaser and the Company agree to take any and all necessary or advisable steps to restructure or modify the terms of the transaction contemplated hereby, if such steps are necessary or advisable to qualify the transaction contemplated hereby as a tax-free reorganization under Section 368(a) of the Code; provided, however, nothing contained in this Section 5.13 shall be deemed to require Purchaser to take any steps which will alter the Merger Consideration provided for in Section 1.5.

         5.14 Resolution of Company Benefit Plans. The Company and Purchaser shall cooperate in effecting the following treatment of the Company Benefit Plans, except as mutually agreed upon by Purchaser and the Company prior to the Effective Time:

         (a) At the Effective Time, Purchaser (or a Purchaser Subsidiary) shall be substituted for the Company as the sponsoring employer under those Company Benefit Plans with respect to which the Company or the Bank is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in the Company or the Bank with respect to each such plan. Except as otherwise provided herein, each such plan and any Company Benefit Plan sponsored by the Company or the Bank shall be continued in effect by Purchaser or any applicable Purchaser Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Merger, subject to the power reserved to Purchaser or any applicable Purchaser Subsidiary under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall comply with applicable law. The Company, the Bank and Purchaser will use all reasonable efforts (i) to effect said substitutions and assumptions, and take such other actions contemplated under this Agreement, and (ii) to amend such plans as to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.

         (b) Except as contemplated in any Letter of Understanding discussed below, at or as promptly as practicable after the Effective Time, as Purchaser shall reasonably determine, Purchaser shall provide, or cause any Purchaser Subsidiary to provide, to each employee of the Company and the Bank as of the Effective Time ("Company Employees") the opportunity to participate in each employee benefit plan and program maintained by Purchaser or the Purchaser Subsidiaries for similarly situated employees (the "Purchaser Benefit Plans"); provided, however, that with respect to such Purchaser Benefit Plans, Company Employees shall be given credit for service with the Company or the Bank in determining eligibility for and vesting in benefits thereunder, but not for purposes of benefit accrual; provided, further that Company Employees shall not be subject to any waiting periods or pre-existing condition exclusions under the Purchaser Benefit Plans to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the Company Benefit Plans; provided, further, that to the extent that the initial period of coverage for Company Employees under any Purchaser Benefit Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Company Employees shall be given credit under the applicable Purchaser Benefit Plans for any deductibles and co-insurance payments made by such Company Employees under the Company Benefit Plans during the balance of such 12-month period of coverage. Nothing in the preceding sentence shall obligate Purchaser to provide or cause to be provided any benefits duplicative of those provided under any Company Benefit Plan continued pursuant to subparagraph (a) above, including, but not limited to, extending participation in any Purchaser Benefit Plan which is an "employee pension benefit plan" under ERISA with respect to any year during which allocations are made to Company Employees under the Company ESOP or the Company 401(k) Plan. Except as otherwise provided in this Agreement, the power of Purchaser or any Purchaser Subsidiary to amend or terminate any benefit plan or program, including any Company Benefit Plan, shall not be altered or affected. Moreover, this Agreement shall not confer upon any Company Employee any rights or remedies hereunder and shall not constitute a contract of employment or create the rights, to be retained or otherwise, in employment with Purchaser or any Purchaser Subsidiary.

         (c) Concurrently with or immediately after the execution of this Agreement, the Company shall use its best efforts to obtain from each officer of the Company who is a party to an employment agreement, change in control agreement, supplemental executive retirement agreement or plan with the Company or the Bank a Letter of Understanding with the Company and the Bank substantially in the form heretofore provided (the "Letters of Understanding"), addressing certain matters pertaining to such executive's employment agreement, change in control agreement, supplemental executive retirement agreement or plan and benefits payable thereunder, and where applicable, such executive's employment after the Effective Time.

         (d) Notwithstanding anything in this Agreement to the contrary, all retention, severance, covenant not to compete, termination payments, acceleration of benefit vesting, and other compensation paid by the Company or the Bank, or as provided for in this Agreement, any Letter of Understanding, any Company Benefit Plan or otherwise, including, but not limited to, any Change in Control Benefit, shall not violate any prohibitions which are imposed by any Governmental Authorities, or which any Governmental Authorities otherwise deem to constitute unsafe and unsound banking practices or unreasonable compensation giving effect to any obligations of Purchaser or the Purchaser Subsidiary as provided herein or in any Letter of Understanding.

         (e) At the Effective Time, the ESOP shall have been amended to provide that no further contributions shall be made thereto, all accounts thereunder shall be fully vested and nonforfeitable and the Purchaser Common Stock issued upon the conversion of the Company Common Stock in the Merger shall become the qualifying employee security for purposes of the ESOP. On or as soon as is reasonably practicable after the Effective Time, the loan balance in the ESOP shall be paid in full by the ESOP (from the cash portion of the Merger Consideration relating to the unallocated ESOP shares, to the extent thereof, and thereafter from the stock portion of the Merger Consideration relating to the unallocated ESOP shares) and any remaining unallocated amounts shall be allocated as of the Effective Time to participants pro rata as earnings of the ESOP, based on the balances of participants' accounts immediately prior to such allocation. Purchaser shall cause the ESOP to be merged into Purchaser's employee stock ownership plan in compliance with Section 414(l) of the Code.

         (f) Prior to the Effective Time, the Company shall terminate its Employee Severance Compensation Plan as set forth in the letter agreement of even date herewith between Purchaser and the Company.

         (g) Purchaser and the Company agree to take certain other actions with respect to the Company Benefit Plans as set forth in the letter agreement of even date herewith between Purchaser and the Company.

         (h) At the Effective Time, each outstanding and unexercised Company Stock Option with respect to which the holder thereof has timely delivered a Conversion Agreement pursuant to Section 1.3(a)(i) hereof shall be assumed by Purchaser as provided in the Conversion Agreement.

         (i) Purchaser shall take all corporate action necessary to reserve for issuance at all times after the Effective Time a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of Company Stock Options assumed by Purchaser in accordance with Section 1.3(a)(i). Immediately following the Effective Time, Purchaser shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Purchaser Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of the registration statement (and maintain the current status of the prospectus contained therein) for so long as such options remain outstanding.

         5.15 Appointment to Purchaser Board of Directors. Purchaser shall, as of the Effective Time, cause Leo Flanagan to be appointed: (i) to the Board of Directors of the Surviving Corporation and (ii) the Board of Directors of Mid America; provided, however, that Mr. Flanagan shall qualify as an independent director of Purchaser under applicable Nasdaq rules.

         5.16 Advisory Board. Purchaser shall cause Mid America to create an advisory board (the "Advisory Board") to (a) assist in and advise with respect to integration of the operations of the Bank with and into those of Mid America, and (b) advise with respect to the operations of Mid America. Other than the director identified in Section 5.15 above, Mid America will invite all current members of the Board of Directors of the Company who are members of such Board of Directors as of the Effective Time to serve on the Advisory Board, each of whom shall be entitled to receive per meeting fees (without reimbursement for travel expenses) equal to the per meeting fee currently paid by Mid America to each of its directors, which amount is set forth on Schedule 5.16 to the Purchaser Disclosure Schedule; provided, that the Advisory Board shall meet at least quarterly, and may meet more frequently at the request of Purchaser. The Board of Directors of Purchaser shall review the Advisory Board function annually to consider its continuation.

         5.17 Environmental Investigation. (a) Purchaser may engage a mutually acceptable environmental consultant to conduct a preliminary ("Phase I") environmental assessment of each of the parcels of owned real estate used in the operation of the businesses of the Company, the Bank or any Company Subsidiary or Tax Subsidiary and any other real estate owned by the Company, the Bank or any Company Subsidiary or Tax Subsidiary. The fees and expenses of the consultant with respect to the Phase I assessments shall be paid by Purchaser or Mid America. The Company shall fully cooperate with Purchaser to provide the consultant reasonable access to the premises under assessment. The consultant shall complete and deliver the Phase I assessments not later than sixty (60) days after the date of this Agreement. If any environmental conditions are found or suspected or would tend to be indicated by the report of the consultant which may be contrary to the representations and warranties of the Company set forth herein, without regard to any knowledge qualifiers or exceptions that may be contained in the Company Disclosure Schedule, then the parties shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation, or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations.

         (b) Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments or any subsequent investigation phases that may be conducted, the parties shall mutually determine a course of action for further investigation and remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the report of the consultant. All post-Phase I investigations or assessments (the cost of which shall be paid by Purchaser), all work plans for any post-Phase I assessments or remediation and any removal or remediation actions that may be performed shall be satisfactory to Purchaser subject to the consent of the Company (such consent not to be unreasonably withheld). The Company shall act promptly to complete, at its cost, all work plans for any post-Phase I assessments or remediation and any removal or remediation actions. If the work plans or removal or remediation actions cost more than $500,000 (individually or in the aggregate) to complete, Purchaser and the Company agree that the cost of the work plans, removal and remediation actions shall be deducted from the cash portion of the aggregate Merger Consideration due under the Agreement and each component of the Merger Consideration, and the Cash Conversion Number and Stock Conversion Number, shall be adjusted proportionately.

         5.18 Title to Real Estate. As soon as practical after the date hereof, but in any event no later than thirty (30) days after the date hereof, the Company, at its own expense, shall obtain and deliver to Purchaser, with respect to all real estate owned or held pursuant to a ground lease by the Company, or any Company Subsidiary or Tax Subsidiary, either (i) an owner's preliminary report of title covering a date subsequent to the date hereof, issued by Chicago Title Insurance Company or such other title insurance company accepted by Purchaser (such acceptance not to be unreasonably withheld), showing fee simple title in the Company or such Company Subsidiary or Tax Subsidiary, in such real estate or the appropriate leasehold interest of the Company or such Company Subsidiary or Tax Subsidiary, subject only to (A) the standard exceptions to title customarily contained in a policy on ALTA 1970 Owner's Form B; (B) liens of current state and local property taxes which are not delinquent or subject to penalty; and (C) liens and encumbrances as disclosed on Schedule 3.25(a) to the Company Disclosure Schedule, and restrictions and conditions of record that do not materially adversely affect the value or use of such real estate, or (ii) a commitment by the title insurance company currently insuring Company or Company Subsidiary's or Tax Subsidiary's title to the real estate owned or held pursuant to a ground lease to provide an endorsement to the current title policies changing the name of the insured to Purchaser at Closing; provided, however, (a) such commitments and title policies are subject only to the matters set forth in this Section 5.18; and (b) the effective date of such endorsement shall be subsequent to or contemporaneous with the Effective Time.

         5.19 Cooperation. Subject to applicable law and regulation and after receipt of stockholder approval and all required regulatory approvals, the Company and the Company Subsidiaries shall at such times as are reasonably requested by Purchaser prior to Closing (i) consult and cooperate with Purchaser with respect to conforming the loan, classification, accrual and reserve policies of the Company and the Company Subsidiaries to those policies of Purchaser and the Purchaser Subsidiaries, and (ii) establish and take such accruals, reserves and changes to conform the loan, accrual and reserves policies of the Company and the Company Subsidiaries to the differing policies of Purchaser and the Purchaser Subsidiaries and to implement the same; provided, however, that the Company and the Company Subsidiaries shall not be required to take any such action that is not consistent with GAAP.

         5.20 Disclosure Controls. (a) Between the date of this Agreement and the Effective Time, the Company shall maintain disclosure controls and procedures that are effective to ensure that material information relating to the Company and the Company Subsidiaries is made known to the President and Chief Executive Officer and Chief Financial Officer of the Company to permit the Company to record, process, summarize and report financial data in a timely and accurate manner; (ii) such officers shall promptly disclose to the Company's auditors and audit committee any significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data, any material weaknesses identified in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls; and (iii) the Company shall take appropriate corrective actions to address any such significant deficiencies or material weaknesses identified in the internal controls.

         (b) Between the date of this Agreement and the Effective Time, Company shall, upon reasonable notice during normal business hours, permit Purchaser (a) to meet with the officers of the Company and any Company Subsidiary responsible for the financial statements of the Company and each Company Subsidiary and the internal control over financial reporting of the Company and each Company Subsidiary to discuss such matters as Purchaser may deem reasonably necessary or appropriate concerning Purchaser's obligations under Sections 302 and 906 of the Sarbanes-Oxley Act; and (b) to meet with officers of the Company and the Company Subsidiaries to discuss the integration of appropriate disclosure controls and procedures and internal control over financial reporting relating to the Company's and each Company Subsidiary's operations with the controls and procedures and internal control over financial reporting of Purchaser for purposes of assisting Purchaser in compliance with the applicable provisions of the Sarbanes-Oxley Act following the Effective Time. The Company shall, and shall cause its and each Company Subsidiary's respective employees and accountants to, fully cooperate with Purchaser in the preparation, documentation, review, testing and all other actions Purchaser deems reasonably necessary to satisfy the internal control certification requirements of Section 404 of the Sarbanes-Oxley Act.

                                      VI.

                                   CONDITIONS

         6.1 Conditions to the Obligations of the Parties. Notwithstanding any other provision of this Agreement, the obligations of Purchaser on the one hand, and the Company on the other hand, to consummate the Merger are subject to the following conditions precedent:

         (a) No preliminary or permanent injunction or other order by any Federal or state court which prevents the consummation of the Merger or the Bank Merger shall have been issued and shall remain in effect.

         (b) This Agreement shall have been duly adopted by the requisite vote of the stockholders of the Company at the Stockholders' Meeting.

         (c) Purchaser shall have received approvals of the Governmental Authorities to acquire the Company and to consummate the transactions contemplated hereby and all required waiting periods relating thereto shall have expired.

         (d) The Registration Statement shall have been declared effective under the Securities Act and no stop orders shall be in effect and no proceedings for such purpose shall be pending or threatened by the SEC.

         (e) Purchaser shall have received the Tax Opinion (as contemplated in Section 5.12 above).

         (f) The shares of Purchaser Common Stock which shall be issued to the stockholders of the Company upon consummation of the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

         6.2 Conditions to the Obligations of Purchaser. Notwithstanding any other provision of this Agreement, the obligations of Purchaser to consummate the Merger are subject to the following conditions precedent:

         (a) All of the representations and warranties made by the Company in this Agreement and in any documents or certificates provided by the Company (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct as of the Effective Time as though made at and as of the Effective Time, provided, however, that if any representation or warranty (other than the representations contained in Sections 3.1, 3.2, 3.3, 3.4(a), 3.4(b) and 3.4(d)) is not true or correct as of the Effective Time, the condition in this clause (ii) shall nonetheless be deemed satisfied unless the facts or circumstances causing any representation or warranty not to be true or correct, either individually or in the aggregate, and without giving effect to any materiality qualifier set forth in any such representation or warranty, have a Company Material Adverse Effect.

         (b) The Company shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

         (c) Except as specifically contemplated herein, there shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Federal or state government or governmental agency or instrumentality or court, which would prohibit Purchaser's ownership or operation of all or a material portion of the Company's business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified, or would compel Purchaser to dispose of or hold separate all or a material portion of the Company's business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified as a result of this Agreement, or which would render Purchaser or the Company unable to consummate the transactions contemplated by this Agreement.

         (d) To the extent any material lease, license, loan or financing agreement or other contract or agreement to which the Company or any Company Subsidiary, as the case may be, is a party requires the consent of, waiver from, or notice to, the other party thereto as a result of the transactions contemplated by this Agreement, such consent, waiver or notice shall have been obtained or given, including, but not limited to, the prior written consent with respect to all leases set forth on Schedule 3.25(b) of the Company Disclosure Schedule.

         (e) As of the Closing Date, there shall have been no Company Material Adverse Change from that which was represented and warranted on the date of this Agreement pursuant to this Agreement and the Company Disclosure Schedule provided on the date of this Agreement, it being understood that any updates provided pursuant to Section 5.11 hereof do not constitute a waiver or other consent to any such Company Material Adverse Change, except in accordance with
Section 5.9.

         (f) Purchaser shall have received a certificate signed by each of the Chairman, Chief Executive Officer and Chief Operating Officer of the Company, dated as of the Effective Time, certifying that based upon his knowledge, the conditions set forth in Sections 6.2(a), (b) and (e) hereto have been satisfied.

         (g) Neither the Company nor any Company Subsidiary shall be made a party to, or to the knowledge of the Company, threatened by, any actions, suits, proceedings, litigation or legal proceedings which, if adversely determined, would in the reasonable opinion of Purchaser, have or are likely to have a Company Material Adverse Effect, nor shall any director or officer or former director or officer of the Company or any Company Subsidiary be made a party to, or threatened by, any actions, suits, proceedings, litigation or legal proceedings relating to the performance or nonperformance of their legal or fiduciary duties as directors and officers of the Company or any Company Subsidiary which in the reasonable opinion of Purchaser is likely to have a Company Material Adverse Effect. No action, suit, proceeding or claim shall have been instituted, made or threatened by any person relating to the Merger or the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement which would make consummation of the Merger inadvisable in the reasonable opinion of Purchaser.

         (h) The Bank Merger Agreement shall have been duly authorized and approved by the Company and the Bank and the other terms and conditions of the Bank Merger Agreement shall have been satisfied so as to permit the Bank Merger to be consummated as contemplated thereby.

         (i) All action required to be taken by or on the part of the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and the stockholders of the Company, and Purchaser shall have received certified copies of the resolutions evidencing such authorization.

         (j) The Company shall have procured and delivered to Purchaser the resignations of each of the directors and executive officers of the Company and the Company Subsidiaries, effective as of the Effective Time, in form and substance reasonably acceptable to Purchaser.

         (k) Purchaser shall have received an opinion of Muldoon Murphy & Aguggia LLP, counsel for the Company, substantially in the form of Exhibit E hereto.

         (l) The Company shall have delivered to Purchaser applicable titles with respect to any and all real property owned by the Company or the Company Subsidiaries, pursuant to Section 5.18.

         6.3 Conditions to the Obligations of the Company. Notwithstanding any other provision of this Agreement, the obligations of Company to consummate the Merger are subject to the following conditions precedent:

         (a) All of the representations and warranties made by Purchaser in this Agreement and in any documents or certificates provided by Purchaser (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct as of the Effective Time as though made at and as of the Effective Time, provided, however, that if any representation or warranty (other than the representations contained in Sections 2.1(a), 2.1(b), 2.2 and 2.3) is not true or correct as of the Effective Time, the condition in this clause (ii) shall nonetheless be deemed satisfied unless the facts or circumstances causing any representation or warranty not to be true or correct, either individually or in the aggregate, and without giving effect to any materiality qualifier set forth in any such representation or warranty, have a Purchaser Material Adverse Effect.

         (b) Purchaser shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

         (c) As of the Closing Date, there shall have been no Purchaser Material Adverse Change from that which was represented and warranted on the date of this Agreement pursuant to this Agreement.

         (d) The Company shall have received a certificate signed by each of the Chairman, Chief Executive Officer and Chief Financial Officer of Purchaser, dated as of the Effective Time, that based upon such Chief Executive Officer's knowledge, the conditions set forth in Sections 6.3(a), (b) and (c) have been satisfied.

         (e) The Company shall have received an opinion from the General Counsel of Purchaser, substantially in the form of Exhibit F hereto.

         (f) All action required to be taken by or on the part of Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Purchaser, and Company shall have received certified copies of the resolutions evidencing such authorization.

                                      VII.

                         TERMINATION; AMENDMENT; WAIVER

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

         (a) By mutual written consent of the Board of Directors of Purchaser and the Board of Directors of the Company.

         (b) At any time prior to the Effective Time, by Purchaser or the Company if there shall have been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement is illegal, invalid or unenforceable (unless the enforcement thereof is waived by the affected party) or denying any regulatory application, the approval of which is a condition precedent to either party's obligations hereunder.

         (c) By either party at any time after the stockholders of the Company fail to approve this Agreement and the Merger in a vote taken at a meeting duly convened for that purpose; provided, however, the Company shall have no right to terminate pursuant to this Section 7.1(c) if the Company has taken any action, or failed to take any action, as applicable, as prescribed by Section 7.2(a)(i),
(ii) or (iii).

         (d) By Purchaser or the Company in the event of the material breach by the other party of any representation, warranty, covenant or agreement contained herein or in any schedule or document delivered pursuant hereto, which breach would result in the failure to satisfy the closing conditions set forth in
Section 6.2 hereof, in the case of Purchaser, or Section 6.3 hereof, in the case of the Company, except in each case, for any such breach which has been disclosed pursuant to Section 5.9 and waived by the non-disclosing party pursuant to Section 5.9 or cured by the disclosing party prior to the Effective Time and within the time period specified in Section 5.9.

         (e) By either party on or after March 31, 2006, in the event the Merger has not been consummated by such date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein).

         (f) By the Company, if (i) the Company has complied with the provisions of Section 4.3, (ii) any corporation, partnership, person, other entity or group, as defined in the Securities Exchange Act (other than Purchaser or any affiliate of Purchaser), shall have commenced, made or proposed an Acquisition Transaction, (iii) the Company's Board of Directors shall have determined, in its good faith judgment, after consultation with its independent financial advisors, that such offer is more favorable to the Company's stockholders than the Reorganization (as defined below), and (iv) the Company's Board of Directors shall have determined, in good faith, that if it failed to recommend such offer or accept such proposal then such failure would be determined to result in a breach of the directors' fiduciary duties (a "Superior Proposal"); provided, however, that the Company may not terminate this Agreement pursuant to this
Section 7.1(f) until the expiration of five (5) business days after written notice of any such offer or proposal referenced in this Section 7.1(f) has been delivered to Purchaser, together with a summary of the terms and conditions of any such offer or proposal (and including a copy thereof with all accompanying documentation, if in writing). After providing such notice, the Company shall provide a reasonable opportunity to Purchaser during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Merger on such adjusted terms.

         (g) By the Board of Directors of Purchaser if the Company has received a Superior Proposal, and the Board of Directors of the Company has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws, modifies or amends in any respect adverse to Purchaser its approval of this Agreement or the transactions contemplated hereby, or withdraws or fails to make a unanimous recommendation that stockholders of the Company vote in favor of the Merger, or modifies or qualifies such recommendation in a manner adverse to Purchaser, or the Board of Directors of the Company has resolved to do any of the foregoing.

         7.2 Termination Fee. (a) In consideration of the expenses and forgone opportunities of Purchaser, as a condition and inducement to Purchaser's willingness to enter into and perform this Agreement, provided that the Company has not validly terminated this Agreement pursuant to Section 7.1(d), the Company shall pay to Purchaser immediately upon demand a fee of $9,000,000 (the "Termination Fee") upon the earliest to occur of the following:

                  (i) Purchaser terminates this Agreement pursuant to Section 7.1(c) or (d) and (A) the Board of Directors of the Company (1) shall have withdrawn, modified or amended in any respect its approval or recommendation of this Agreement or the transactions contemplated hereby, (2) shall not at the appropriate time have unanimously recommended or shall have withdrawn, modified or amended in any respect its recommendation that its stockholders vote in favor of the adoption of this Agreement, or (3) shall not have included such recommendation in the Proxy Statement, or (B) the Board of Directors of the Company shall have resolved to do any of the foregoing; or

                  (ii) Purchaser terminates this Agreement pursuant to Section 7.1(g);

                  (iii) the Company shall have (A) terminated this Agreement pursuant to Section 7.1(f), (B) entered into an agreement with a party other than Purchaser or an affiliate of Purchaser providing for an Acquisition Transaction described in Section 4.3(b)(i) through (iv) prior to the termination date of this Agreement, or (C) terminated this Agreement pursuant to Section 7.1(c) and any action or inaction described in Section 7.2(a)(i)(A) or (B) shall have occurred; or

                  (iv) a tender or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced (other than by Purchaser or an affiliate thereof) and the Company's Board of Directors recommends that shareholders of the Company tender their shares in such tender offer or fails to recommend that shareholders reject such tender offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act.

         (b) In the event this Agreement is terminated prior to the Effective Time for any reason other than (i) mutual agreement of the parties pursuant to
Section 7.1(a), (ii) a valid termination by either party pursuant to Section 7.1(b), (iii) a valid termination by Company pursuant to Section 7.1(d), or (iv) a valid termination by Purchaser pursuant to Section 7.1(d) for a non-willfull breach, the Termination Fee, unless previously paid pursuant to Section 7.2(a), shall continue to be payable by the Company to Purchaser upon the consummation of any Acquisition Transaction that is entered into or announced during the 18-month period from and after the date hereof; provided, however, that if the termination is pursuant to Section 7.1(e), the Termination Fee shall be payable only if such Acquisition Transaction is with a party (or an affiliate of a party) that had delivered a written proposal for, or otherwise engaged in activities relating to, an Acquisition Transaction prior to the termination date of this Agreement.

         7.3 Expenses. Except as otherwise provided elsewhere herein, Purchaser and the Company shall each bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel. In the event one of the parties hereto files suit to enforce this Section 7.3 or a suit seeking to recover costs and expenses or damages for breach of this Agreement, the costs, fees, charges and expenses (including attorneys' fees and expenses) of the prevailing party in such litigation (and any related litigation) shall be borne by the losing party.

         7.4 Survival of Agreements. In the event of termination of this Agreement by either Purchaser or the Company as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, except that (i) the agreements contained in Sections 5.1(b), 5.10, 7.2 and 7.3 hereof shall survive the termination hereof; and (ii) a termination pursuant to Section 7.1(d) hereof shall not relieve a breaching party from any liability for any breach giving rise to such termination.

         7.5 Amendment. This Agreement may be amended by the parties hereto by action taken by their respective Boards of Directors at any time before or after approval hereof by the stockholders of the Company but, after such approval, no amendment shall be made which changes the form of consideration or adversely affects or decreases the value of the consideration to be received by the stockholders of the Company without the further approval of such stockholders or which in any other way adversely affects the rights of the stockholders of the Company without the further required approval of the stockholders so affected. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Purchaser and the Company may, without approval of their respective Boards of Directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof and thereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby.

         7.6 Waiver. Any term, provision or condition of this Agreement (other than requirements for stockholder approval and required approvals of the Governmental Authorities) may be waived in writing at any time by the party which is entitled to the benefits hereof. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same, except as provided in Section 5.9. No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement. No investigation, review or audit by Purchaser of the Company or the Company of Purchaser prior to or after the date hereof shall estop or prevent either party from exercising any right hereunder or be deemed to be a waiver of any such right.

                                     VIII.

                               GENERAL PROVISIONS

         8.1 Survival. All representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement (other than the agreements, covenants and obligations set forth herein which are contemplated to be performed after the Effective
Time) shall not survive the Effective Time, except as provided for in Section
7.4.

         8.2 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission or by registered or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed to be delivered on the date so delivered:

         (a)  if to Purchaser:     MAF Bancorp, Inc.
                                   55th Street & Holmes Avenue
                                   Clarendon Hills, Illinois 60514
                                   Attention: Jennifer R. Evans, Esq.
                                              Senior Vice President
                                              and General Counsel
                                   Telephone Number: (630) 325-7300
                                   Facsimile Number: (630) 325-0407

         copy to:                  Vedder, Price, Kaufman & Kammholz, P.C.
                                   222 North LaSalle Street, Suite 2600
                                   Chicago, Illinois 60601
                                   Attention: Thomas P. Desmond, Esq.
                                   Telephone Number: (312) 609-7500
                                   Facsimile Number: (312) 609-5005

         (b)  if to the Company:   EFC Bancorp, Inc.
                                   1695 Larkin Avenue
                                   Elgin, Illinois 60123
                                   Attention: Leo Flanagan
                                              Chairman of the Board
                                   Telephone Number: (847) 741-3900
                                   Facsimile Number: (847) 741-3902

         copy to:                  Muldoon Murphy & Aguggia LLP
                                   5101 Wisconsin Avenue, N.W.
                                   Washington, D.C. 20016
                                   Attention: Paul Aguggia, Esq.
                                   Telephone Number: (202) 362-0840
                                   Facsimile Number: (202) 966-9409

         8.3 Applicable Law. This Agreement shall be construed and interpreted in all respects, including validity, interpretation and effect, by the laws of the State of Delaware with respect to matters of corporate laws and, with respect to all other matters, by the laws of the State of Illinois, except to the extent that the Federal laws of the United States apply.

         8.4 Headings, Etc. The article headings and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.5 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

         8.6 Entire Agreement; Binding Effect; Nonassignment; Counterparts. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; and (b) is not intended to confer upon any other person any rights or remedies hereunder except as specifically provided herein. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party hereto. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         8.7 Definitions. In addition to the capitalized terms otherwise defined herein, as used in this Agreement, the following capitalized terms shall have the meanings provided in this Section 8.7:

         "business day" means any day that the New York Stock Exchange or Nasdaq are open for trading.

         "Company Disclosure Schedule" and "Purchaser Disclosure Schedule" shall mean and refer to all of the disclosures, agreements, lists, instruments and other documentation described or referred to in this Agreement as constituting a numbered schedule to the Company Disclosure Schedule and Purchaser Disclosure Schedule, respectively.

         "Company Material Adverse Change" shall mean any occurrence or change that results in a Company Material Adverse Effect, but excluding any effect or change attributable to or resulting from: (i) changes in economic conditions or financial market conditions affecting similarly situated savings banks and/or savings and loan holding companies; (ii) changes in laws, regulations, interpretations or laws or regulations, GAAP or regulatory accounting requirements applicable to savings banks and/or savings and loan holding companies; (iii) expenses or expenditures incurred in connection with the negotiation and execution of this Agreement and any cost incurred solely at the request of Purchaser other than in the usual course consistent with the Company's past practices; or (iv) an event or development specifically disclosed to Purchaser and waived pursuant to Section 5.9.

         "Company Material Adverse Effect" shall mean any effect that is or would reasonably be expected to be material and adverse to the financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or that would reasonably be expected to materially and adversely affect (i) the ability of the Company to consummate the transactions contemplated in this Agreement, including without limitation, the transactions resulting in the Merger or the Bank Merger (collectively, the "Reorganization"), or (ii) the ability of the

Company or the Company Subsidiaries to perform their material obligations (including timeliness) hereunder.

         "knowledge" shall mean (unless otherwise expressly provided herein), with respect to the Company and the Company Subsidiaries, information known to any member of the Boards of Directors of the Company or the Bank or any of the officers of the Company of the Bank set forth on Schedule 8.7 to the Company Disclosure Schedule, and, in the case of Purchaser and the Purchaser Subsidiaries, information known to any member of the board of directors of Purchaser or Mid America or any officer of Purchaser or Mid America set forth on
Schedule 8.7 to the Purchaser Disclosure Schedule, and, in each case, any facts of which any of them is aware.

         "Purchaser Material Adverse Change" shall mean any occurrence or change that results in a Purchase Material Adverse Effect, but excluding any effect or change attributable to or resulting from (i) changes in economic conditions or financial market conditions affecting similarly situated savings banks and/or savings and loan holding companies, and (ii) changes in laws, regulations, interpretations or laws or regulations, GAAP or regulatory accounting requirements applicable to savings banks and/or savings and loan holding companies.

         "Purchaser Material Adverse Effect" shall mean any effect that is or would reasonably be expected to be material and adverse to the financial condition or results of operations of Purchaser and the Purchaser Subsidiaries, taken as a whole, or that would reasonably be expected to materially and adversely affect (i) the ability of Purchaser to consummate the transactions contemplated in this Agreement, including without limitation, the Reorganization, or (ii) the ability of Purchaser or the Purchaser Subsidiaries to perform their material obligations (including timeliness) hereunder.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

                                       MAF BANCORP, INC.


                                        /s/ Allen H. Koranda
                                       -----------------------------------------
                                       By:  Allen H. Koranda
                                       Its: Chairman and Chief Executive Officer


                                       EFC BANCORP, INC.


                                        /s/ Leo Flanagan
                                       -----------------------------------------
                                       By:  Leo Flanagan
                                       Its: Chairman of the Board

                                                                       EXHIBIT D

                            FORM OF AFFILIATE LETTER
                            ------------------------

                                                                   June 29, 2005


MAF Bancorp, Inc.
55th Street & Holmes Avenue
Clarendon Hills, Illinois  60514

Ladies and Gentlemen:

         I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of EFC Bancorp, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations ("Rules and Regulations") of the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended ("Act"). Pursuant to the terms of the Agreement and Plan of Reorganization dated as of June 29, 2005 ("Merger Agreement"), by and between MAF Bancorp, Inc., a Delaware corporation ("Purchaser"), and the Company, pursuant to which the Company shall be merged with and into Purchaser (the "Merger") and the stockholders of the Company shall be entitled to receive cash and shares of common stock, par value $0.01 per share, of Purchaser ("Purchaser Common Stock") in exchange for shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock").

         As a result of the Merger, I may be entitled to receive shares of Purchaser Common Stock in exchange for shares owned by me of the Company Common Stock (or upon exercise of options to purchase shares or upon the exercise by me of rights under certain option plans of the Company that become exercisable upon the consummation of the Merger) (collectively, the "Purchaser Securities").

         I represent, warrant and covenant to Purchaser that in the event I receive any shares of Purchaser Securities as a result of the Merger:

         A. I shall not make any sale, transfer or other disposition of Purchaser Securities in violation of the Act or the Rules and Regulations.

         B. I have carefully read this Letter Agreement and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Purchaser Securities to the extent I felt necessary, with my counsel or counsel for the Company.

         C. I have been advised that the issuance of Purchaser Securities to me pursuant to the Merger shall be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because: (a) at the time the Merger shall be submitted for a vote of the stockholders of the Company, I may be deemed to be an affiliate of the Company; and (b) the distribution by me of Purchaser Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of Purchaser Securities issued to me in the Merger unless: (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145(d) promulgated by the Commission under the Act ("Rule 145(d)"); (ii) such sale, transfer or other disposition has been registered under the Act; or (iii) in the opinion of counsel reasonably acceptable to Purchaser, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

         D. I understand that, except as provided in the Merger Agreement, Purchaser is under no obligation to register the sale, transfer or other disposition of Purchaser Securities by me or on

MAF Bancorp, Inc.
June 29, 2005
Page 2

my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

         E. I also understand that stop transfer instructions will be given to Purchaser's transfer agents with respect to Purchaser Securities issued to me and that there will be placed on the certificates for Purchaser Securities issued to me, or any substitutions therefor, a legend stating in substance:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED JUNE 29, 2005 BETWEEN THE REGISTERED HOLDER HEREOF AND MAF BANCORP, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF MAF BANCORP, INC."

         F. I also understand that, unless the sale or transfer by me of Purchaser Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Purchaser reserves the right to put the following legend on the certificates issued to my transferee:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ACQUIRED IN A TRANSACTION THAT WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

         G. I hereby agree that at any meeting of the stockholders of the Company however called, and in any action by written consent to the stockholders of the Company, I (solely in my capacity as a stockholder) shall vote the Company Common Stock which I am entitled to vote: (a) in favor of the adoption of the Merger Agreement; (b) against any action or agreement which would result in a breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) against any action or agreement which would impede or interfere with the transactions contemplated by the Merger Agreement, including, but not limited to: (i) any change in the management or Board of Directors of the Company, except as otherwise consented to in writing by Purchaser; (ii) any change in the present capitalization or dividend policy of the Company; or (iii) any other material change in the Company's corporate structure or business.

         H. I agree (solely in my capacity as a stockholder) not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the Merger Agreement and the transactions contemplated thereby.

         I. I agree (solely in my capacity as a stockholder) to use my best efforts to cause the Merger and the other transactions contemplated by the Merger Agreement to be consummated.

         J. Prior to the meeting of the stockholders of the Company called for the purpose of approving the Merger Agreement, I will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined below) that would cause the total number of shares of Company Common Stock subject to the Liens to exceed the number shares in Section K below), or permit to be sold, assigned, transferred or otherwise disposed of, any shares of Company Common Stock owned of record or beneficially by me, whether such shares of Company Common Stock are owned of record or beneficially by me on the date of the Merger Agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, except: (i) for transfers by operation of law (in which case this Letter Agreement shall bind the transferee); (ii) for sales, assignments, transfers or other dispositions necessitated by hardship with the prior written consent of Purchaser; (iii) for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the IRC, lineal descendant or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this Letter Agreement; (iv) for transfers to the Company for the payment of taxes relating to the exercise of stock options or any disposition of shares acquired upon exercise of incentive stock options contemplated by the Letter of Understanding (as defined in the Merger Agreement), if any, I have entered into with the Company; or (v) as Purchaser may otherwise agree in writing.

         K. I represent that (i) I have the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Letter Agreement; (ii) this Letter Agreement constitutes a valid and binding agreement with respect to me, enforceable against me in accordance with its terms; and
(iii) I own the shares of Company Common Stock free and clear of any liens, claims, charges or other encumbrances and restrictions of any kind whatsoever ("Liens") except as noted below as of the date hereof, and have sole and unrestricted voting power with respect to such shares of Company Common Stock:


                           --------------------------

                           --------------------------

                           --------------------------

         L. It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth above shall be lifted forthwith upon the delivery by the undersigned to Purchaser of an opinion of counsel in form and substance reasonably satisfactory to Purchaser, or other evidence reasonably satisfactory to Purchaser, to the effect that a transfer of my shares of Purchaser Common Stock will not violate the Securities Act or any of the rules and regulations of the Commission thereunder. In addition, it is understood and agreed that the legend set forth in Paragraph E above shall be removed forthwith at my request from the certificate or certificates representing my shares of Purchaser Common Stock upon (i) expiration of the restrictive period set forth in Rule 145(d)(2), so long as Purchaser is then in compliance with Commission Rule 144(c), or the restrictive period set forth in Rule 145(d)(3) or (ii) if Purchaser shall have received an opinion of counsel in form and substance reasonably satisfactory to Purchaser, or other evidence satisfactory to Purchaser that a transfer of my shares of the Purchaser Common Stock represented by such certificate or certificates will be a sale made in conformity with the provisions of Rule 145(d), made pursuant to an effective registration statement under the Securities Act or made pursuant to an exemption from registration under the Securities Act.

         Execution of this Letter Agreement should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this Letter Agreement, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this Letter Agreement.

                                            Very truly yours,


                                            ------------------------------------
                                            Name:

Accepted and Agreed to                      Number of Shares of
this ___ day of                             Company Common Stock
June, 2005, by                                                  ----------------

MAF BANCORP, INC.



By:
   ------------------------------------
Name:
     ----------------------------------
Title:
      ---------------------------------

                                   APPENDIX B

[LOGO]
HOVDE
FINANCIAL LLC

                                            ______________, 2005

Board of Directors
EFC Bancorp, Inc.
1695 Larkin Avenue
Elgin, IL 60123

Dear Members of the Board:

         We understand that EFC Bancorp, Inc., a Delaware corporation (the "Company") and MAF Bancorp, Inc., a Delaware corporation, ("MAF"), are about to enter into an Agreement and Plan of Merger (the "Agreement"), to-be-dated on or about June 30, 2005, pursuant to which the Company will merge with and into a wholly owned subsidiary of MAF (the "Merger"). At the Effective Time, subject to the provisions of Section 1.5 of the Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 1.2(c) of the Agreement and Dissenting Shares) shall be converted at the election of the holder thereof in accordance with the procedures set forth in the Agreement, into either: (i) the right to receive in cash from Purchaser, without interest, an amount equal to the Cash Consideration, or (ii) the right to receive from Purchaser that number of shares of Purchaser Common Stock equal to the Exchange Ratio (the "Stock Consideration"), or (iii) the right to receive a mixture of cash and Purchaser Common Stock (the "Mixture Consideration"). The Cash Consideration, the Stock Consideration, and the Mixture Consideration are referred to herein as the "Merger Consideration."

         Capitalized terms not otherwise defined herein shall have the same meaning attributed to them in the Agreement.

         In connection with the Merger and the Agreement, you have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be paid to the shareholders of the Company.

         Hovde Financial LLC ("Hovde"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We

Board of Directors
June 30, 2005
Page 2 of 4

are familiar with the Company, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement.

         We were retained by the Company to act as its financial advisor in connection with the Merger. We will receive compensation from the Company in connection with our services, a significant portion of which is contingent upon consummation of the Merger. The Company has agreed to indemnify us for certain liabilities arising out of our engagement.

         During the course of our engagement and for the purposes of the opinion set forth herein, we have:

         (i)      reviewed the Agreement and all attachments thereto;

         (ii) reviewed certain historical publicly available business and financial information concerning the Company and MAF;

         (iii) reviewed certain internal financial statements and other financial and operating data concerning the Company;

         (iv) analyzed certain financial projections prepared by the management of the Company and consensus analyst estimates on MAF;

         (v) held discussions with members of the senior managements of the Company and MAF for the purpose of reviewing the future prospects of the Company and MAF, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings (the "Synergies") expected to be achieved as a result of the Merger;

         (vi) reviewed historical market prices and trading volumes for the Company and MAF;

         (vii) reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving thrifts and thrift holding companies that we considered relevant;

         (viii) evaluated the pro forma ownership of MAF's common stock by the Company's shareholders relative to the pro forma contribution of the Company's assets, liabilities, equity and earnings to the combined company;

         (ix) analyzed the pro forma impact of the Merger on the combined company's earnings per share, consolidated capitalization and financial ratios; and

Board of Directors
June 30, 2005
Page 3 of 4

         (x) performed such other analyses and considered such other factors as we have deemed appropriate.

         We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.

         In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by the Company and MAF and in the discussions with the managements of the Company and MAF. In that regard, we have assumed that the financial forecasts, including, without limitation, the Synergies and projections regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of the Company and MAF and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for the Company and MAF are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of the Company, MAF or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company, MAF or any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.

         We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to the Company, MAF and its subsidiaries. In rendering this opinion, MAF and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and we have further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on MAF or the surviving corporations that would have a material adverse effect on the surviving corporations or the contemplated benefits of the Merger. We have also assumed that no change in applicable law or regulation would occur that would cause a material adverse change in the prospects or operations of MAF or any of the surviving corporations after the Merger.

         Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

Board of Directors
June 30, 2005
Page 4 of 4

         We are not expressing any opinion herein as to the prices at which shares of Purchaser Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the Agreement at any meeting of holders of the Company Common Stock.

         This letter is solely for the information of the Board of Directors of the Company and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of the Company Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

         Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Agreement is fair, from a financial point of view, to the shareholders of the Company.

                                                Sincerely,



                                                HOVDE FINANCIAL LLC

                                   APPENDIX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW -

                                APPRAISAL RIGHTS

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 82, L. '01, eff. 7-1-01).

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law (the "DGCL") grants each corporation organized thereunder the powers to indemnify any individual made party or threatened to be made party to any threatened, pending or completed action, suit or proceeding because the individual is or was a director, officer, employee or agent of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred with respect to an action, suit or proceeding if the individual acted in good faith, and the individual reasonably believed:
(a) that the individual's conduct was in the corporation's best interests; (b) that the individual's conduct was at least not opposed to the corporation's best interests; and (c) in the case of any criminal proceeding, that the individual had no reasonable cause to believe the individual's conduct was unlawful. However, there will be limited or no indemnification for directors, officers, employees or agents adjudged to be liable to the corporation where such individuals are parties to any action by or in the right of the corporation.

         In accordance with the DGCL, Articles Tenth and Eleventh of the Registrant's Restated Certificate of Incorporation provide as follows:

         TENTH:

a. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

b. The right to indemnification conferred in Section A of this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so

                                    Part II - 1
         advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

c. If a claim under Section A or B of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and
         (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article, or otherwise shall be on the Corporation.

d. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

e. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

f. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

                                       Part II - 2

         ELEVENTH:

         A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

         The Registrant has purchased $40 million of insurance policies that insure the Registrant's directors and officers against liability which they may incur as a result of actions taken in such capacities. In addition, the Registrant maintains fiduciary liability coverage up to a limit of $5 million and bankers' professional liability up to a limit of $10 million.

ITEM 21. EXHIBITS

2 Agreement and Plan of Reorganization dated as of June 29, 2005, by and between MAF Bancorp, Inc. and EFC Bancorp, Inc. (included as Appendix A to the Proxy Statement/Prospectus).

3.1 Restated Certificate of Incorporation of MAF Bancorp, Inc. (incorporated by reference to Exhibit 3.1 to Registrant's Form 8-K filed with the Commission on December 22, 2000, File No. 0-18121).

3.2 Amended and Restated By-Laws of MAF Bancorp, Inc. (incorporated by reference to Exhibit 3(ii) to Registrant's Form 10-Q for the quarter ended September 30, 2003, File No. 0-18121).

5.1 Opinion of General Counsel of MAF Bancorp, Inc., regarding legality of the securities being registered.*

8.1 Opinion of Vedder, Price, Kaufman & Kammholz, P.C., regarding certain federal income tax matters.*

21.1 Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to Registrant's Form 10-K for the year ended December 31, 2004, File No. 0-18121).

23.1     Consent of KPMG LLP.*

23.2     Consent of KPMG LLP.*

23.3     Consent of Hovde Financial LLC.*

23.4 Consent of General Counsel of MAF Bancorp, Inc.(included in her opinion filed as Exhibit 5.1).

                                   Part II - 3

23.5 Consent of Vedder, Price, Kaufman & Kammholz, P.C. (included in its opinion filed as Exhibit 8.1).

24       Power of Attorney (included on the signature page).

99.1     Form of Proxy for EFC Bancorp, Inc.*

99.2     Form of Election and Letter of Transmittal*

------------------
*       Filed herewith.

ITEM 22. UNDERTAKINGS

         (a)      Pursuant to Item 512 of Regulation S-K:

                  (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  Part II - 4

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Clarendon Hills, State of Illinois, on this 19th day of September 19, 2005.

                                        MAF BANCORP, INC.


                                        By:  /s/ Allen H. Koranda
                                             -----------------------------------
                                             Allen H. Koranda
                                             Chairman of the Board and Chief
                                             Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each and any of Allen H. Koranda and Jerry A. Weberling his true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thi+ng requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                 NAME                                        TITLE                                DATE
----------------------------------------     ---------------------------------------       ------------------
       /s/ Allen H. Koranda                        Chairman of the Board and               September 19, 2005
---------------------------------------             Chief Executive Officer
           Allen H. Koranda                      (principal executive officer)

       /s/ Kenneth R. Koranda               President and Vice Chairman of the Board       September 19, 2005
---------------------------------------
          Kenneth R. Koranda

       /s/ Jerry A. Weberling                      Executive Vice President,               September 19, 2005
---------------------------------------       Chief Financial Officer and Director
          Jerry A. Weberling                     (principal financial officer)

        /s/ M. Christine Roberg               First Vice President and Controller          September 19, 2005
---------------------------------------          (principal accounting officer)
          M. Christine Roberg

      /s/ Robert J. Bowles, M.D.                            Director                       September 19, 2005
---------------------------------------
        Robert J. Bowles, M.D.

                                       S-1

                 NAME                                        TITLE                                DATE
----------------------------------------     ---------------------------------------       ------------------


         /s/ David C. Burba                                 Director                       September 19, 2005
---------------------------------------
            David C. Burba

          /s/ Terry A. Ekl                                  Director                       September 19, 2005
---------------------------------------
             Terry A. Ekl

        /s/ Harris W. Fawell                                Director                       September 19, 2005
---------------------------------------
           Harris W. Fawell

         /s/ Joe F. Hanauer                                 Director                       September 19, 2005
---------------------------------------
            Joe F. Hanauer

         /s/ Barbara L. Lamb                                Director                       September 19, 2005
---------------------------------------
            Barbara L. Lamb

         /s/ Thomas R. Perz                                 Director                       September 19, 2005
---------------------------------------
            Thomas R. Perz

      /s/ Raymond S. Stolarczyk                             Director                       September 19, 2005
---------------------------------------
         Raymond S. Stolarczyk

       /s/ F. William Trescott                              Director                       September 19, 2005
---------------------------------------
          F. William Trescott

          /s/ Lois B. Vasto                                 Director                       September 19, 2005
---------------------------------------
             Lois B. Vasto

          /s/ Andrew J. Zych                                Director                       September 19, 2005
---------------------------------------
            Andrew J. Zych

          /s/ Edward Mentzer                                Director                       September 19, 2005
---------------------------------------
            Edward Mentzer

                                  EXHIBIT INDEX

EXHIBITS

2 Agreement and Plan of Reorganization dated as of June 29, 2005, by and between MAF Bancorp, Inc., and EFC Bancorp, Inc. (included as Appendix A to the Proxy Statement/Prospectus).

3.1 Restated Certificate of Incorporation of MAF Bancorp, Inc. (incorporated by reference to Exhibit 3.1 to Registrant's Form 8-K filed with the Commission on December 22, 2000, File No. 0-18121).

3.2 Amended and Restated By-Laws of MAF Bancorp, Inc. (incorporated by reference to Exhibit 3(ii) to Registrant's Form 10-Q for the quarter ended September 30, 2003, File No. 0-18121).

5.1 Opinion of General Counsel of MAF Bancorp, Inc., regarding legality of the securities being registered.*

8.1 Opinion of Vedder, Price, Kaufman & Kammholz, P.C., regarding certain federal income tax matters.*

21.1 Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to Registrant's Form 10-K for the year ended December 31, 2004, File No. 0-18121).

23.1     Consent of KPMG LLP.*

23.2     Consent of KPMG LLP.*

23.3     Consent of Hovde Financial LLC.*

23.4 Consent of General Counsel of MAF Bancorp, Inc. (included in her opinion filed as Exhibit 5.1).

23.5 Consent of Vedder, Price, Kaufman & Kammholz, P.C. (included in its opinion filed as Exhibit 8.1).

24       Power of Attorney (included on the signature page).

99.1     Form of Proxy for EFC Bancorp, Inc.*

99.2     Form of Election and Letter of Transmittal.*

------------------
*       Filed herewith.